UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )
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SJW Corp.
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SJW CORP.
Notice of Annual Meeting of Shareholders
To Be Held On April 24, 2013
To Our Shareholders:
Notice is hereby given that the annual meeting of shareholders of SJW Corp. will be held on Wednesday, April 24, 2013 at 9:00 AM Pacific Time at the principal offices of SJW Corp., 110 W. Taylor Street, San Jose, California, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect eight directors to serve on the Board of Directors of SJW Corp.;

2.	To approve the Amended and Restated Executive Officer Short-Term Incentive Plan which was adopted by the Board of Directors of SJW Corp. on January 30, 2013;

3.	To approve the Amended and Restated Long-Term Incentive Plan which was adopted by the Board of Directors of SJW Corp. on January 30, 2013;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2013; and

5.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors has set the close of business on Monday, March 4, 2013 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.
You are cordially invited to attend the meeting in person. You may call our offices at (408) 918-7231 for directions to our principal offices in order to attend the meeting in person. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled "Voting Procedure" on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2013: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2012 ARE AVAILABLE AT http://www.rrdezproxy.com/2013/SJWCorp/.

BY ORDER OF THE BOARD OF DIRECTORS

W. Richard Roth
President, Chief Executive Officer and Chairman of the Board
San Jose, California
March 6, 2013

SJW CORP.
110 W. Taylor Street
San Jose, California 95110
Proxy Statement for the 2013 Annual Meeting of Shareholders
To Be Held on April 24, 2013
The enclosed proxy is solicited on behalf of the Board of Directors of SJW Corp., a California corporation ("SJW Corp." or the "Corporation"), for use at SJW Corp.'s annual meeting of shareholders to be held on April 24, 2013 at 9:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the principal offices of the Corporation, 110 W. Taylor Street in San Jose, California.
These proxy solicitation materials are being mailed on or about March 18, 2013 to all shareholders entitled to notice of, and to vote at, the annual meeting of shareholders. SJW Corp.'s 2012 Annual Report, which includes its Form 10-K for the year ended December 31, 2012, accompanies these proxy solicitation materials.
PURPOSE OF MEETING
The Board of Directors has called the annual meeting of shareholders for the following purposes:

1.	To elect eight directors to serve on the Board of Directors of SJW Corp.;

2.	To approve the Amended and Restated Executive Officer Short-Term Incentive Plan which was adopted by the Board of Directors of SJW Corp. on January 30, 2013;

3.	To approve the Amended and Restated Long-Term Incentive Plan which was adopted by the Board of Directors of SJW Corp. on January 30, 2013;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2013; and

5.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors asks for your proxy for each of the foregoing proposals.
VOTING RIGHTS AND SOLICITATION
Voting
Only shareholders of record on March 4, 2013, the record date, will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on March 4, 2013, there were 18,694,785 shares of common stock issued and outstanding.
Each share of common stock is entitled to one vote on each matter presented at the meeting, except in connection with the election of directors where shareholders are entitled to cumulate votes. When shareholders are entitled to cumulate votes, every shareholder, or his or her proxy, may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. Alternately, a shareholder may distribute his or her votes on the same principle among as many candidates as he or she thinks fit. For example, assume you have 100 shares. There are eight directors to be elected at the annual meeting so you have a total of 8 x 100 = 800 votes. You could give all 800 votes to one nominee, or 200 votes to each of four nominees, or 100 votes to each of eight nominees. No shareholder or proxy, however, shall be entitled to cumulate votes unless: (1) the candidate(s) has been placed in nomination prior to the voting; and (2) the shareholder has given written notice to the chairman at the meeting prior to any voting that the shareholder intends to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors seeks, by your proxy, the authority to cumulate votes among the directors listed in Proposal 1 in the manner determined by the proxy holder in his or her discretion in the event that any shareholder invokes cumulative voting. The eight nominees receiving the highest number of votes will be elected directors.

Quorum and Votes Required
A majority of the Corporation's outstanding shares of common stock must be present in person or represented by proxy at the annual meeting in order to constitute a quorum. Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business. If a broker or other nominee holds shares in its name on behalf of a shareholder, the broker or nominee is not permitted to vote those shares on Proposals 1, 2 and 3 in the absence of voting instructions from that shareholder.
In the election of directors, the eight director nominees receiving the highest number of affirmative votes will be elected (Proposal 1).
The approval of the Amended and Restated Executive Officer Short-Term Incentive Plan (Proposal 2) and the ratification of the appointment of the independent registered public accounting firm (Proposal 4) require for approval the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting, provided that such affirmative vote must also equal at least a majority of the shares required to constitute a quorum at the annual meeting. For purposes of Proposals 2 and 4, abstentions and broker non-votes will have the same effect as a vote against the proposals for purpose of determining whether the number of affirmative votes is equal to at least a majority of the shares required to constitute a quorum.
Approval of the Amended and Restated Long-Term Incentive Plan (Proposal 3) requires that the holders of more than 50 percent of the Corporation’s outstanding common stock cast a vote with respect to that proposal (whether voting for or against such proposal or abstaining) and that a majority of the votes so cast must be in favor of the Amended and Restated Long-Term Incentive Plan. For purpose of Proposal 3, broker non-votes can have the effect of preventing approval because they are not counted as votes cast or abstaining for purpose of determining whether the 50 percent threshold has been exceeded.

Voting Procedure
Shareholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 23, 2013. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal 1, FOR the approval of the Amended and Restated Executive Officer Short-Term Incentive Plan as described in Proposal 2, FOR the approval of the Amended and Restated Long-Term Incentive Plan as described in Proposal 3, and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 4, and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
You may revoke your proxy at any time before it is actually voted at the meeting by:

•	Delivering written notice of revocation to the Corporate Secretary at SJW Corp., 110 W. Taylor Street, San Jose, California 95110;

•	Submitting a later dated proxy; or

•	Attending the meeting and voting in person.
Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.
Proxy Solicitation Costs
The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Corporation may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by regular or first class mail and may also be made by telephone, telegraph, facsimile, or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Eight directors, which will constitute the entire Board of Directors following the annual meeting, are to be elected at the annual meeting, to hold office until the next annual meeting and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.
Unless individual shareholders specify otherwise, each returned proxy will be voted FOR the election of the eight nominees who are listed below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. All nominees are current directors of SJW Corp., San Jose Water Company, a wholly owned subsidiary, and SJW Land Company, another wholly owned subsidiary of SJW Corp. SJW Corp. intends to appoint all persons elected as directors of SJW Corp. at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term. It is anticipated that four of the individuals elected as directors of SJW Corp. at the annual meeting will also be appointed as directors of SJWTX, Inc. and five of the individuals elected as directors of SJW Corp. at the annual meeting will also be appointed as directors of Texas Water Alliance Limited, two wholly owned subsidiaries of SJW Corp., for a concurrent term.
In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, SJW Corp. is not aware of any nominee who is unable or will decline to serve as a director.
The following sets forth certain information concerning the nominees for directors of SJW Corp.:

Name	Age	Director Since		Position with the Corporation	Committee Membership
Katharine Armstrong	60	2009		Director	Executive Compensation Committee (Chair) Nominating & Governance Committee
Walter J. Bishop	61	2012		Director	Audit Committee
Mark L. Cali	47	1992		Director	Real Estate Committee (Chair) Executive Compensation Committee
Douglas R. King	70	2003		Director	Audit Committee (Chair) Executive Compensation Committee
Ronald B. Moskovitz	69	2010		Director	Audit Committee Executive Compensation Committee Real Estate Committee
George E. Moss	81	2009	(1)	Director	Nominating & Governance Committee
W. Richard Roth	60	1994		President, Chief Executive Officer and Chairman of the Board	Real Estate Committee
Robert A. Van Valer	63	2006		Director	Nominating & Governance Committee (Chair)
_______________

(1)	Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.

Business Experience of Nominees
Katharine Armstrong, President of Natural Resources Solutions ("NRS") since 2008 and President of Katharine Armstrong, Inc. ("KAI") since 2003. Ms. Armstrong founded NRS in 2008, an Austin, Texas based company that works in partnership with universities, agencies of state and federal government, stakeholder groups and others to identify and implement positive solutions to environmental challenges created by regulatory mandates. Ms. Armstrong founded KAI in 2003, an Austin, Texas based firm specializing in statewide and national projects involving public affairs and legislative, agency and grassroots projects. KAI's primary focus and efforts have been directed at solving complex environmental and natural resource issues at every level of the private, public and not-for-profit sectors. Ms. Armstrong also serves as a director of Uranium Energy Corp.
Walter J. Bishop, Principal in Walter Bishop Consulting, a firm dedicated to utility management, leadership development, and strategic and business planning since 2010. Mr. Bishop was the General Manager and acted as the Chief Executive Officer of the Contra Costa Water District (the "District") from September 1992 until 2010. The District serves 600,000 customers in Northern California's Contra Costa County. From 1983 until 1992, he worked for the East Bay Municipal Utility District in Northern California, including serving as its General Manager. Mr. Bishop has served as a Board Member, Chairman and Officer of numerous water industry organizations dedicated to water supply and utility management. Mr. Bishop is a registered civil engineer in the State of California, and holds a Bachelor of Science in Civil Engineering from Duke University and a Masters in Public Administration from Pepperdine University.
Mark L. Cali, Attorney at Law, a Court Attorney for the Superior Court of California, County of San Luis Obispo since 2006. Prior to becoming a Court Attorney, Mr. Cali was a principal with the firm Clark, Cali and Negranti LLP from 1996 until 2006. Mr. Cali holds a California Real Estate Broker's license. Mr. Cali is Director and Vice-President of Arioto-Cali Properties and Winchester Ranch, Inc. and a Managing Member of Cali-Arioto LLC.
Douglas R. King, Retired as an audit partner of Ernst & Young LLP in 2002. During his career, Mr. King was the audit partner on large, complex public registrants, he managed Ernst & Young's San Francisco office, and had regional managing responsibilities. He also serves as a director of Adaptive Spectrum & Signal Alignment, Inc., Westport Innovations Inc. and Silicon Graphics International Corp. He also served as a director of Marvell Technology Group, Ltd. from April 2004 until October 2007 and Fuel Systems Solutions, Inc. from April 2006 until July 2010. Mr. King is a Certified Public Accountant with a Masters Degree in Business Administration from the University of Arkansas.
Ronald B. Moskovitz, Counsel to Morgan, Lewis & Bockius LLP since October 2008. He was a partner at Morgan, Lewis & Bockius LLP from 2003 until October 2008. Prior to 2003, he was a long-time partner at Brobeck, Phleger & Harrison LLP, where at various times he was a member of its management committee and headed its Corporate Group and its Mergers and Acquisitions Group. Mr. Moskovitz's practice has emphasized on mergers, acquisitions and corporate finance. Mr. Moskovitz received his J.D., magna cum laude, from Harvard University in 1968, and his B.A., cum laude and Phi Beta Kappa, from Williams College in 1965.
George E. Moss, Chairman of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since May 2010 and Vice Chairman from 1990 to May 2010. Mr. Moss was formerly President of the Roscoe Moss Company until 1990. Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board of the Corporation, San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited. Mr. Roth was appointed Chief Executive Officer of SJW Corp. in 1999 and President in 1996. Prior to becoming President, he was Chief Financial Officer and Treasurer of the Corporation from 1990 to 1996 and Vice President from April 1992 until October 1996.
Robert A. Van Valer, President of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since 1990. Mr. Van Valer served as Vice President from 1984 until 1990 and previously managed domestic and international water well construction projects since joining Roscoe Moss Manufacturing Company in 1977.
No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with SJW Corp. and its subsidiaries are described above, no nominee is or has been employed by SJW Corp. or its subsidiaries during the past five years.

Experience, Qualifications, Attributes and Skills of Board Members
The biographies included above and the following table describe the particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each continuing director and nominee should serve as a director of SJW Corp. at this time, in light of its business and structure (in addition to any past experience on the Board of Directors of SJW Corp. and its subsidiaries):

Name	Particular Experience, Qualifications, Attributes or Skills
Katharine Armstrong
The principal experience, qualifications and skills that Ms. Armstrong brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, its administration of executive officer compensation programs through the Executive Compensation Committee, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Chairman of the Armstrong Center for Energy and the Environment, a Texas public policy foundation

	-	Former Chairman of the Texas Parks and Wildlife Commission, 2nd largest wildlife agency in the United States

	-	Extensive experience in a wide variety of natural resource regulatory policy, including water

	-	Member of the Board of Directors of the Texas Watershed Management Foundation

	-	Participated in the formulation of a Land and Water Resources Conservation Plan, a strategic plan mandated by the Texas Legislature

	-	President of Taking Care of Texas, a state-wide conservation initiative founded by Laura Bush, former First Lady of the United States

	-	Active in the State of Texas where the Corporation conducts business operations through its wholly owned subsidiary, SJWTX, Inc.

Walter J. Bishop
The principal experience, qualifications and skills that Mr. Bishop brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience leading and managing major water utilities in the United States with over one million customers

	-	Nationally recognized leader and engineer in the water and wastewater industry for over 38 years and received awards from numerous organizations for his commitment to water issues and policy

	-	Member of the American Water Works Association's ("AWWA") Board of Directors and Executive Committee and served on the Water Utility Council, International Council and Strategic Planning Committee

	-	Past Chair of the Water Research Foundation and member of the Board of Trustees for 12 years

	-	Two-term member of the National Drinking Water Advisory Council which is chartered by Congress to advise the U.S. Environmental Protection Agency on national drinking water policy

	-	Member of Aspen Institute expert panel on Water Infrastructure Sustainability

Name	Particular Experience, Qualifications, Attributes or Skills
Mark L. Cali
The principal experience, qualifications and skills that Mr. Cali brings to the Board of Directors contribute to the Board's direction, guidance and oversight of the Corporation's legal compliance and the execution of the Corporation's overall real estate strategy, including the potential acquisition or disposition of real property. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Licensed attorney with experience in civil litigation, and in real estate, insurance, and construction matters

	-	Licensed real estate broker with experience in commercial real estate

	-	Board member and Vice-President of Arioto-Cali Properties, a commercial real estate company

In addition, Mr. Cali has a meaningful economic interest in the Corporation through his beneficial ownership of approximately 1.7 percent of the outstanding shares of the Corporation's common stock.

Douglas R. King
The principal experience, qualifications and skills that Mr. King brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements and the Board's administration of executive officer compensation programs through the Executive Compensation Committee. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Accounting, finance and audit experience, including his experience at Ernst & Young, LLP from 1970 until 2002

	-	Serves as the Corporation's "audit committee financial expert" as defined in Securities and Exchange Commission rules

	-	Experience serving on the Board and Audit Committee of various publicly traded companies

	-	Experience in managing 400 employees at Ernst & Young, LLP from 1998 until 2002

Ronald B. Moskovitz
The experience, qualifications and skills that Mr. Moskovitz brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements, corporate governance and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience in corporate legal practice for over 40 years with major law firms in Northern California, including work in corporate finance, public company reporting and transactional work

	-	Experience on the Corporation's Audit Committee

	-	Familiarity with the business and affairs of the Corporation based on many years of legal representation prior to his retirement from active practice in 2008

	-	Law firm management experience

George E. Moss
The principal experience, qualifications and skills that Mr. Moss brings to the Board of Directors relate primarily to his long years of experience in the water industry that allow him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Over 58 years experience in ground water development, water well design, water treatment, and sustainability

Name	Particular Experience, Qualifications, Attributes or Skills

	-	Over 28 years experience in the water utility industry

	-	Experience and knowledge in executive compensation, mergers and acquisitions, and strategic initiatives

Mr. Moss has a substantial economic interest in the Corporation through his beneficial ownership of approximately 10.4 percent of the outstanding shares of the Corporation's common stock.

W. Richard Roth
The principal experience, qualifications and skills that Mr. Roth brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and the Corporation's execution of its overall strategy. Such experience, qualifications and skills may be summarized as follows:

	-	Current President, Chief Executive Officer and Chairman of the Board of the Corporation and has been an officer of the Corporation since 1990

	-	Former President of the National Association of Water Companies and Trustee of the Water Research Foundation

	-	Certified public accountant with over 10 years of experience with KPMG LLP, a registered public accounting firm

	-	Significant experience and knowledge in strategic initiatives, real estate, and corporate governance

Mr. Roth is also active in the San Jose community and contributes to the Board's goal of establishing significant relationships between the Corporation and the leaders of local communities.

Robert A. Van Valer
Mr. Van Valer has substantial experience in the water industry that allows him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-
Over 35 years of water industry experience, including water well construction, domestic and foreign, and manufacturing operations and management for water well casing and screen and water transmission pipe

	-	President since 1990 of Roscoe Moss Manufacturing Company, supplier to municipal, state and federal water projects and investor owned utilities in the western United States

	-	Participation in several industry non-profit and educational organizations and ground water associations
Independent Directors
The Board of Directors has affirmatively determined that each of its directors who served for part of the 2012 fiscal year, current directors and nominees, other than W. Richard Roth, SJW Corp.'s President and Chief Executive Officer, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.
In connection with its determination of independence of the Corporation's former Board member and Chairman Charles J. Toeniskoetter, the Board of Directors reviewed Mr. Toeniskoetter's relationship with the Corporation in terms of his association with 444 West Santa Clara Street, L.P. In 1999, SJW Land Company and TBI-444 West Santa Clara Street, L.P. ("TBI-444") formed 444 West Santa Clara Street, L.P., a California limited partnership (the "Partnership"). TBI-444 is the general partner with a 30 percent interest in the Partnership and SJW Land Company is a limited partner with a 70 percent interest in the Partnership. Mr. Toeniskoetter is a limited partner in TBI-444 with a 32.6 percent interest, and Toeniskoetter Development Inc. ("Toeniskoetter Development")

is the general partner with a 5 percent interest in TBI-444. Mr. Toeniskoetter is the Chairman and has an 85 percent interest in Toeniskoetter Development. The Board of Directors concluded that the relationship is not a material relationship and therefore did not preclude Mr. Toeniskoetter from being independent based on the following considerations. SJW Land Company's role in the Partnership is as a limited partner. SJW Land Company received its limited partnership interest in exchange for an in-kind contribution of raw land to the Partnership in connection with its formation in 1999. The Corporation's objective in forming the Partnership was to convert raw land into income producing commercial property through the skills of the principals of the general partner, including Mr. Toeniskoetter. The Corporation does not have operational control over the Partnership, is not subject to any recourse for the indebtedness of the Partnership, and is not liable for any other obligations of the Partnership. In addition, the cash distribution payments made by the Partnership to the general partner, TBI-444, an entity controlled by Mr. Toeniskoetter, are made solely out of the net income of the Partnership. Such payments were approximately in the amount of $75,600 in 2010, $52,500 in 2011, and $17,500 between January 1, 2012 until April 25, 2012 (the date until which Mr. Toeniskoetter served on the Board of Directors). In addition, Toeniskoetter Development manages the office building owned by the Partnership pursuant to a Management Agreement between the Partnership and Toeniskoetter Development. Under this Management Agreement, (i) the tenant in the office building paid $36,486 in 2010, $26,558 in 2011 and $6,625 between January 1, 2012 and April 25, 2012 of management fees to Toeniskoetter Development and (ii) the Partnership paid $119,797 to Toeniskoetter Development in 2010 in connection with the extension of the lease for the entire office building. Such amounts were not significant to Mr. Toeniskoetter's annual personal income.
In connection with the determination of independence for Robert A. Van Valer and George E. Moss, the Board of Directors considered the Corporation's relationship with Roscoe Moss Manufacturing Company, an intermittent supplier of the Corporation and its subsidiaries and of which Mr. Moss is Chairman of the Board and a significant shareholder and Mr. Van Valer is the President and a shareholder. Roscoe Moss Manufacturing Company sold well casing and screen for water wells with an aggregate price of approximately $392,945 in 2010, approximately $249,075 in 2011, and approximately $768,222 in 2012, to contractors for use in San Jose Water Company well replacement construction projects. The Board of Directors concluded that the Corporation's relationship with Roscoe Moss Manufacturing Company is not a material relationship and therefore would not impair the independence of Mr. Van Valer and Mr. Moss in light of the fact that the aggregate sales of Roscoe Moss Manufacturing Company to the Corporation and contractors for use in San Jose Water Company construction projects were less than one and a half percent of Roscoe Moss Manufacturing Company's gross revenues in 2010, 2011 and 2012, and Mr. Van Valer and Mr. Moss expect that direct and indirect purchases of products from Roscoe Moss Manufacturing Company will be less than one and a half percent of its revenue in future years.
In connection with the determination of independence for Walter J. Bishop, the Board of Directors considered his relationship with the Corporation. Mr. Bishop provided water supply development consulting services to San Jose Water Company, the Corporation's wholly owned subsidiary, and was paid approximately $21,708 for such services in 2011. The consultant agreement with Mr. Bishop was terminated effective December 30, 2011.
The Board of Directors has determined that the members of the Audit Committee and the members of the Executive Compensation Committee also meet the additional independence criteria promulgated by the New York Stock Exchange for audit committee membership and executive compensation committee membership, respectively.
Board Leadership Structure
Board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chair and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances.
The positions of Chairman and Chief Executive Officer are held by W. Richard Roth. The Board also appointed George E. Moss, an independent director, as the lead independent director of the Board. The Board of Directors believes that combining the Chair and Chief Executive Officer positions and having a lead independent director is the appropriate leadership structure for the Corporation at this time. Combining the Chair and Chief Executive Officer roles fosters clear accountability, centralization of authority, effective decision making, and alignment on corporate strategy and value creation. The Board believes that Mr. Roth is in an optimal position to identify and to lead Board discussions on important matters related to business operations. The Board believes this leadership structure is particularly appropriate for the Corporation at this time given Mr. Roth's long tenure with the Corporation, his many years of experience in managing the Corporation in the regulated water utility industry and his familiarity with the challenges and intricacies of such regulatory environment.
As the lead independent director, Mr. Moss assumes the following duties and responsibilities: (i) advise and consult with the Chair regarding the information provided to directors in connection with Board meetings, (ii) ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions or at separate meetings without management being present and preside at such executive sessions and meetings, (iii) serve as principal liaison between the independent directors and the Chair, (iv) chair the meetings of the Board when the Chair is not present, and (v) respond directly to shareholders and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group. The Board believes that this leadership structure provides strong, unified leadership of the Corporation while maintaining effective and independent oversight of management. Nevertheless, the Board will continue to consider from time to time whether the new leadership structure should be maintained or modified.
Board's Role in Risk Oversight
The Corporation has implemented an internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, including risks associated with the Corporation's regulatory environment and business operations and continuity, compliance requirements, its information technology and data storage and retrieval facilities, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation's compensation policies. Potential risks are reviewed and discussed by the Board of Directors on a regular basis. The Audit Committee, pursuant to its charter, oversees the risk assessment process and meets periodically with employees to discuss the identified risks and the measures taken to control, manage and mitigate those risks. On the basis of these meetings and discussions, the Chairman of the Audit Committee reports periodically to the full Board regarding the Committee's risk oversight function.
Board Committees
The Board of Directors has a standing Audit Committee, Executive Compensation Committee, Nominating & Governance Committee, and Real Estate Committee. The Board has the authority to form additional committees, and has done so from time to time, to address matters specifically identified by the Board.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation's compliance with legal and regulatory requirements, the Corporation's systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation's accounting and financial reporting processes generally. Messrs. King, Bishop and Moskovitz are the current Audit Committee members. The Board of Directors has determined that Mr. King is an "audit committee financial expert" as defined in Securities and Exchange Commission rules. Mr. King is independent, as independence for audit committee members is defined in the listing standards of the New York Stock Exchange. The Audit Committee held 10 meetings during fiscal year 2012. The Audit Committee charter may be found at the Corporation's website at www.sjwcorp.com.
Executive Compensation Committee
The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation's executive officers and other key employees, and administers all employee benefit plans, including the Corporation's Long-Term Incentive Plan, Executive Officer Short-Term Incentive Plan and any other equity incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is also authorized to approve the compensation payable to the Corporation's executive officers and other key employees, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers and other key employees, and approve severance packages with cash and/or equity components for the executive officers and other key employees. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.
The Executive Compensation Committee has engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm ("F.W. Cook"), to serve as the committee's independent compensation consultant. The role of such consultant, the nature and scope of its assignment and the material elements of the instructions or directions given to such consultant with respect to the performance of its duties are more fully set forth below in the section entitled "Compensation Discussion and Analysis." F.W. Cook only provided advice or recommendations on executive officer and director compensation matters in 2012. No additional services were provided by F.W. Cook or any affiliate to SJW Corp. or its subsidiaries in 2012.
Ms. Armstrong and Messrs. Cali, King and Moskovitz are the current members of the Executive Compensation Committee. The Executive Compensation Committee held five meetings during fiscal year 2012. The Executive Compensation Committee Charter may be found at the Corporation's website at www.sjwcorp.com.
Nominating & Governance Committee
The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation's corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Messrs. Moss and Van Valer and Ms. Armstrong are the Nominating & Governance Committee members. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2012. The Nominating & Governance Committee has a charter and Corporate Governance Policies, which may be found at the Corporation's website at www.sjwcorp.com.
On October 28, 2004, the Board of Directors approved the "Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors" (the "Policies and Procedures"). Such Policies and Procedures were amended effective October 26, 2006. The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider, and procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow, when executing its duty to recommend director nominees at the annual meeting of shareholders. The Policies and Procedures also specify steps a shareholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which can be found at the Corporation's website at www.sjwcorp.com.
The criteria address the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation's Board of Directors. In particular, the criteria address the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation's directors to possess in order to fill the Board, committee chairman and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation's goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board of Directors do take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set and other individual qualities and attributes that are likely to contribute to board heterogeneity. However, SJW Corp. does not have a formal or other established policy in which one or more diversity factors have been specifically identified for application as a matter of ordinary course in the director nominee process.

The steps a shareholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Corp., 110 W. Taylor Street, San Jose, California 95110, of a completed "Shareholder Recommendation of Candidate for Director" form which can be found at the Corporation's website at www.sjwcorp.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. Forms must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was mailed to shareholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, shareholders may nominate directly a person for election as a director at the annual meeting by following the procedures set out in the Corporation's By-Laws, as amended on July 28, 2010. Under the By-Laws, a nominating shareholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year's annual meeting. Such advance notice must include certain information and materials relating to the shareholder and the proposed nominee as prescribed under the By-Laws, including the name and qualification of the proposed nominee and other information typically required in a proxy statement filed under proxy rules of the Securities and Exchange Commission. For more information on the procedure and advance notice requirement for nominating a director, see Section 10.14 of the Corporation's By-Laws, a copy of which is attached as Exhibit 3.1 to a current report on Form 8-K filed on July 29, 2010.
Real Estate Committee
The Real Estate Committee is charged with the review of significant potential acquisitions or dispositions involving the real property interests of the Corporation and its subsidiaries and makes recommendations thereon to the Chief Executive Officer and the full Board. Messrs. Cali, Moskovitz and Roth are the members of the Real Estate Committee. The Real Estate Committee held four meetings during fiscal year 2012.
Communications with the Board
Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Corp., Attention: Corporate Secretary, 110 W. Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Lead Independent Director, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Corporation, including the President, as appropriate.
Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis by calling the Corporation's toll free hotline, 1-888-883-1499.
Code of Ethical Business Conduct
The Corporation has adopted a Code of Ethical Business Conduct (the "Code") that applies to the directors, officers and employees of the Corporation. A copy of the Code can be found at the Corporation's website at www.sjwcorp.com.
Board Meetings
During 2012, there were four regular meetings and one special meeting of the Board of Directors of SJW Corp. Each director attended or participated in 75 percent or more of the aggregate of (i) the total number of regular and special meetings of the Board of Directors of SJW Corp. and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2012 fiscal year. Mr. Toeniskoetter was chosen to preside at all executive sessions of non-management directors or independent directors until his cessation of Board service on April 25, 2012. George E. Moss was chosen to preside at all executive sessions of non-management directors or independent directors effective as of April 25, 2012.
Pursuant to the Corporation's Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the annual meetings of shareholders. All current members of the Board attended the 2012 annual meeting of the shareholders. Messrs. DiNapoli and Toeniskoetter and Secretary Mineta, members of the Board at that time, did not attend the meeting because they were not standing for re-relection.

Compensation of Directors
The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors of SJW Corp. for the 2012 fiscal year.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensa- tion Earnings (f)	All Other Compensa- tion ($) (g)	Total ($) (h)
Katharine Armstrong	$95,000	—	—	—	—	—	$95,000
Walter J. Bishop	$56,000						$56,000
Mark L. Cali	$86,500	—	—	—	—	—	$86,500
J. Philip DiNapoli	$29,500	—	—	—	—	—	$29,500
Douglas R. King	$108,500	—	—	—	—	—	$108,500
Norman Y. Mineta	$28,500	—	—	—	—	—	$28,500
Ronald B. Moskovitz	$86,500	—	—	—	—	—	$86,500
George E. Moss	—	—	—	—	—	—	—
Charles J. Toeniskoetter	$50,833	—	—	—	—	—	$50,833
Robert A. Van Valer	$89,000	—	—	—	—	—	$89,000
______________

(1)
Consists of the annual retainer and meeting fees for service as members of the Board of Directors of the Corporation, San Jose Water Company, SJW Land Company, SJWTX, Inc., and Texas Water Alliance Limited. The respective dollar amounts of these fees are set forth in the table below. For further information concerning such fees, see the sections below entitled "Director Annual Retainer" and "Director Meeting Fees." Mr. Moss waived his retainer and meetings fees for the 2012 fiscal year.

Name	2012 Retainer	2012 Meeting Fees	Total Annual Service Fees
Katharine Armstrong	$65,000	$30,000	$95,000
Walter J. Bishop	$41,000	$15,000	$56,000
Mark L. Cali	$60,000	$26,500	$86,500
J. Philip DiNapoli	$20,000	$9,500	$29,500
Douglas R. King	$60,000	$48,500	$108,500
Norman Y. Mineta	$20,000	$8,500	$28,500
Ronald B. Moskovitz	$60,000	$26,500	$86,500
George E. Moss	—	—	—
Charles J. Toeniskoetter	$38,333	$12,500	$50,833
Robert A. Van Valer	$65,000	$24,000	$89,000

(2)
No reportable stock awards were made to the non-employee directors during the 2012 fiscal year. However, as of December 31, 2012, the following non-employee directors held deferred stock awards covering the following number of shares of SJW Corp.'s common stock with dividend equivalent rights: Ms. Armstrong, 0 shares; Mr. Bishop, 0 shares; Mr. Cali, 23,375 shares; Mr. DiNapoli, 30,944 shares; Mr. King, 8,038 shares; Secretary Mineta, 0 shares; Mr. Moskovitz, 0 shares; Mr. Moss, 0 shares; Mr. Toeniskoetter, 23,375 shares; and Mr. Van Valer, 2,341 shares. Any deferred shares so held are attributable to the director's prior participation in certain deferred compensation programs implemented under the Corporation's Long-Term Incentive Plan. For further information concerning those programs, see the sections below entitled "Deferral Election Program for Non-Employee Board Members" and "Deferred Restricted Stock Program." The phantom dividends that accumulate on those deferred shares pursuant to the dividend equivalent rights are converted annually into additional deferred shares. For further information concerning such dividend equivalent rights, see the section below entitled "Dividend Equivalent Rights." Such dividend equivalent rights were factored into the original grant date fair value of the deferred shares determined for financial accounting purposes under FASB ASC Topic 718, and accordingly no amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the 2012 fiscal year as a result of those dividend equivalent rights. Those 2012 fiscal year phantom dividends were converted into the following additional deferred shares for the non-employee directors on January 2, 2013: Mr. Cali was credited with 702 shares; Mr. DiNapoli was credited with 743 shares; Mr. King was credited with 241 shares; Mr. Toeniskoetter was credited with 526 shares; and Mr. Van Valer was credited with 70 shares. At the time of such credit, the fair market value per share of the Corporation's common stock was $27.26.

(3)	No option awards were made to the non-employee directors during the 2012 fiscal year.

Director Annual Retainer
The following table sets forth the 2012 annual retainer fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Annual Retainer
SJW Corp.
Chair	$30,000
Other Board Members	$15,000
San Jose Water Company
Chair	$60,000
Other Board Members	$40,000
SJW Land Company
Chair	$20,000
Other Board Members	$5,000
SJWTX, Inc.
Chair	$5,000
Other Board Members	$5,000
Texas Water Alliance Limited
Board Members	$0

Director Meeting Fees
The following table sets forth the 2012 per meeting Board and Committee fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Per Meeting Fee
SJW Corp.
Chair	$1,000
Other Board Members	$1,000
SJW Corp. Committees
Audit Committee Chair (for attending audit committee meetings)	$3,000
Other Committee Chair (for attending their respective committee meetings)	$2,000
Other Board Members	$1,000
San Jose Water Company
Chair	$1,000
Other Board Members	$1,000
SJW Land Company
Chair	$500
Other Board Members	$500
SJWTX, Inc.
Chair	$2,500
Other Board Members	$500
Texas Water Alliance Limited
Board Members	$500

The meeting fees are the same for attending Board and Committee meetings held telephonically.
In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year, and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.
Non-employee directors may also receive fees determined on a case-by-case basis by SJW Corp.'s Executive Compensation Committee and ratified by the Board of Directors for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. or Texas Water Alliance Limited.
Mr. Moss elected not to receive any retainer or meeting fees for his service as a non-employee director during each fiscal year since 2008.
Deferral Election Program for Non-Employee Board Members
Pursuant to the Deferral Election Program, each non-employee member of the Corporation's Board of Directors has the opportunity to defer: (i) either 50 percent or 100 percent of his or her annual retainer fees for serving on the Corporation's Board and the Board of one or more subsidiaries; and (ii) 100 percent of his or her fees for attending pre-scheduled meetings of such Boards or any committees of such Boards on which he or she serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.
The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account that will be credited with a fixed rate of interest, compounded semi-annually, set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding. The non-employee Board members will vest in the portion of their account attributable to each Board or Board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that Board or Board committee during such calendar year. Distribution of the vested balance credited to each Board member's deferral election account will be made or commence on the 30th day following his or her cessation of Board service. The cash distribution will be made either in a lump sum or through a series of up to 10 annual installments in accordance with the payment election such Board member made.
Messrs. DiNapoli and King elected to defer all of their 2012 annual retainer fees and pre-scheduled 2012 meeting fees, and Mr. Cali elected to defer his 2012 annual retainer fees.
Deferred Restricted Stock Program
Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of SJW Corp. common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation's Long-Term Incentive Plan (the "LTIP").
The principal features of the Deferred Restricted Stock Program may be summarized as follows:
Each non-employee director who commenced Board service on or after April 29, 2003 was granted: (i) a deferred stock award on the first business day of January following his or her completion of at least six months of service as a Board member; and (ii) annual grants of deferred stock on the first business day of January in each succeeding calendar year through the close of the 2007 calendar year, provided he or she remained a non-employee member of the Board through such date. The number of shares of the Corporation's common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation's subsidiaries for the calendar year in which the grant is made by (ii) the fair market value per share of the Corporation's common stock on the grant date. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director's cessation of

Board service or other pre-specified date. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director at the time of his or her initial entry into the Deferred Stock Program or pursuant to the special payment election made available in 2007.
In addition, each non-employee director who commenced Board service prior to April 29, 2003 and participated in the Director Pension Plan was given the opportunity during the 2003 calendar year to elect to convert his or her accumulated benefit under that plan into a deferred stock award. The accumulated benefit of each director who made such an election was converted, on September 1, 2003, into a deferred stock award of comparable value based on the fair market value per share of the Corporation's common stock on such date. The award vested in 36 monthly installments over the director's period of continued Board service measured from the conversion date.
In accordance with the foregoing, Messrs. Cali, DiNapoli, Moss and Toeniskoetter elected to have their accumulated Director Pension Plan benefits converted into deferred stock pursuant to the Deferred Stock Program. As a result, Messrs. Cali, DiNapoli, Moss and Toeniskoetter each had $270,000 in Pension Plan benefits converted into a deferred stock award covering 19,014 shares of the Corporation's common stock.
Each deferred stock award contains dividend equivalent rights, as discussed below. Except for the additional deferred shares that result from those dividend equivalent rights, no further deferred shares are intended to be awarded to the non-employee directors under either the Deferral Election Program or the Deferred Restricted Stock Program.
Director Pension Plan
Mr. King continues to participate in the Director Pension Plan. Under such plan, Mr. King will receive, following his cessation of service as a director, a benefit equal to one half of the aggregate annual retainer for service on the Board of SJW Corp. and the Boards of San Jose Water Company and SJW Land Company as in effect at the time he ceases to be a director. This benefit will be paid to Mr. King, his beneficiary or his estate, for four years. These payments will be made with the same frequency as the ongoing retainers. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003 are not eligible to participate in the Director Pension Plan.
Dividend Equivalent Rights
Dividend Equivalent Rights ("DERs") are part of the outstanding deferred stock awards currently credited to the non-employee directors as a result of their pre-2008 participation in the Deferral Election and Deferred Restricted Stock Programs. Pursuant to those DERs, each non-employee director's deferred stock account under each program will be credited, each time a dividend is paid on the Corporation's common stock, with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to the deferred stock account, including shares previously credited to the account by reason of the DERs. As of the first business day in January each year, the cash dividend equivalent amounts so credited in the immediately preceding year will be converted into additional shares of deferred stock by dividing such cash amount by the average of the fair market value of the Corporation's common stock on each of the dates in the immediately preceding year on which dividends were paid. The additional shares of common stock that are credited based on such DERs will vest in the same manner as the deferred stock awards to which they are attributable.
Effective as of January 1, 2008, the Corporation imposed a limitation on the maximum number of years such DERs will continue to remain outstanding. Accordingly, the DERs will terminate with the dividends paid by the Corporation during the 2017 calendar year, with the last DER conversion into deferred stock to occur on the first business day in January 2018. As part of the DER phase-out, each non-employee Board member was given the opportunity to make a special election by December 31, 2007 to receive a distribution from his accounts under the two programs in either (i) a lump sum distribution in any calendar year within the 10-year period from 2009 to 2018 or (ii) an installment distribution over a five or 10-year period within that 10-year period. The amount distributable from each such account would be equal to the number of deferred shares credited to that account as of December 31, 2007 plus the number of additional deferred shares subsequently credited to that account by reason of the dividend equivalent rights existing on those deferred shares during the period prior to their distribution. No further DERs would be paid on the distributed shares, but those shares would be entitled to actual dividends as and when paid to the Corporation's shareholders. In the absence of such special payment election, the distribution of the non-

employee Board member's accounts will continue to be deferred until cessation of Board service. Only Mr. Cali made a special payment election and elected to receive his deferred accounts in five annual installments over the five calendar-year period beginning with the 2014 calendar year.
On January 2, 2013, the following current non-employee Board members were credited with additional shares of deferred stock pursuant to their DERs: Mr. Cali, 702 shares; Mr. King, 241 shares; and Mr. Van Valer, 70 shares.
Expense Reimbursement Policies
Under the Corporation's Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or committee meetings of SJW Corp. or its subsidiaries as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States. A copy of the Amended and Restated Director Compensation and Expense Reimbursement Policies is attached as Exhibit 10.1 to the Form 10-Q filed on November 6, 2009.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the election of the eight nominees listed on page 4.

PROPOSAL 2
APPROVAL OF THE AMENDED AND RESTATED EXECUTIVE OFFICER
SHORT-TERM INCENTIVE PLAN
On January 30, 2013, the Board of Directors unanimously adopted, subject to shareholder approval at the annual meeting, the January 2013 Amendment and Restatement of the Executive Officer Short-Term Incentive Plan (the “Incentive Plan”). Shareholder approval will allow bonuses paid under the Incentive Plan to continue to qualify as performance-based compensation that is not subject to the one million dollar ($1,000,000) per person limitation imposed under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) on the income tax deductibility of compensation paid to certain of the Corporation's executive officers.
Principal Changes Effected by Restatement
The Incentive Plan was initially adopted by the Board of Directors on January 30, 2008 and approved by the Corporation's shareholders at the 2008 annual meeting. If the January 2013 Amendment and Restatement ("January 2013 Restatement") is approved by the shareholders, it will effect the following changes to the terms of the January 30, 2008 version of the Incentive Plan previously approved by the shareholders:
i.Expand and re-confirm both the list of financial and non-financial performance criteria that may be utilized in the formulation of the specific performance goals for bonus entitlement under the Incentive Plan and the list of permissible adjustments that may be made to those criteria in assessing performance goal attainment;
ii.Expand the class of individuals eligible for participation in the Incentive Plan;
iii.Extend the maximum length of any performance period implemented under the Incentive Plan from 36 months to 60 months; and
iv.Increase the maximum dollar amount payable per participant for performance periods in excess of 36 months.
If approved by the shareholders, the January 2013 Restatement will be in effect for awards made under the Incentive Plan for performance periods beginning after the date of the annual meeting.
Summary of the Short-Term Incentive Plan as Restated
 The following is a summary of the principal features of the Incentive Plan, as amended and restated pursuant to the January 2013 Restatement. The summary, however, is not intended to be a complete description of all the terms of the January 2013 Restatement of the Incentive Plan and is qualified in its entirety by reference to the complete text of the January 2013 Restatement. A copy of the actual January 2013 Restatement of the Incentive Plan is attached as Appendix I to this Proxy Statement.
General
The purpose of the Incentive Plan is to provide the Corporation's executive officers and other key employees of the Corporation and its subsidiaries with the opportunity to earn incentive bonuses tied to the achievement of specific goals based on financial and/or non-financial performance criteria. Provided certain requirements are satisfied, the bonuses paid under the Incentive Plan should qualify as performance-based compensation not subject to the limitations on income tax deductibility imposed under Section 162(m). However, not all bonus programs implemented by the Corporation will be effected under the Incentive Plan, and the payments made under those particular programs will be subject to the deduction limitations imposed by Section 162(m).
Eligibility
Participation in the Incentive Plan will be limited to: (i) the Corporation's executive officers and (ii) other key employees of the Corporation or its subsidiaries. The plan administrator will have complete discretion in selecting the eligible individuals who are to participate in the Incentive Plan for one or more performance periods. As of January 31, 2013, four executive officers and approximately 18 other key employees would have been eligible to participate in the Incentive Plan. As of January 31, 2013, the Corporation's Chief Executive Officer has been the only eligible individual to have been selected for participation in the Incentive Plan for one or more performance periods.

Administration
The Incentive Plan will be administered by the Executive Compensation Committee (the “Committee”) of the Corporation's Board of Directors. Each member of the Committee will qualify as an “outside director” for purposes of Section 162(m). The Committee will have the authority to: (i) establish the duration of each performance period, (ii) select the eligible individuals who are to participate in the Incentive Plan for that performance period, (iii) determine the specific performance objectives for that performance period and set one or more designated levels of attainment for those objectives, (iv) establish the allowable adjustments (if any) to be applied in the determination of the level of performance goal attainment, and (v) set the bonus potential for each participant at each corresponding level of goal attainment. The Committee will also have the discretion to reduce the actual bonus payable to any participant below the bonus potential based on performance goal attainment for the applicable performance period. In its capacity as administrator, the Committee may adopt rules and regulations for the administration of the Incentive Plan and interpret any and all provisions of the Incentive Plan. All determinations of the Committee will be final and binding on all persons.
Performance Objectives
Under the Incentive Plan, participants will be eligible to receive cash bonuses based upon the attainment of the performance objectives established by the Committee for a designated performance period. Each performance period established by the Committee may range in duration from a minimum period of 12 months to a maximum period of 60 months. It is anticipated that the initial performance period under the January 2013 Restatement will be the 12-month period beginning January 1, 2014 and ending December 31, 2014.
For each performance period, the performance objectives may be based on one or more of the following financial and non-financial performance criteria: (i) pre-tax or after-tax earnings, profit or net income, (ii) revenue or revenue growth, (iii) earnings per share, (iv) return on assets, capital, shareholder equity or rate base, (v) total shareholder return, (vi) gross or net profit margin, (vii) cash flow, operating cash flow or free cash flow, (viii) approved rate increases, (ix) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation, (x) increases in customer base, (xi) operating income, net operating income or net operating income after recorded tax expense, (xii) operating profit, net operating profit or net operating profit after recorded tax expense, (xiii) operating margin, (xiv) cost reductions or other expense control objectives, (xv) market price of the Corporation's common stock, whether measured in absolute terms or in relationship to earnings or operating income, (xvi) compliance with applicable environmental requirements or applicable regulatory requirements, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) attainment of water industry objectives measured in terms of water quality, service, reliability and efficiency, (xxi) measures of customer satisfaction, (xxii) property purchases or sales, (xxiii) construction goals, (xxiv) plant utilization or capacity, (xxv) litigation or regulatory resolution goals, (xxvi) rate base objectives, (xxvii) credit rating, (xxviii) application approvals, (xxix) economic value added, (xxx) productivity goals, (xxxi) capital budget or capital expenditures, and (xxxii) objectives tied to capital growth.
Each performance objective may be based upon the attainment of specified levels of the Corporation's performance measured under one or more of the criteria described above, either in terms of the Corporation's performance or in relation to the performance of other entities, and may also be based on the performance of any of the Corporation's business units or divisions or any parent or subsidiary company. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable performance objective may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of the award will be earned and a maximum level of performance at which the award will be fully earned.
Allowable Adjustments
Each applicable performance objective may be structured at the time of the award to provide for appropriate adjustments or exclusions for one or more of the following items: (a) asset impairments or write-downs, (b) litigation and governmental investigation expenses, and amounts paid with respect to judgments, verdicts and settlements in connection therewith, (c) changes in tax law, accounting principles, California Public Utility Commission rules and regulations or any other such laws, regulations or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) costs and expenses incurred in connection with mergers and acquisitions, (f) any extraordinary or nonrecurring items, (g) bonus or incentive compensation costs and expenses associated with cash-based awards made under the Incentive Plan, the Corporation's Long-Term Incentive Plan, or other cash-paid bonus or incentive compensation plans or arrangements of the Corporation or any parent or subsidiary, (h) items of income, gain, loss or expense attributable to the operations of any business acquired by the Corporation or any parent or subsidiary company or of any joint venture in which the Corporation or any parent or subsidiary company participates, (i) items of income, gain, loss or expense attributable to one or more business operations divested by the Corporation or any parent or subsidiary company or the gain or loss realized upon the sale of any such business or the assets thereof, and (j) any corporate transaction, such as a merger, consolidation, separation or reorganization.
Establishment of Performance Objectives
The Committee will, within the first 90 days of each performance period or at any time prior thereto, establish the specific performance objectives for that period. In no event may a performance objective be established at a time when no substantial uncertainty exists as to its attainment. For each performance objective, the Committee may establish up to three potential levels of attainment: threshold, target and above-target levels of attainment. At the time the performance objectives for a particular period are established, the Committee will also set the bonus potential for each participant at each of the designated levels of performance. Alternatively, the Committee may establish a linear formula for determining the bonus potential at various points of performance goal attainment.
Actual Bonus Awards
The total bonus amount to be paid for each performance period will be determined by the Committee on the basis of the Corporation's actual performance relative to each of the performance objectives established for that period. Accordingly, each performance objective will be measured separately in terms of actual level of attainment and will be weighted, equally or in such other proportion as the Committee determines at the time the performance objectives are established, in determining the actual bonus payable to each participant. For example, if four performance objectives are established for a performance period and weighted equally, each of those objectives attained at target level will contribute an amount equal to 25 percent of the bonus payable at target level for that period, and each objective attained at the above-target level will contribute to the bonus payable to the participant for that period an amount equal to 25 percent of the above-target bonus amount payable at that level. However, no bonus amount will be payable with respect to any performance objective if the specified threshold level for that objective is not attained.
No bonuses will be paid until the Committee certifies the actual level of goal attainment for the performance period. If the actual level of goal attainment is between two of the designated performance levels, the applicable bonus amount will be interpolated on a straight-line basis. In no event will any participant receive a bonus in excess of the amount determined on the basis of the bonus potential established or interpolated for the particular level of goal attainment for the performance period. In addition, the Committee will have the discretion to reduce or eliminate the bonus that would otherwise be payable to one or more participants on the basis of the certified level of goal attainment.
Payment of Awards
The bonuses earned for each performance period will be paid in cash as soon as practicable following the determination and certification of the actual levels of goal attainment for the performance period. It is anticipated that the payment date will normally occur before the first business day of March of the calendar year immediately following the calendar year in which the performance period ends. However, one or more participants may elect to defer the receipt of their bonus payments until their separation from service or other designated date through a timely election made under San Jose Water Company's Special Deferral Election Plan.
Maximum Award
The maximum bonus payment that any one participant may receive under the Incentive Plan will be limited to one million dollars ($1,000,000) per each full or partial calendar year included in the applicable performance period, up to a maximum bonus of five million dollars ($5,000,000) for a maximum performance period of 60 months.

Prorated Awards
A participant will not be entitled to any bonus payment for a particular performance period if that participant's employment with the Corporation (or its parent or subsidiary companies) ceases for any reason prior to the end of that performance period. However, the following participants will receive a portion of the bonus to which they would otherwise have been entitled on the basis of actual performance goal attainment had they continued in the employ of the Corporation (or one of its parent or subsidiary companies) through the end of the applicable performance period:
(i)    Any participant who ceases employment due to death or disability,
(ii)    Any participant whose employment terminates under circumstances that would entitle such individual to a full or pro-rata bonus pursuant to the express terms of any agreement or arrangement to which that individual and the Corporation are parties, and
(iii)    Any participant whose employment terminates under special circumstances that warrant, in the Committee's sole discretion, a prorated bonus award under the Incentive Plan.
In no event will the bonus paid to any participant who ceases employment prior to the completion of the applicable performance period exceed the dollar amount determined by dividing: (i) the actual bonus to which that participant would have become entitled, on the basis of the level at which the performance objectives for that performance period are in fact attained, had he or she continued in employee status through the end of that performance period by (ii) a fraction the numerator of which is the number of days such individual remained in active employee status during that performance period and the denominator of which is the total number of days in such performance period; provided, however, that a participant may become entitled, pursuant to the terms of his or her pre-existing agreement or arrangement with the Corporation, to the full amount of the bonus earned for such performance period on the basis of the level at which the applicable performance objectives are in fact attained.
In no event will any pro-rated bonus payment be made if the applicable performance goals are not attained at threshold level or above.
Term of Restated Incentive Plan
The Incentive Plan as restated pursuant to the January 2013 Restatement will be in effect for the fiscal year beginning January 1, 2014 and for each year thereafter until terminated by the Committee. Prior to that effective date, the provisions of the Incentive Plan as originally approved by the stockholders at the 2008 annual meeting will continue in effect.
Other Bonus Programs
Bonus programs for one or more fiscal years or for individuals who are not selected for participation in the Incentive Plan for any such fiscal year may be implemented pursuant to programs other than the Incentive Plan. It is likely that the terms and conditions of any such programs will vary from the terms and conditions of the Incentive Plan, and the bonuses payable under those programs will not qualify as performance-based compensation for Section 162(m) purposes.
Amendment and Termination
The Committee may amend, suspend or terminate the Incentive Plan at any time, provided such action does not adversely affect the rights and interests of participants accrued to date under the Incentive Plan or otherwise impair their ability to earn bonus awards based on the performance objectives established by the Committee for the then current performance period. Any amendment or modification of the Incentive Plan will be subject to shareholder approval to the extent required under Section 162(m) of the Internal Revenue Code or any other applicable law or regulation.
Federal Income Tax Consequences
Under present federal income tax laws, participants in the Incentive Plan will recognize taxable income equal to the bonus payment that they receive under the Incentive Plan. Such taxable income will be recognized in the year the bonus payment is made to them. The Corporation will be entitled to an income tax deduction, equal to the amount of the taxable income recognized by the participants, for the taxable year for which the bonus under the Incentive Plan is earned, provided such payment is made within two and one-half months following the close of that year; otherwise, the deduction will be deferred to the taxable year of payment. The bonus payments under the Incentive Plan should qualify as performance-based compensation that is not subject to the one million dollar ($1,000,000) limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m). However, as mentioned above, the Corporation may implement one or more bonus programs outside of the Incentive Plan that will not qualify as performance-based compensation under Section 162(m).
Plan Benefits
New Plan Benefits
No awards will be made, and no performance period will commence, under the January 2013 Restatement of the Incentive Plan prior to the January 1, 2014 start of the Corporation's 2014 fiscal year.
Current Plan Benefits
For the 2013 fiscal year ending December 31, 2013, only the Corporation's Chief Executive Officer has been selected for participation in the Incentive Plan. The bonus amount which the Chief Executive Officer may earn for the 2013 fiscal year will be dependent upon the level at which the Corporation attains the applicable performance goals for that year. At threshold level of goal attainment, the Chief Executive Officer's bonus potential has been set at $81,250 (12.5 percent of fiscal year 2013 base salary); for target level attainment, the bonus potential is $162,500 (25 percent of fiscal year 2013 base salary); and at above-target level attainment, the applicable bonus potential is $243,750 (37.5 percent of fiscal year 2013 base salary). The actual bonus amount will accordingly vary from 0 to 150 percent of the target bonus amount based on the level at which the various performance goals are in fact attained.
The Corporation's performance goals for the 2013 fiscal year are based on the following performance criteria: (i) return on equity, (ii) compliance with certain specified water quality and environmental requirements, and (iii) attainment of water industry objectives measured in terms of service, reliability and efficiency.
Because such bonus award was not made under the January 2013 Restatement but pursuant to the original terms of the Incentive Plan approved by the shareholders at the 2008 annual meeting, any bonus payment made pursuant to such award is not subject to shareholder approval of the January 2013 Restatement at the annual meeting.
Required Vote
Approval of the January 2013 Restatement of the Incentive Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting, provided such affirmative vote is also equal to at least a majority of the shares required to constitute a quorum. For the effects of abstentions and broker non-votes on this Proposal see, “Voting Rights and Solicitation - Quorum and Votes Required” on page 2 of this proxy statement.
Should such shareholder approval not be obtained, then the January 2013 Restatement of the Incentive Plan will not be implemented, and no further performance periods will commence under the Incentive Plan after the date of the annual meeting. The Corporation will consider other alternatives for providing incentive compensation to the Corporation's Chief Executive Officer and other executive officers who are eligible for participation in the Incentive Plan.
Recommendation of the Board of Directors
The Board of Directors believes that Proposal No. 2 is in the best interests of the Corporation and in the best interests of the shareholders and unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

PROPOSAL 3
APPROVAL OF THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
The shareholders are being asked to vote on a proposal to approve the amendment and restatement of the Corporation's Long-Term Incentive Plan (the “LTIP”) which was adopted by the Board of Directors on January 30, 2013. The LTIP was initially adopted by the Board on March 6, 2002 and approved by the Corporation's shareholders at the 2002 annual meeting. The LTIP was subsequently amended and restated by the Board on January 30, 2008 and approved by the Corporation's shareholders at the 2008 annual meeting.
The January 2013 Amendment and Restatement of the LTIP (the "January 2013 Restatement") will become effective upon shareholder approval at the annual meeting. All awards currently outstanding under the LTIP will continue to be governed by the existing terms and provisions of the applicable agreements evidencing those awards, and nothing in the January 2013 Restatement will affect or modify the existing terms and conditions of those awards.
Incentive compensation programs play a pivotal role in the Corporation's efforts to attract and retain key personnel essential to the Corporation's long-term growth and financial success. For that reason, the Corporation has structured the LTIP to provide flexibility in designing cash and equity incentive programs so as to provide a broad array of equity incentives, such as stock options, restricted stock, restricted stock units and performance shares, and cash incentive programs, such as cash-settled performance bonus awards, for purposes of attracting and retaining the services of key individuals. The January 2013 Restatement will continue to provide the Corporation with the needed flexibility to implement competitive incentive compensation programs for its key employees and non-employee Board members.
Principal Changes Effected by Restatement
The January 2013 Restatement does not increase the reserve of common stock under the LTIP that was previously approved by the shareholders at the 2008 annual meeting. However, the January 2013 Restatement will, subject to shareholder approval at the annual meeting, effect the following changes to the January 30, 2008 restatement of the LTIP previously approved by the shareholders:
(i)Expand and re-confirm both the list of financial and non-financial performance criteria that may be utilized in the formulation of the specific performance goals to which the vesting of performance-based awards under the LTIP may be tied and the list of permissible adjustments that may be made to those criteria in assessing performance goal attainment so that those awards, whether settled in shares of common stock or cash, may continue to qualify as performance-based compensation not subject to the one million dollar ($1,000,000) limitation on income tax deductibility per executive officer imposed under Section 162(m) of the Internal Revenue Code (the “Code”);
(ii)Clarify the treatment of performance-vesting awards in connection with a change in control transaction;
(iii)Impose a limitation on the maximum number of shares of common stock that may be issued under the LTIP pursuant to tax-favored incentive stock options;
(iv)Specify the minimum vesting requirements for awards made to the non-employee Board members; and
(v)Extend the term of the LTIP until April 23, 2023.
The principal terms and provisions of the LTIP as amended and restated pursuant to the January 2013 Restatement are summarized below. The summary, however, is not intended to be a complete description of all the terms of the January 2013 Restatement of the LTIP and is qualified in its entirety by reference to the complete text of the January 2013 Restatement. A copy of the actual January 2013 Restatement of the LTIP is attached as Appendix II to this Proxy Statement.

Incentive Programs
The LTIP as restated continues to be divided into three separate incentive compensation programs: (i) the stock option/stock appreciation rights program, (ii) the stock issuance program and (iii) the incentive bonus program. The principal features of each program are described below.
Administration
The Executive Compensation Committee of the Board of Directors (the "Committee") will have the exclusive authority to administer the three incentive programs with respect to awards made to the Corporation's executive officers and non-employee Board members and will also have the authority to make awards under those programs to all other eligible individuals. However, the Board of Directors may at any time appoint a secondary committee of two or more Board members to have separate but concurrent authority with the Committee to make awards under those programs to individuals other than executive officers and non-employee Board members, or the Board of Directors may itself administer the programs with respect to those individuals.
The Committee may make awards under the LTIP to any and all non-employee Board members upon such terms and conditions as the Committee deems appropriate in its sole discretion or pursuant to one or more formulaic programs which provide for the automatic grant of such awards in such amounts, at such times and subject to such terms as the Committee may designate in advance, in each instance subject to the express provisions and limitations of the LTIP. The Committee may also implement one or more programs which provide the non-employee Board members with the opportunity to elect to receive specific types of awards under the LTIP, either on a current or deferred basis, in lieu of retainer or meeting fees otherwise payable to them in cash for their service as non-employee Board members and/or as members of one or more Board committees (or for their service as members of the board of directors of any parent or subsidiary company or any committee of such board). However, all discretionary awards to non-employee Board members authorized by the Committee and all formulaic programs implemented by the Committee for such Board members will be subject to approval and ratification by a majority of the Board. Outstanding awards under the special incentive compensation programs previously established for the non-employee Board members under the LTIP will continue in full force and effect in accordance with their existing terms and conditions, and nothing in the January 2013 Restatement will affect or modify the existing terms and conditions of those awards.
The term “plan administrator,” as used in this summary, will mean the Executive Compensation Committee, the Board of Directors and any secondary committee of the Board, to the extent each such entity is acting within the scope of its administrative authority under the LTIP.
Eligibility
Officers and employees, as well as consultants and other independent advisors, in the Corporation's employ or service or in the employ or service of any parent or subsidiary company (whether now existing or subsequently established) will be eligible to participate in the three incentive programs under the LTIP. The non-employee members of the Corporation's Board of Directors or of the board of directors of any parent or subsidiary company (whether now existing or subsequently established) will also be eligible to participate in those three programs, including any formulaic plans established under one or more of those programs.
As of January 31, 2013, approximately 385 persons (including four executive officers) and seven non-employee Board members were eligible to participate in the three incentive programs.
Securities Subject to LTIP
1,800,000 shares of the Corporation's common stock have been reserved for issuance over the term of the LTIP. As of January 31, 2013, (i) 64,544 shares were subject to outstanding options under the LTIP, (ii) 274,918 shares were subject to outstanding stock awards under such plan, including restricted stock unit awards and deferred or restricted stock awards, and (iii) 1,173,004 shares remained unallocated and available for future award. The Committee estimates that the existing authorized share reserve under the LTIP should be sufficient to fund equity awards to the Corporation's officers and other key employees and the non-employee Board members for a period extending through the scheduled April 23, 2023 term of the LTIP, based on a projected annual burn rate under the LTIP of awards representing 0.21% of the currently outstanding shares of the Corporation's common stock.

The maximum number of shares of the Corporation's common stock that may be issued from such authorized share reserve pursuant to tax-favored incentive stock options granted under the LTIP after December 31, 2012 will be limited to 1,512,466 shares.
Awards made under the LTIP are subject to the following per-participant limitations in order to provide the plan administrator with the opportunity to structure one or more of those awards as performance-based compensation under Code Section 162(m):
(1)For awards denominated in shares of the Corporation's common stock (whether payable in such common stock, cash or a combination of both), no participant in the LTIP may receive awards (in the form of stock options, stock appreciation rights, restricted stock units, deferred or restricted stock, performance shares, stock bonuses or other stock-based awards) for more than 600,000 shares of common stock in the aggregate in any single calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Shareholder approval of this proposal will also constitute re-approval of that 600,000-share limitation for purposes of Code Section 162(m). Accordingly, such limitation will assure that any deductions to which the Corporation would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the LTIP will not be subject to the one million dollar ($1,000,000) limitation on the income tax deductibility of compensation paid per executive officer imposed under Code Section 162(m). In addition, one or more stock-based awards made under the stock issuance program may also qualify as performance-based compensation that is not subject to the Code Section 162(m) limitation, if the vesting of those awards is tied to the attainment of pre-established milestones based on one or more of the performance criteria discussed below in the summary description of that program.
(2)For awards denominated in dollars (whether payable in cash, shares of the Corporation's common stock, or both), no participant in the LTIP may receive awards with an aggregate dollar value in excess of one million dollars ($1,000,000) for each full or partial calendar year within the applicable performance measurement period (which may not exceed five calendar years). Shareholder approval of this proposal will also constitute approval of that one million dollar ($1,000,000) per year limitation for purposes of Code Section 162(m). Accordingly, such limitation will assure that any deductions to which the Corporation would otherwise be entitled upon the payment of cash bonuses or the cash settlement of performance units will not be subject to the one million dollar ($1,000,000) limitation on the income tax deductibility of compensation paid per executive officer imposed under Code Section 162(m), to the extent the vesting of those awards is tied to the attainment of pre-established milestones based on one or more of the performance criteria discussed below in the summary description of the stock issuance program.
In addition, the maximum number of shares for which awards may be made under the LTIP to any one non-employee Board member will be limited to 4,000 shares in the aggregate per calendar year, except that such limit will be increased to 10,000 shares for the year in which the non-employee Board member is first appointed or elected to the Board. Both limitations will be subject to adjustment for subsequent stock splits, stock dividends and similar transactions.
The shares of the Corporation's common stock issuable under the LTIP may be drawn from shares of authorized but unissued common stock or from shares of common stock that the Corporation acquires, including shares purchased on the open market or in private transactions.
Shares subject to outstanding awards under the LTIP that expire or otherwise terminate prior to the issuance of those shares will be available for subsequent issuance under the plan. Any unvested shares issued under the LTIP that are subsequently forfeited or that the Corporation repurchases, at a price not greater than the original issue price paid per share, pursuant to the Corporation's repurchase rights under the LTIP will be added back to the share reserve and will accordingly be available for subsequent issuance.
There are no net counting provisions in effect under the LTIP. Accordingly, the following share counting procedures will apply in determining the number of shares of common stock available from time to time for issuance under the LTIP:
(1)Should the exercise price of an option be paid in shares of the Corporation's common stock, then the number of shares reserved for issuance under the LTIP will be reduced by the gross number of shares for which that option is exercised, and not by the net number of new shares issued under the exercised option.

(2)Should shares of common stock otherwise issuable under the LTIP be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise, vesting or settlement of a plan award, then the number of shares of common stock available for issuance under the LTIP will be reduced by the full number of shares that were issuable under the award, and not by the number of shares actually issued after any such share withholding.
(3)Upon the exercise of any stock appreciation right granted under the LTIP, the share reserve will be reduced by the gross number of shares as to which such stock appreciation right is exercised, and not by the net number of shares actually issued upon such exercise.
Equity Incentive Programs
Stock Option/Stock Appreciation Rights Program
Under this program, eligible persons may be granted options to purchase shares of the Corporation's common stock or stock appreciation rights tied to the value of such common stock. The plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock appreciation rights, the time or times when those options or stock appreciation rights are to be granted, the time or times when the award is exercisable, the number of shares subject to each such grant, the vesting schedule, if any, to be in effect for the grant, the maximum term for which the granted option or stock appreciation right is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.
Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than the fair market value of the shares on the grant date. No granted option will have a term in excess of 10 years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by the Corporation, at the lower of the exercise price paid per share or the fair market value per share at the time of repurchase, if the optionee ceases service prior to vesting in those shares. In addition, one or more awards may be structured so that those awards will vest and become exercisable only after the achievement of pre-established corporate performance objectives.
The LTIP will allow the issuance of two types of stock appreciation rights under the discretionary grant program:
(1)Tandem stock appreciation rights granted in conjunction with stock options which provide the holders with the right to surrender the related option grant for an appreciation distribution from the Corporation in an amount equal to the excess of (i) the fair market value of the vested shares of the Corporation's common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.
(2)Stand-alone stock appreciation rights which allow the holders to exercise those rights as to a specific number of shares of the Corporation's common stock and receive in exchange an appreciation distribution from the Corporation in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per share of the Corporation's common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of 10 years.
The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may be paid in (i) cash, (ii) shares of the Corporation's common stock or (iii) a combination of cash and shares of common stock, as set forth in the applicable award agreement.
Upon cessation of service with the Corporation, the recipient of a vested stock option or stock appreciation right will have a limited period of time in which to exercise that vested right. The plan administrator will have complete discretion to extend the period following the award recipient's cessation of service during which his or her outstanding stock options or stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of those stock options or stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the award remains outstanding.

Repricing Prohibition
Except in connection with certain changes in the Corporation's capital structure as described in the "Changes in Capitalization" section below, the plan administrator may not implement any of the following repricing programs under the LTIP without obtaining shareholder approval: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of the Corporation's common stock for consideration payable in cash, equity securities of the Corporation or in the form of any other award under the LTIP, except in connection with a change in control transaction, or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.
Stock Issuance Program
Shares may be issued under the stock issuance program subject to performance or service vesting requirements established by the plan administrator. Shares may also be issued as a fully-vested bonus for past services without any cash outlay required of the recipient. Shares may also be issued under the program pursuant to restricted stock units which entitle the recipients to receive those shares upon the attainment of designated performance goals and/or the completion of a prescribed service period or upon the expiration of a designated deferral period following the vesting of those units, including (without limitation) a deferred distribution date following the termination of the recipient's service with the Corporation.
Performance shares may also be issued under the program in accordance with the following parameters:
(1)The vesting of the performance shares will be tied to the attainment of performance objectives over a specified performance period, all as established by the plan administrator at the time of the award.
(2)At the end of the performance period, the plan administrator will determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.
(3)The performance shares which so vest will be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the plan administrator at the time the performance shares are awarded or for the period selected by the participant in accordance with the applicable requirements of Code Section 409A.
(4)Performance shares may be settled in cash or shares of the Corporation's common stock or a combination of both.
(5)Performance shares may also be structured so that such shares are convertible into actual shares of the Corporation's common stock based on a conversion rate that varies in accordance with the level at which each applicable performance objective is in fact attained.
The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive awards under the stock issuance program, the time or times when those awards are to be made, the form of those awards, the number of shares subject to each such award, the vesting schedule, if any, to be in effect for the award, the issuance schedule for the shares which vest under the award, the cash consideration, if any, payable per share, and the form (cash or shares of the Corporation's common stock) by which the award is to be settled.
The following limitations will apply with respect to the vesting schedules established for awards made under the stock issuance program: (i) for any award which is to vest solely on the basis of service, the minimum vesting period is three years, with incremental vesting to occur over that period as determined by the plan administrator, and (ii) for any award which is to vest on the basis of performance objectives, the performance period will have a duration of at least one year.

The foregoing minimum vesting requirements will not be applicable to any awards made under the stock issuance program to an individual who is at the time of such award serving solely in the capacity of a non-employee Board member; provided, however, that any award made under the stock issuance program to such non-employee Board member must have a minimum vesting period of at least one year or (if earlier) the date of the next annual shareholders meeting following the date of such award, with no greater than monthly pro-rated vesting over that period.
In order to assure that the compensation attributable to one or more awards made under the stock issuance program or the incentive bonus program described below will qualify as performance-based compensation that will not be subject to the one million dollar ($1,000,000) limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Code Section 162(m), the plan administrator will also have the discretionary authority to structure one or more awards under those programs so that the awards will vest only upon the achievement of certain pre-established performance goals based on one or more of the following criteria: (i) pre-tax or after-tax earnings, profit or net income, (ii) revenue or revenue growth, (iii) earnings per share, (iv) return on assets, capital, shareholder equity or rate base, (v) total shareholder return, (vi) gross or net profit margin, (vii) cash flow, operating cash flow or free cash flow, (viii) approved rate increases, (ix) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation, (x) increases in customer base, (xi) operating income, net operating income or net operating income after recorded tax expense, (xii) operating profit, net operating profit or net operating profit after recorded tax expense, (xiii) operating margin, (xiv) cost reductions or other expense control objectives, (xv) market price of the Corporation's common stock, whether measured in absolute terms or in relationship to earnings or operating income, (xvi) compliance with applicable environmental requirements or applicable regulatory requirements, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) attainment of water industry objectives measured in terms of water quality, service, reliability and efficiency, (xxi) measures of customer satisfaction, (xxii) property purchases or sales, (xxiii) construction goals, (xxiv) plant utilization or capacity, (xxv) litigation or regulatory resolution goals, (xxvi) rate base objectives, (xxvii) credit rating, (xxviii) application approvals, (xxix) economic value added, (xxx) productivity goals, (xxxi) capital budget or capital expenditures, and (xxxii) objectives tied to capital growth.
Each performance objective may be based upon the attainment of specified levels of the Corporation's performance measured under one or more of the criteria described above, either in terms of the Corporation's performance or in relation to the performance of other entities, and may also be based on the performance of any of the Corporation's business units or divisions or any parent or subsidiary company. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable performance objective may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of the award will be earned and a maximum level of performance at which the award will be fully earned.
Each applicable performance objective may be structured at the time of the award to provide for appropriate adjustments or exclusions for one or more of the following items: (a) asset impairments or write-downs, (b) litigation and governmental investigation expenses, and amounts paid with respect to judgments, verdicts and settlements in connection therewith, (c) changes in tax law, accounting principles, California Public Utility Commission rules and regulations or any other such laws, regulations or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) costs and expenses incurred in connection with mergers and acquisitions, (f) any extraordinary or nonrecurring items, (g) bonus or incentive compensation costs and expenses associated with cash-based awards made under the Corporation's Executive Officer Short-Term Incentive Plan, LTIP or other cash-paid bonus or incentive compensation plans or arrangements of the Corporation or any parent or subsidiary, (h) items of income, gain, loss or expense attributable to the operations of any business acquired by the Corporation or any parent or subsidiary company or of any joint venture in which the Corporation or any parent or subsidiary company participates, (i) items of income, gain, loss or expense attributable to one or more business operations divested by the Corporation or any parent or subsidiary company or the gain or loss realized upon the sale of any such business or the assets thereof, and (j) any corporate transaction, such as a merger, consolidation, separation or reorganization.

Shareholder approval of the January 2013 Restatement of the LTIP will also constitute approval of the foregoing performance criteria and adjustments for purposes of establishing the specific vesting targets for one or more awards under the LTIP that are intended to qualify as performance-based compensation under Code Section 162(m). However, not all awards made under the stock issuance program will be structured to qualify as such performance-based compensation.
Outstanding awards under the stock issuance program will automatically terminate, and no shares of common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of death or permanent disability or in connection with a change in control.
Incentive Bonus Program
Cash-incentive awards, performance unit awards and dividend equivalent rights may be awarded under the incentive bonus program.
Cash incentive awards may be structured so as to vest in one or more installments over the award recipient's period of continued service with the Corporation or upon the attainment of specified performance goals.
Performance unit awards will be subject to the following parameters:
(1)A performance unit will represent either (i) a unit with a dollar value tied to the level at which pre-established performance objectives are attained or (ii) a participating interest in a special bonus pool tied to the attainment of pre-established performance objectives. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each performance unit which becomes due and payable upon the attained level of performance will be determined by dividing the amount of the resulting bonus pool, if any, by the total number of performance units issued and outstanding at the completion of the applicable performance period.
(2)Performance units may also be structured to include a service-vesting requirement which the participant must satisfy following the completion of the performance period in order to vest in the performance units awarded with respect to that performance period.
(3)Performance units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable service-vesting requirement may be settled in cash or shares of the Corporation's common stock valued at fair market value on the payment date or a combination of both.
The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive awards under the program, the time or times when those awards are to be made, the form of each such award, the performance objectives for each such award, the amount payable at one or more designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such award and the method by which the award is to be settled (cash or shares of the Corporation's common stock).
In order to assure that the compensation attributable to one or more awards under the incentive bonus program will qualify as performance-based compensation which will not be subject to the one million dollar ($1,000,000) limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Code Section 162(m), the plan administrator will also have the discretionary authority to structure one or more awards so that cash or shares of common stock subject to those awards will vest only upon the achievement of certain pre-established performance goals based on one or more of the performance criteria described above in the summary of the stock issuance program. As noted above, shareholder approval of the January 2013 Restatement of the LTIP will also constitute approval of the those performance criteria for purposes of establishing the specific vesting targets for one or more awards under the LTIP that are intended to qualify as performance-based compensation under Code Section 162(m). However, not all awards made under the incentive bonus program will be structured to qualify as such performance-based compensation.

The plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all awards outstanding under the incentive bonus program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of death or permanent disability or in connection with a change in control.
Dividend equivalent rights may also be issued under the incentive bonus program, either as stand-alone awards or in tandem with other awards made under the LTIP. Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of the Corporation's common stock) which is made per issued and outstanding share of the Corporation's common stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made either concurrently with the actual dividend or distribution made per issued and outstanding share of common stock or may be deferred to a later date. Payment may be made in cash or shares of common stock or a combination of both. However, no dividend equivalent units relating to awards subject to performance-vesting conditions will vest or otherwise become payable prior to the time the underlying award (or portion thereof to which such dividend equivalents units relate) vests upon the attainment of the applicable performance goals and will accordingly be subject to cancellation and forfeiture to the same extent as the underlying award, should those performance goals not be attained.
Stock Awards-LTIP
Option Grants
The following table sets forth, as to the Corporation's Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers of the Corporation with compensation in excess of $100,000 for the 2012 fiscal year, and the other individuals and groups indicated, the number of shares of common stock subject to option grants made under the Incentive Plan for the period beginning with the March 6, 2002 effective date of the LTIP and ending January 31, 2013, together with the weighted average exercise price payable per share. The reported option awards also include (i) options that have been exercised and are no longer outstanding and (ii) options that have been forfeited and are no longer outstanding.

Name and Position	Number of Shares Underlying Options (#)	Weighted Average Exercise Price Per Share ($)
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board	121,646	$15.30
George J. Belhumeur, Senior Vice President of Operations (through May 25, 2012)	6,768	$15.61
Palle Jensen, Senior Vice President of Regulatory Affairs	—	—
James P. Lynch, Chief Financial Officer and Treasurer	—	—
R. Scott Yoo, Chief Operating Officer	20,768	$23.75
All current executive officers as a group (4 persons)	142,414	$16.53
Non-Employee Directors:
Katharine Armstrong	—	—
Walter J. Bishop	—	—
Mark L. Cali	—	—
J. Philip DiNapoli (until April 25, 2012)	—	—
Douglas R. King	—	—
Norman Y. Mineta (until April 25, 2012)	—	—
Ronald B. Moskovitz	—	—
George E. Moss	—	—
Charles J. Toeniskoetter (until April 25, 2012)	—	—
Robert A. Van Valer	—	—
All current non-employee directors as a group (7 persons)	—	—
All employees, including current officers who are not executive officers, as a group (8 persons)	25,080	$15.34
Stock Awards
The following table sets forth, as to the Corporation's Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers of the Corporation with compensation in excess of $100,000 for the 2012 fiscal year, and the other individuals and groups indicated, the number of shares of the Corporation's common stock subject to restricted stock, deferred restricted stock or restricted stock unit awards made under the LTIP from the March 6, 2002 effective date of the LTIP through January 31, 2013. The reported stock awards also include (i) awards that have vested and are no longer outstanding, (ii) awards that have been forfeited and are no longer outstanding and (iii) shares of common stock attributable to dividend equivalent rights.

Name and Position	Number of Shares Subject to Stock Award (#)
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board	258,338
George J. Belhumeur, Senior Vice President of Operations (through May 25, 2012)	10,410
Palle Jensen, Senior Vice President of Regulatory Affairs	9,845
James P. Lynch, Chief Financial Officer and Treasurer	13,703
R. Scott Yoo, Chief Operating Officer	23,215
All current executive officers as a group (4 persons)	305,101
Non-Employee Directors:
Katharine Armstrong	—
Walter J. Bishop	—
Mark L. Cali	24,077
J. Philip DiNapoli (until April 25, 2012)	31,687
Douglas R. King	8,279
Norman Y. Mineta (until April 25, 2012)	—
Ronald B. Moskovitz	—
George E. Moss	—
Charles J. Toeniskoetter (until April 25, 2012)	23,901
Robert A. Van Valer	2,411
All current non-employee directors as a group (7 persons)	34,767
All employees, including current officers who are not executive officers, as a group (16 persons)	49,002
New Plan Benefits
As of January 31, 2013, no awards have been made under the LTIP that are subject to shareholder approval of the January 2013 Restatement.
General Provisions
Vesting Acceleration
In the event the Corporation should experience a change in control, the following special vesting acceleration provisions will be in effect for all outstanding awards under the LTIP:
(1)Each outstanding award will automatically accelerate in full upon a change in control, if that award is not assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the intrinsic value of the award and provides for the subsequent vesting and concurrent payout of that value in accordance with the same vesting schedule in effect for that award.
(2)Stock options and stock appreciation rights outstanding under the LTIP on the date of the change in control will be subject to cancellation and termination, without cash payment or other consideration due the award holder, if the fair market value per share of the Corporation's common stock on the date of such change in control (or any earlier date specified in the definitive agreement for the change in control transaction) is less than the per share exercise or base price in effect for such award and that award is not otherwise to be assumed or continued in effect by the successor corporation (or parent thereof).
(3)To the extent any outstanding award is at the time of the change in control transaction subject to performance-vesting requirements tied to the attainment of one or more specified performance goals and the plan administrator does not at that time provide otherwise, those performance-vesting requirements will upon the assumption, continuation or replacement of that award be cancelled, and such award will thereupon be converted into a service-vesting award, based on an assumed attainment of the applicable performance goals at target level, that will vest in one or more increments over the service-vesting period in effect for that award immediately prior to the effective date of the change in control.
(4)The plan administrator will have complete discretion to grant one or more awards that will vest in the event the individual's service with the Corporation or the successor entity terminates within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.
(5)The plan administrator will have the discretion to structure one or more awards so that those awards will immediately vest upon a change in control, whether or not they are to be assumed or otherwise continued in effect.
Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the LTIP in the event (a) the Corporation is acquired by merger or asset sale, (b) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) 30 percent or more of the total combined voting power of the Corporation's outstanding securities, (c) there is a sale of all or substantially all of the Corporation's assets or (d) there is a change in the majority of the Board of Directors over a period of 36 months or less occasioned by one or more contested elections of Board members.
The plan administrator's authority to accelerate vesting in connection with a change in control extends to any awards intended to qualify as performance-based compensation under Code Section 162(m), even though the accelerated vesting of those awards may result in their loss of performance-based status under Code Section 162(m).
Changes in Capitalization
In the event any change is made to the outstanding shares of the Corporation's common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without the Corporation's receipt of consideration or should the value of the outstanding shares of the Corporation's common stock be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution, or should any merger, consolidation or other reorganization occur, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the LTIP; (ii) the maximum number and/or class of securities that may be issued pursuant to tax-favored incentive stock options granted under the LTIP, (iii) the maximum number and/or class of securities for which any one person may be granted common stock-denominated awards under the LTIP per calendar year; (iv) the number and/or class of securities and the exercise price per share in effect for outstanding awards under the stock option/stock appreciation rights program, (v) the number and/or class of securities subject to each outstanding award under the stock issuance program and the cash consideration (if any) payable per share, (vi) the maximum number and/or class of securities for which any one non-employee Board member may be granted common stock-denominated awards under the LTIP per calendar year, (vii) the number and/or class of securities subject to each outstanding award under the incentive bonus program denominated in shares of common stock, and (viii) the number and/or class of securities subject to the Corporation's outstanding repurchase rights under the LTIP and the repurchase price payable per share. Such adjustments will be made in such manner as the plan administrator deems appropriate.
Valuation
The fair market value per share of the Corporation's common stock on any relevant date under the LTIP will be deemed to be equal to the closing selling price per share on that date on the New York Stock Exchange (or any other national securities exchange on which the common stock is at the time primarily traded). If there is no closing selling price for the common stock on the date in question, then the fair market value shall be the selling price at the close of regular hours trading on the last preceding date for which such quotation exists. On January 31, 2013, the fair market value per share of the Corporation's common stock determined on such basis was $27.12.
Shareholder Rights and Transferability
No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any shareholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of the common stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the LTIP so that those options will be assignable during the optionee's lifetime, by gift or pursuant to a domestic relations order, to one or more members of the optionee's family or to a trust established for the optionee and/or one or more such family members or to the optionee's former spouse. Stand alone stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.
A participant will have full shareholder rights with respect to any shares of common stock issued to him or her under the LTIP, whether or not his or her interest in those shares is vested. A participant will not have any shareholder rights with respect to the shares of common stock subject to a restricted stock unit or performance share award until that award vests and the shares of common stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units or performance shares, subject to such terms and conditions as the plan administrator may deem appropriate.
Special Tax Election
The plan administrator may, in its discretion, structure one or more awards so that shares of the Corporation's common stock may be used as follows to satisfy the withholding taxes to which such holders of those awards may become subject in connection with the exercise, vesting or settlement of those awards:
Stock Withholding: The Corporation may reserve the right to withhold, from the shares of common stock otherwise issuable upon the exercise, vesting or settlement of the award, a portion of those shares with an aggregate fair market value equal to the applicable withholding taxes. The shares of common stock so withheld will reduce the number of shares of common stock authorized for issuance under the LTIP.
Stock Delivery: The award holder may be provided with the right to deliver to the Corporation, at the time of the exercise, vesting or settlement of the award, one or more shares of the Corporation's common stock with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100 percent) designated by the individual. The shares of common stock so delivered will neither reduce the number of shares of common stock authorized for issuance under the LTIP nor be added to the number of shares of common stock authorized for issuance under the LTIP.
Amendment and Termination
The Board of Directors may amend or modify the LTIP at any time; provided, however, that shareholder approval will be required for any amendment which materially increases the number of shares of common stock authorized for issuance under the LTIP (other than in connection with certain changes to the Corporation's capital structure as explained above), materially expands the class of individuals eligible to participate in the LTIP, expands the types of awards which may be made under the LTIP or extends the term of the LTIP or to the extent otherwise required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which the Corporation's common stock is at the time traded.
Unless sooner terminated by the Corporation's Board of Directors, the LTIP will terminate on the earliest of (i) April 23, 2023, (ii) the date on which all shares available for issuance under the LTIP have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.
Summary of Federal Income Tax Consequences
The following is a summary of the federal income taxation treatment applicable to the Corporation and to the participants who receive awards under the LTIP.
Option Grants
Options granted under the discretionary grant program may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Options
No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.
If the optionee makes a disqualifying disposition of the purchased shares, then the Corporation will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Corporation will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.
Non-Statutory Options
No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the Corporation's taxable year in which such ordinary income is recognized by the optionee.
Stock Appreciation Rights
No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Restricted Stock Awards
The recipient of unvested shares of common stock issued under the LTIP will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. Subject to the deductibility limitations of Code Section 162(m) described below, the Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction will in general be allowed for the Corporation's taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units
No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. Subject to the deductibility limitations of Code Section 162(m) described below, the Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Performance Shares/Performance Units
No taxable income is recognized upon receipt of such an award. The holder will recognize ordinary income in the year in which the performance shares or performance units are settled. The amount of that income will be equal to the fair market value of the shares of common stock or cash received in settlement of the award, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The Corporation will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the performance shares or the performance units at the time the award is settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized.
Dividend Equivalent Rights
No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which the payment in settlement of the accrued dividend equivalents is made to the holder, whether in cash, securities or other property. The amount of that income will be equal to the cash or fair market value of any securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. Subject to the deductibility limitations of Code Section 162(m) described below, the Corporation will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the settlement payment is made to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.
Deductibility of Executive Compensation
It is anticipated that any compensation deemed paid by the Corporation in connection with the exercise of options or stock appreciation rights will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the one million dollar ($1,000,000) limitation per covered individual on the deductibility of the compensation paid to certain of the Corporation's executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the LTIP should remain deductible by the Corporation without limitation under Code Section 162(m). However, any compensation deemed paid by the Corporation in connection with shares issued under the stock issuance program or shares or cash issued under the incentive bonus program will be subject to the one million dollar ($1,000,000) limitation, unless the issuance of the shares or cash is tied to one or more of the performance criteria described above.
Summary of Accounting Treatment
The accounting principles applicable to awards made under the LTIP may be summarized in general terms as follows:
-    Pursuant to Accounting Standards Codification, Topic 718, of the Financial Accounting Standards Board, the Corporation will be required to expense all share-based payments, including grants of stock options, stock appreciation rights, restricted stock, restricted stock units and all other stock-based awards under the LTIP. Accordingly, stock options and stock appreciation rights which are granted to employees and non-employee Board members and payable in shares of the Corporation's common stock must be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then be charged as a direct compensation expense against the Corporation's reported earnings over the designated vesting period of the award. Stock appreciation rights that are to be settled in cash will be subject to variable mark-to-market accounting, until the actual settlement date. For shares issuable upon the vesting of restricted stock units awarded under the LTIP, the Corporation will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time (less any cash consideration paid for those shares) will be charged to the Corporation's reported earnings ratably over the vesting period. Such accounting treatment will be applicable for awards tied solely to service-vesting requirements. The issuance of a fully-vested stock bonus will result in an immediate charge to the Corporation's earnings equal to the fair market value of the bonus shares on the issuance date.
-    For performance shares and performance units payable in shares of the Corporation's common stock, the accounting cost is generally equal to the fair market value per share of the common stock on the award date multiplied by the number of shares of common stock that would be issued under that award at target level attainment, assuming such level of attainment is the probable outcome for the award at the time. The cost is then amortized over the requisite service period, subject to subsequent adjustment in the event a different level of performance goal attainment is later determined to be the probable outcome. Any such adjustment to the accounting cost of the award would be effected on a cumulative prospective basis by revising the number of shares of the Corporation's common stock likely to become issuable under the award, but the original grant-date fair value per share would continue to be used for purposes of determining the overall compensation expense associated with the award.
-    For performance units awarded under the LTIP and payable in a fixed cash amount, the Corporation will amortize the potential cash expense over the applicable performance period and any subsequent service vesting period.
Required Vote
Approval of the January 2013 Restatement of the LTIP requires that the holders of more than 50 percent of the Corporation's outstanding common stock cast a vote with respect to Proposal 3 (whether voting for or against such proposal or abstaining) and that a majority of the votes so cast must be in favor of the January 2013 Restatement.
Should such approval not be obtained, then the term of the LTIP will not be extended until April 23, 2023, and no performance-based awards, other than stock options and stock appreciation rights, will be made under the LTIP. The other remaining provisions and features of the LTIP as approved by the shareholders at the 2008 annual meeting will continue in full force and effect, and awards may continue to be made pursuant to those provisions of the LTIP until April 29, 2018 or until the available share reserve under such plan has been issued. However, any such awards under the LTIP, other than stock options and stock appreciation rights, will not qualify as performance-based compensation under Code Section 162(m), and the income tax deductibility of those awards will accordingly be subject to the one million dollar limitation per covered executive officer.
Recommendation of the Board of Directors
The Board of Directors believes that Proposal No. 3 is in the best interests of the Corporation and in the best interests of the shareholders and unanimously recommends a vote FOR the approval of the January 2013 Restatement of the LTIP. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED ACCOUNTING FIRM
General
The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation's independent registered public accounting firm (the "independent accountants") for fiscal year 2013. At the annual meeting, shareholders are being asked to ratify the appointment of KPMG LLP as the Corporation's independent accountants for fiscal year 2013. In the event the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Independent Accountants' Fees and Services
The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2011 and 2012:

	2012	2011
Audit Fees (1)	$676,500	$705,500
Audit-Related Fees (2)	$8,000	$12,000
Tax Fees (3)	$27,000	$19,047
All Other Fees (4)	$0	$0
Total Fees	$711,500	$736,547
______________

(1)
Audit Fees: This category consists of the fees billed for those fiscal years for the audit of annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under "Audit Fees." All audit-related fees were pre-approved by the Audit Committee. The services for the fees disclosed under this category include services related to certain debt financing and corporate transactions.

(3)
Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees were pre-approved by the Audit Committee. The services for the fees disclosed under this category include state tax credit analysis and tax return review billed during 2011 and 2012.

(4)	All Other Fees: This category consists of fees not covered by "Audit Fees," "Audit-Related Fees" and "Tax Fees."

The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.
The Audit Committee has adopted a pre-approval policy regarding the rendering of audit, audit-related and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Audit-related and non-audit services are pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by KPMG LLP subject to ratification by the Audit Committee when it next convenes a meeting.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Corp.'s independent accountants for fiscal year 2013. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These persons are required to furnish SJW Corp. with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2012, SJW Corp. believes that all Section 16(a) reporting obligations were met during 2012.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of February 1, 2013, certain information concerning ownership of shares of SJW Corp. common stock by each director of the Corporation, nominee for director, and the Corporation's Chief Executive Officer, Chief Financial Officer and each of the Corporation's other executive officers named in the Summary Compensation Table below (the "named executive officers"), and all directors, nominees and named executive officers as a group and beneficial owners of five percent or more of the common stock of SJW Corp. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:
Katharine Armstrong (1)	2,000	*
Walter J. Bishop (2)	1,760	*
Mark L. Cali (3)	310,221	1.7%
Douglas R. King (4)	4,500	*
Ronald B. Moskovitz (5)	5,000	*
George E. Moss (6)(7)	1,936,857	10.4%
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board (8)	115,404	*
Robert A. Van Valer (9)(10)	2,182,868	11.7%
Officers not listed above:
George J. Belhumeur, Senior Vice President of Operations (through May 25, 2012) (11)	13,085	*
Palle Jensen, Senior Vice President of Regulatory Affairs	5,119	*
James P. Lynch, Chief Financial Officer and Treasurer (12)	2,904	*
R. Scott Yoo, Chief Operating Officer (13)	31,674	*
All directors, nominees and executive officers as a group (12 individuals) (14)	4,611,392	24.6%
Beneficial owners of five percent or more not listed above:
Nancy O. Moss (15)(16)	1,181,092	6.3%
Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. (17) One Corporate Center, Rye, New York 10580-1435	1,122,741	6.0%
_______________

*	Represents less than one percent of the outstanding shares of SJW Corp.'s common stock.

(1)
Includes 1,000 shares of common stock held under an IRA account and 1,000 shares of common stock held by the Katharine Armstrong Love Exempt Trust U/A/D 6/30/2009 for which Katharine Armstrong is the sole trustee.

(2)
Includes 1,760 shares of common stock held by the Bishop Family Trust for which Walter Bishop and his spouse are trustees. Mr. Bishop has shared voting and investment powers with respect to such shares.

(3)
Includes (i) 23,639 shares of common stock held by the Mark Cali Revocable Trust for which Mr. Cali is the trustee, (ii) 170,096 shares of common stock held by the Cali 1994 Living Trust for which Mark Cali is a co-trustee, (iii) 87,998 shares of common stock held by the Cali Family Gift Trust for which Mark Cali is the trustee, (iv) 27,000 shares of common stock held by Nina Negranti, Mr. Cali's spouse, as trustee of the Nina Negranti Revocable Trust, (v) 1,200 shares of common stock held by Nina Negranti's IRA, and (vi) 288 shares of common stock held by Mr. Cali's son, Clark Cali. Mr. Cali has shared voting and investment powers with respect to the 170,096 shares.

(4)
Includes 4,500 shares of common stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees. Mr. King has shared voting and investment powers with respect to such shares.

(5)
Includes 5,000 shares of common stock held by the Moskovitz Family Trust U/A DTD 6/12/2003 of which Mr. Moskovitz and Jessica M. Moskovitz are trustees. Mr. Moskovitz has shared voting and investment powers with respect to such shares.

(6)
Includes (i) 1,117,221 shares of common stock held by the George Edward Moss Trust, a living trust of which Mr. Moss is the sole trustee and sole beneficiary, with sole power to revoke, (ii) 6,644 shares of common stock held by his spouse's revocable trust, (iii) 830 shares of common stock held under his spouse's IRA, (iv) 1,103 shares of common stock held under his spouse's Roth IRA, and (v) 811,059 shares of common stock held by the John Kimberly Moss Trust for which George Moss disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)	The address for George E. Moss is 4360 Worth Street, Los Angeles, California 90063.

(8)
Includes (i) 50,855 shares of common stock, (ii) 18,300 shares of common stock held by a separate property trust for which Mr. Roth is trustee, and (iii) 46,249 shares of common stock subject to options which were exercisable as of February 1, 2013 or which will become exercisable within 60 days thereafter.

(9)
Includes (i) 45,000 shares of common stock, (ii) 1,937,226 shares of common stock held under the Non Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated march 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers, and (iii) 200,642 shares of common stock held under an Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated march 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers.

(10)	The address for Robert A. Van Valer is 4360 Worth Street, Los Angeles, California 90063.

(11)
Includes (i) 5,789 shares of common stock, (ii) 5,508 shares of common stock held under an IRA account, and (iii) 1,787 shares of common stock subject to options which were exercisable as of February 1, 2013 or which will become exercisable within 60 days thereafter.

(12)	Includes 2,904 shares of common stock. Mr. Lynch has shared voting and investment powers with respect to such shares.

(13)
Includes (i) 15,166 shares of common stock and (ii) 16,508 shares of common stock subject to options which were exercisable as of February 1, 2013 or which will become exercisable within 60 days thereafter.

(14)	Includes 64,544 shares of common stock subject to options which were exercisable as of February 1, 2013 or which will become exercisable within 60 days thereafter.

(15)	Includes (i) 1,180,092 shares of common stock held by the Nancy O. Moss Trust and (ii) 1,000 shares of common stock held under a SEP-IRA account.

(16)	The mailing address of Nancy O. Moss is 924 South Oakland Avenue, Pasadena, California 91106.

(17)
Pursuant to Schedule 13D/A filed with the SEC on January 12, 2011, by Gabelli Funds, LLC, GAMCO Asset Management Inc. ("GAMCO") and Teton Advisors, Inc. According to this Schedule 13D, Gabelli Funds, LLC, GAMCO and Teton Advisors, Inc. had the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 631,600 shares of common stock, 394,841 shares of common stock and 96,300 shares of common stock respectively, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO did not have the authority to vote 36,400 of the reported shares, (ii) Gabelli Funds, LLC had sole dispositive and voting power with respect to the shares of the Corporation held by the Funds (as defined in the Schedule 13D) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Corporation and, in that event, the Proxy Voting Committee of each Fund would respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each such Fund could take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. were indirect with respect to shares beneficially owned directly by other reporting persons.
In addition to the ownership of the shares and options reported in the above table, as of February 1, 2013, the following directors, nominees to the Board and named executive officers held deferred stock awards and restricted stock units covering shares of the Corporation's common stock as follows:

Name	Number of Shares
Directors and Nominees for Directors:
Katharine Armstrong	—
Walter J. Bishop	—
Mark L. Cali	24,077	(1)
Douglas R. King	8,279	(1)
Ronald B. Moskovitz	—
George E. Moss	—
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board	163,297	(2)
Robert A. Van Valer	2,411	(1)
Officers not listed above:
George J. Belhumeur, Senior Vice President of Operations (through May 25, 2012)	—
Palle Jensen, Senior Vice President of Regulatory Affairs	6,886	(3)
James P. Lynch, Chief Financial Officer and Treasurer	9,379	(3)
R. Scott Yoo, Chief Operating Officer	8,548	(3)
______________

(1)
The shares of the Corporation's common stock underlying these deferred stock awards will be issued in one or more installments following the individual's cessation of such Board service or any earlier date that the non-employee Board member has designated pursuant to the special payment election provided to him in 2007.

(2)
The 163,297 shares of the Corporation's common stock are issuable pursuant to restricted stock units and other deferred stock awards which are subject to various performance vesting and service vesting requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

(3)
The shares of the Corporation's common stock issuable pursuant to these restricted stock unit awards are subject to vesting schedules tied to the individual's continued service with the Corporation or its affiliated companies. The shares which vest under each such award will be distributed incrementally as they vest.

For further information concerning such restricted stock unit and deferred stock awards, please see the following sections of this proxy statement: "Compensation of Directors" and "Executive Compensation and Related Information-Summary Compensation Table and Grants of Plan-Based Awards."

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the principles underlying the Corporation's policies and decisions relating to executive officer compensation for the 2012 fiscal year. The Corporation's Chief Executive Officer (the “CEO”), the Chief Financial Officer and the other executive officers included in the Summary Compensation Table that appears later in this Proxy Statement will be referred to as the "named executive officers" for purposes of this discussion.
Compensation Objectives and Philosophy
The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the compensation payable to the Corporation's executive officers and other key employees. The Committee seeks to maintain an overarching pay-for-performance compensation philosophy through the use of compensation programs for the Corporation's executive officers that are designed to attain the following objectives:

•	Recruit, motivate and retain executives capable of meeting the Corporation's strategic objectives;

•	Provide incentives to achieve superior executive performance and successful financial results for the Corporation; and

•	Align the interests of executives with the long-term interests of the shareholders.
The Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Corporation's financial performance and the individual's contribution to that performance;

•	Maintaining a compensation structure that is designed to provide below-target compensation for underachievement and upward leverage for exceptional performance; and

•	Providing long-term equity-based incentives and encouraging direct share ownership by executive officers.
The Committee is not authorized to delegate any of its authority with respect to executive officer compensation, other than with respect to routine administrative functions. However, the Committee may from time to time consult with other independent Board members regarding executive compensation matters and is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation's executive officers and other key employees.
Setting Executive Compensation for 2012
Major compensation decisions for each fiscal year including base salary adjustments, the determination of target annual bonus opportunities and the determination of the grant-date value of long-term equity incentive awards, are generally made by the Committee during the last quarter of the prior year or during the first month of the current year. Accordingly, for the 2012 fiscal year, such decisions were made in October 2011 and January 2012.
The principal factors that the Committee considered when setting the 2012 compensation levels for the named executive officers were as follows:

•	Competitive benchmarking;

•	Long-term retention;

•	Management's recommendations for the named executive officers other than the CEO;

•	Advice from the Committee's independent consultant in setting the compensation of the CEO;

•	Comparison of the Corporation's performance against certain operational and qualitative goals identified in the Corporation's strategic plan;

•	Individual performance as assessed by the Committee, with input from the CEO as to the named executive officers other than himself;

•	The cost of living in the San Francisco Bay Area; and

•	Tenure, future potential and internal pay equity.

Impact of 2011 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation required under the federal securities laws was held on April 27, 2011. More than 85 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Corporation's proxy statement dated March 8, 2011. Based on that level of shareholder approval, the Committee decided not to make any material changes to the Corporation's compensation philosophies, policies and practices for the remainder of the 2011 fiscal year or for compensation decisions made in October 2011 and January 2012 with respect to the 2012 fiscal year compensation of the named executive officers. However, the Committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the Corporation's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes or to address market developments. Based on the voting preference of our shareholders, the frequency of future Say-on-Pay votes will be every three years. Accordingly, the next shareholder advisory vote on executive officer compensation will occur at the 2014 annual meeting.
Role of Management: As in prior years, the CEO provided the Committee with recommendations regarding the 2012 compensation levels for each of the named executive officers other than himself. Such recommendations included base salary adjustments, target bonus amounts for the 2012 fiscal year and actual payout levels for those bonuses and long-term incentive grant values. The CEO also provided the Committee with his assessment of the individual performance of each of the other named executive officers.
Role of External Advisors: The Committee has engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm, to serve as the Committee's independent compensation consultant (the "Consultant"). The Consultant attended certain Committee meetings held during the 2012 fiscal year and provided advice and guidance regarding executive officer and director compensation issues throughout the year. The Consultant did not perform any services on behalf of management. In addition, the Committee has determined that the Consultant is independent and that the Consultant's work did not raise any conflict of interest. The Committee made such determination primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934. The Committee will apply the same factors, together with any factors identified by the New York Stock Exchange and any other factors the Committee may deem relevant under the circumstances, in determining whether any other persons from whom the Committee seeks advice relating to executive compensation matters is independent or whether any potential conflicts exist.
Benchmarking: The Committee relied extensively on the executive compensation benchmarking report prepared by the Consultant dated September 2011 when setting the 2012 compensation program for the named executive officers. The September 2011 report benchmarked the compensation paid by comparable publicly-traded water, electricity and natural gas utility companies to their executive officers.
The peer companies utilized for such benchmarking purposes were selected by the Committee, in accordance with the recommendation of the Consultant, on the basis of objective industry classifications, geographic location and financial size criteria (revenue and market capitalization). The peer companies were divided into two groups, a primary group consisting of six water utilities, and a secondary group of nine additional electricity and natural gas utilities. The secondary group was used to provide additional perspective with respect to executive officer compensation levels at other regulated companies of generally comparable revenue size and market-capitalization. These peer groups were unchanged from the previous year, with the exception that one company (Southwest Water) was removed from the primary group because that company was acquired by a private equity firm and compensation disclosure data was no longer available for it in 2011. The Committee believes that all of the peer companies represent primary competitors for executive talent and investment capital.
The companies in each of the respective peer groups are listed below:

Primary Peers (Water Utilities)
American States Water	Aqua America	Artesian Resources
California Water Service Group	Connecticut Water Service	Middlesex Water

Secondary Peers (Electricity and Natural Gas Utilities)
Central Vermont Public Service	CH Energy Group	Chesapeake Utilities
Empire District Electric	MGE Energy	Northwest Natural Gas
Otter Tail Corp	South Jersey Industries	Unitil

For the 2012 fiscal year the Committee targeted the total annual direct compensation (base salary, target bonus and annualized grant-date value of equity awards) of each executive officer based generally on the median level for his comparable position at the peer group as reflected in the September 2011 benchmarking report plus a 10 percent increase to reflect the high cost of living in the San Francisco Bay Area.
The chart below sets forth the approximate percentile level (based on the September 2011 benchmarking report) at which the 2012 fiscal year total target direct compensation that the Committee set for each named executive officer stood in relation to the total target direct compensation for his comparable position at the peer group companies, with the multi-year equity awards made to the CEO in fiscal year 2010 annualized over the five-year period for which those awards were made.

Name	Title	Percentile Level of Total Target Direct Compensation for 2012 Fiscal Year
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	60th	(1)
George J. Belhumeur	Senior Vice President of Operations (through May 25, 2012)	62nd
Palle Jensen	Senior Vice President of Regulatory Affairs	N/A	(2)
James P. Lynch	Chief Financial Officer and Treasurer	61st
R. Scott Yoo	Chief Operating Officer	53rd
_______________

(1)
For purposes of such calculation, the grant-date fair value of Mr. Roth's 2010 equity awards were annualized over a five-year period coincident with the Corporation's 2010 through 2014 fiscal years. In addition, as noted below, his base salary for the 2012 fiscal year was set pursuant to the contractual provisions of the December 2009 amendment to his employment agreement with the Corporation.

(2)
Mr. Jensen was promoted to Senior Vice President of Regulatory Affair on October 26, 2011. His 2012 compensation was approved by the Committee on October 25, 2011 when he was not an executive officer. His 2012 compensation was based on regional peer companies and internal pay equity considerations, as was the case with other non-executive officers whose compensation was set at the time by the Committee.

Components of Compensation
For the 2012 fiscal year, the principal components of the Corporation's executive compensation program were as follows:

•	Base salary

•	Annual short-term cash incentives

•	Long-term equity incentive awards

•	Retirement benefit accruals
There is no pre-established policy for the allocation of compensation between cash and non-cash (equity) components or between short-term and long-term components, and there are no pre-established ratios between the CEO's compensation and that of the other named executive officers. Instead, the Committee determines the total direct compensation of each named executive officer based on its review of competitive market data for his or her position and its subjective analysis of that individual's performance and contribution to the Corporation's financial performance. The Committee may also take into account internal pay equity considerations based on the individual's relative duties and responsibilities within the organization.
The named executive officers are also provided with market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below in this section and in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Base Salary
It is the Committee's objective to set a competitive annual rate of base salary for each executive officer. The Committee believes that such competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with an annual component of compensation that provides a level of economic security and continuity from year to year, without substantial adjustments to reflect the Corporation's performance.
CEO Base Salary: The Committee negotiated a new compensation package with the CEO in December 2009 that was designed for the primary purpose of retaining his services and leadership abilities for at least the next five years and that was documented pursuant to the December 2009 amendment to his existing employment agreement. The objective was to establish a stable and consistent level of cash compensation for that period and reorient the CEO's overall compensation structure so that the cash element would be a more predominant component. Pursuant to the December 2009 amendment, the CEO's base salary was increased to $625,000 per year for the 2010, 2011 and 2012 calendar years. There was a four percent increase to $650,000 for calendar year 2013, and the amendment provides for another four percent increase to $676,000 for calendar year 2014. The base salary levels for that five-year period were set at the upper quartile of chief executive officer base salaries at the peer group companies and were established with the understanding that there would be no further increases to the CEO's base salary prior to the 2015 calendar year, unless circumstances warrant otherwise. In establishing such compensation package for the CEO, the Committee utilized a special study of chief executive officer compensation at a select group of water utility companies that the Consultant prepared in October 2009. The competitive analysis of chief executive officer compensation included only the seven major water utility companies that were included at the time in the primary peer group in order to allow the Committee to focus on the unique and specialized water-industry expertise necessary to lead the company. In addition, the Committee believed that those companies provided a sufficient survey of chief executive officer compensation upon which to base its decisions concerning the revised compensation package for the CEO.
Base Salary of the Other Named Executive Officers: In setting the 2012 fiscal year base salaries for the other named executive officers, the Committee considered each executive officer's tenure and responsibilities with the Corporation, competitive market data for his position, the high cost of living in the San Francisco Bay Area, internal pay equity considerations, and the other components of his total direct compensation for the year. The Committee approved market-based and cost-of-living salary adjustments for the 2012 fiscal year that ranged from 6.7 to 9.5 percent increases for each of those other named executive officers. Accordingly, the base salary levels that were in effect for the 2011 and 2012 fiscal years for each of the other named executive officers and the applicable percentage increase for the 2012 fiscal year were as follows:

Name	Title	2011 Salary	2012 Salary	% Increase
George J. Belhumeur	Senior Vice President of Operations (through May 25, 2012)	$300,000	$320,000	6.7%
Palle Jensen	Senior Vice President of Regulatory Affairs	$210,000	$230,000	9.5%
James P. Lynch	Chief Financial Officer and Treasurer	$350,000	$375,000	7.1%
R. Scott Yoo	Chief Operating Officer	$310,000	$335,000	8.1%
For the 2013 fiscal year, the Committee approved market-based and cost-of-living salary adjustments that ranged from 3 to 15.2 percent increases for each of the above-listed named executive officers. Mr. Jensen's salary was increased by 15.2 percent to bring his total compensation closer to the Committee's target of median plus 10 percent and in recognition of additional responsibilities he has undertaken, including the oversight of customer service and field service activities.

Accordingly, the base salary levels in effect for the 2012 and 2013 fiscal years for each named executive officer and the applicable percentage increase for the 2013 fiscal year are as follows:

Name	Title	2012 Salary	2013 Salary	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$625,000	$650,000	4%	(1)
Palle Jensen	Senior Vice President of Regulatory Affairs	$230,000	$265,000	15.2%
James P. Lynch	Chief Financial Officer and Treasurer	$375,000	$389,000	3.7%
R. Scott Yoo	Chief Operating Officer	$335,000	$345,000	3.0%
_______________

(1)	As required pursuant to the terms of the December 2009 amendment to his employment agreement.
Annual Bonus
As part of their total compensation package, the Corporation's executive officers have the opportunity to earn an annual cash bonus. The cash bonus awards are designed to reward superior executive performance while reinforcing the Corporation's short-term strategic operating goals. Each year, the Committee establishes a target bonus for each named executive officer (tied to either a percentage of base salary or a specific dollar amount) that is in line with the Committee's overall objective of targeting total cash compensation between the 50th and 75th percentiles of the total cash compensation for comparable positions at the peer group companies.
For the 2012 fiscal year, the target bonus levels ranged from 16 to 26 percent of base salary for the named executive officers, with the CEO's target bonus set at 25 percent of base salary in accordance with the existing terms of his employment agreement with the Corporation. The potential payout for each such bonus award ranged from 0 to 150 percent of target for the CEO, and from 0 to 200 percent of target for the other named executive officers, based on the Corporation's performance against pre-established performance goals and the Committee's assessment of the officer's performance for such year.
The chart below sets forth the approximate percentile level (based on the September 2011 benchmarking report) at which the 2012 fiscal year total target cash compensation (salary and target bonus) that the Committee set for each named executive officer stood in relation to the total target cash compensation for his comparable position at the peer group companies.

Name	Title	Percentile Level of Total Target Cash Compensation for 2012 Fiscal Year
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	61st
George J. Belhumeur	Senior Vice President of Operations (through May 25, 2012)	85th
Palle Jensen	Senior Vice President of Regulatory Affairs	N/A	(1)
James P. Lynch	Chief Financial Officer and Treasurer	77th
R. Scott Yoo	Chief Operating Officer	71st
_______________

(1)
Mr. Jensen was promoted to Senior Vice President of Regulatory Affair on October 26, 2011. His 2012 compensation was approved by the Committee on October 25, 2011 when he was not an executive officer. His 2012 compensation was based on regional peer companies and internal pay equity, as was the case with other non-executive officers whose compensation was set at that time by the Committee.

CEO's Bonus for the 2012 Fiscal Year: The actual dollar amount of the CEO's bonus for the 2012 fiscal year was tied to the level at which the Corporation attained the performance goals established on January 24, 2012 by the Committee for that year. At threshold level attainment, the CEO's bonus potential was set at $78,125 (12.5 percent of base salary); for target level attainment, the bonus potential was $156,250 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $234,375 (37.5 percent of base salary). Accordingly, the actual bonus amount could have varied from 0 to 150 percent of the target bonus amount (25 percent of base salary) based on the level at which each of the various performance goals was in fact attained.
The Corporation's performance goals set by the Committee for the 2012 fiscal year, together with the portion of the CEO target bonus allocated to each goal, were as follows:

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(3)	2012 Actual Bonus Award ($)(4)
San Jose Water Company Return on Equity for the 2012 Fiscal Year	Target Goal: 10.00% Minimum Threshold: At least 7.00% Maximum Goal: At least 11.00%	$52,084	$45,053 Represents 86.5% of $52,084 based on 9.19% ROE (between Minimum Threshold and Target Goal)

Compliance (Environmental)	Maximum Goal: No material water quality or environmental violations (Target Goal and Minimum Threshold are not applicable) (2)	$52,083	$78,124.50 Represents 150% of $52,083 (Maximum Goal attained)

San Jose Water Company Operational Goal (1)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency Minimum Threshold: Achieve 70% of identified water industry objectives Maximum Goal: Achieve 90% of identified key water industry objectives	$52,083	$78,124.50 Represents 150% of $52,083 based on 90% achievement of identified key water industry objectives (Maximum Goal attained)
	Total 2012 Actual Bonus Award		$201,302
_______________

(1)
San Jose Water Company annually establishes operational goals (i.e. performance indicators) that are designed to align management's operating objectives with the primary goals of the Corporation's Strategic Plan. Operational goals are established in terms of specific benchmarks that measure San Jose Water Company's performance in five critical areas: 1) water quality and pressure; 2) customer service; 3) infrastructure integrity and reliability; 4) efficiency and productivity; and 5) diversity and community involvement. For 2012, the operational goals were comprised of 20 key performance indicators, of which 18 (90%) were achieved at target level or above.

(2)
"No material water quality or environmental violations" means the absence of citations with material fines issued by state or federal environmental regulators in the 2012 fiscal year in connection with violations which occurred in the 2012 fiscal year. A material fine is deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.

(3)
The actual bonus attributable to each performance goal could have ranged from 0 to 150 percent of the portion of the target bonus amount allocated to that goal. Based on the Committee determination of the level of achievement of each performance goal, the amount payable with respect to that goal would be as follows:

•	If the goal was attained at target level, 100 percent of the allocated amount would be paid.

•	If the goal was only attained at the minimum threshold level, then 50 percent of the allocated amount would be paid.

•	If the goal was attained at or above the maximum level, then 150 percent of the allocated amount would be paid.

•
If the actual level of attainment of any such performance goal was between two of the designated levels, then the bonus potential with respect to that goal would be interpolated on a straight-line basis.

(4)
The actual 2012 bonus award approved for payment was based on the attained level of each performance goals certified by the Committee and was equal to approximately 129 percent of Mr. Roth's 2012 target annual bonus. Such bonus was paid under the Corporation's Executive Officer Short-Term Incentive Plan.

2012 Fiscal Year Bonus Levels for the Other Named Executive Officers: On October 25, 2011, the Committee approved the following 2012 performance-based target bonus amounts for the other named executive officers: (i) $50,000 for George J. Belhumeur, (ii) $60,000 per individual for Palle Jensen and R. Scott Yoo, and (iii) $75,000 for James P. Lynch. The 2012 target bonus for each such individual, except for Mr. Lynch, was higher than his target bonus for the 2011 fiscal year. The actual bonus amount that any such named executive officer could have earned for the 2012 fiscal year ranged from 0 to 200 percent of his target bonus based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned, weighted 75 percent for the Corporation's performance and 25 percent for individual performance, and (ii) an additional 50 percent could be earned for exceptional individual performance.
The Corporation's performance was measured in terms of return on equity, environmental compliance and the attainment of certain water industry objectives, utilizing the same target for each such goal that was in effect for the CEO's 2012 bonus, as summarized in the table above. However, the bonus potential established for each of the other named executive officer was not pre-allocated in distinct dollar segments among those various goals, and the attainment of one or more of those goals did not guarantee that a named executive officer would be awarded any specific bonus amount. Rather, the actual bonus amount payable for the 2012 fiscal year to each of the other named executive officer was to be determined solely in the Committee's discretion based on the Committee's assessment of the Corporation's performance and the Committee's assessment of the named executive officer's individual performance measured against the achievement of specific operational goals or completion of specific projects or initiatives.
The table below summarizes the principal individual goals that the Committee set for the 2012 fiscal year for each of the other named executive officers:

Name	Title	Principal Individual 2012 Goals
George J. Belhumeur	Senior Vice President of Operations (through May 25, 2012)
- Optimize water operations and distribution system processes
- Develop/implement comprehensive water supply business plan
- Ensure completion of CPUC-approved capital budget/projects
- Ensure effective water quality control and environmental compliance

Palle Jensen	Senior Vice President of Regulatory Affairs
- Optimize regulatory functions, proceedings, and outcomes
- Ensure timely recovery of costs and capital investments
- Establish/maintain effective regulatory and government relations
- Ensure compliance with other regulatory requirements

James P. Lynch	Chief Financial Officer and Treasurer
- Optimize capital management and control corporate cost structure
- Execute financial plan/budgets to achieve targeted results
- Integrate/optimize accounting, finance, treasury, and tax functions
- Execute investor relations and retirement plan funding strategies

R. Scott Yoo	Chief Operating Officer
- Develop and execute transition, succession, and officer retirement plans
- Effect enhanced organization and professional development plans
- Ensure organizational alignment with strategic plan goals/key performance indicators
- Evaluate and execute specific strategic initiatives

In January 2013, the Committee determined, on the basis of the Corporation's performance in relation to the performance criteria listed above for the Corporation and the executive officer's individual performance that bonuses for the 2012 fiscal year should be paid to the above-listed named executive officers in amounts ranging from 0 to

122 percent of target. The table below sets forth the fiscal year 2012 annual bonus targets and actual bonus payout amounts for each of those named executive officers.

Name	Title	2012 Target Bonus ($)	2012 Target Bonus (% Salary)	2012 Actual Bonus ($)		2012 Actual Bonus (% Target Bonus)
George J. Belhumeur	Senior Vice President of Operations (through May 25, 2012)	$50,000	16%	—	(1)	0%
Palle Jensen	Senior Vice President of Regulatory Affairs	$60,000	26%	$73,000		122%
James P. Lynch	Chief Financial Officer and Treasurer	$75,000	20%	$91,200		122%
R. Scott Yoo	Chief Operating Officer	$60,000	18%	$73,000		122%
______________

(1)	Mr. Belhumeur, who retired effective May 25, 2012, was not paid any bonus for the 2012 fiscal year.
Long-Term Incentive Equity Awards
A significant portion of each named executive officer's compensation is provided in the form of long-term incentive equity awards under the Corporation's Long-Term Incentive Plan ("LTIP"). Long-term incentive awards are typically made to executive officers in the form of restricted stock units ("RSUs") covering shares of the Corporation's common stock. The Committee believes that RSUs are important to encourage the retention of the executive officers and will help to advance the share ownership guidelines the Committee has established for the executive officers. The RSUs have vesting schedules that provide a meaningful incentive for the executive officer to remain in the Corporation's service. In addition, a substantial portion of the CEO's equity grants have historically been performance-vesting RSUs in order to link a greater percentage of his compensation to long-term shareholder return.
RSUs are less dilutive to shareholders than traditional option grants in terms of the number of shares issuable under those RSU awards and provide a more direct correlation between the compensation cost the Corporation must record for financial accounting purposes and the value delivered to the executive officers. In addition, RSUs continue to have value even in periods of declining stock prices and thereby provide a less risky equity compensation program than that associated with option grants that only have value to the extent the price of the underlying stock appreciates over the option term.
The Committee has followed a grant practice of tying regular-cycle equity awards to its annual year-end review of individual performance and its assessment of the Corporation's performance for that year. Accordingly, equity awards are typically made to the named executive officers on an annual basis during the last quarter of each fiscal year or the first month of the succeeding fiscal year.
2012 Fiscal Year Grants to Named Executive Officers other than the CEO: The grants were made solely in the form of service-vesting RSUs without any dividend equivalent rights. Each RSU award will vest, and the underlying shares of the Corporation's common stock will be issued, in three successive equal annual installments over the three-year period of service measured from the award date. The RSU award will vest in full and the underlying shares will become immediately issuable, on an accelerated basis in the following limited circumstances: (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control (i.e. "double trigger"). Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect, thereby preserving the economic value of the awards that would otherwise be lost upon the cancellation of those awards as a result of such change in control.

The chart below indicates the number of shares of the Corporation's common stock underlying the RSU awards made to the named executive officers other than the CEO on January 3, 2012. No other equity awards were made to them during the remainder of the 2012 fiscal year:

Name	Title	Number of Underlying Shares (1)
George J. Belhumeur	Senior Vice President of Operations (through May 25, 2012)	2,079	(2)
Palle Jensen	Senior Vice President of Regulatory Affairs	4,159
James P. Lynch	Chief Financial Officer and Treasurer	4,159
R. Scott Yoo	Chief Operating Officer	3,535
______________

(1)
The number of shares underlying the RSUs granted to each officer listed in this table was determined by dividing (i) $50,000 for Mr. Belhumeur, $100,000 for Mr. Jensen and Mr. Lynch, and $85,000 for Mr. Yoo, by (ii) $24.04, the closing selling price of the Corporation's common stock on the January 3, 2012 grant date.

(2)	The award was cancelled upon Mr. Belhumeur's retirement on May 25, 2012, and none of the shares of the Corporation's common stock subject to the award were issued to him.
Grants to CEO: As part of his compensation package that became effective as of January 1, 2010, the CEO was granted two multi-year equity incentive awards in January 2010 in lieu of a series of regular annual equity awards over the 2010 to 2014 fiscal year period. The first award, in the form of RSUs covering 37,850 shares of the Corporation's common stock, contains a performance-vesting condition tied to a specified rate of total shareholder return over a five-year period ending with the close of the 2014 fiscal year. The second award, also in the form of RSUs, covers 12,000 shares of the Corporation's common stock and is tied to a three-year service-vesting schedule. Both awards were intended to serve as long-term retention vehicles for the CEO. At the time the awards were made in January 2010, the CEO's total target direct compensation (base salary, target annual bonus and the annualized grant-date fair value of those two retention equity awards) was determined to be aligned with the 75th percentile for comparable positions at the peer group companies. For the 2011 fiscal year, no additional equity awards were made to the CEO.
However, the Committee made additional RSU awards dated January 24, 2012 and January 2, 2013 to the CEO in recognition of the fact that the annualized grant-date value of equity awards for peer group chief executive officers had increased since 2010, and that the CEO's s relative competitive total target direct compensation position had accordingly declined and was, in the Committee's view, low in relation to his level of experience and leadership abilities. The additional awards cover 4,321 shares and 9,170 shares, respectively, of the Corporation's common stock and will vest in three successive equal annual increments upon his completion of each year of service over the three-year period measured from the respective January 24, 2012 and January 2, 2013 award dates. The two awards were designed to restore the CEO's total direct compensation for both the 2012 and 2013 fiscal years to between the 50th and the 75th percentiles based on the more recent market data.
Executive Benefits and Perquisites
The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee's belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are commonly provided by peer group companies.
Retirement Benefits: Executive officers are eligible to receive retirement benefits under San Jose Water Company's Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the Corporation's employees. Executive officers hired before March 31, 2008 are eligible to receive additional retirement benefits under the Executive Supplemental Retirement Plan ("SERP"), and executive officers hired on or after March 31, 2008 (including Mr. Lynch) are eligible to receive retirement benefits under the Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). Both of those plans are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of San Jose Water Company with respect to their accrued benefits under those plans. A description of the plans and the benefits payable to each named executive officer upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this Proxy Statement.

The pension benefits payable to the executive officers under the SERP will increase in correlation with increases in their compensation levels and years of service. However, the present value of each executive officer's accrued pension benefit under the SERP will not only reflect such increases but will also fluctuate from year to year based on the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
Mr. Lynch, the Corporation's Chief Financial Officer, commenced employment with the Corporation after March 31, 2008 and accordingly participates in the Cash Balance SERP. Under that plan, each participant will receive compensation credits and interest credits on a quarterly basis to the book account maintained for him or her under the plan. The amount of the compensation credit each quarter will be tied to his or her compensation for that quarter and his or her years of credited service, and the percentage of compensation to be credited on such quarterly basis will increase as the participant's years of credited service increase. For Mr. Lynch, the percentage of compensation credited to his Cash Balance SERP account for the first 20 years of credited service will be at 15 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants, and he will vest in his accrued benefit under such plan after three years of service instead of the regular 10-year vesting schedule in effect for the other participants.
For further information concerning the SERP and the Cash Balance SERP, please see the section entitled "Pension Benefits" that appears later in this Proxy Statement.
Broad-Based Employee Benefit Plans: Executive officers are also eligible to participate in San Jose Water Company's Salary Deferral Plan, a tax-qualified 401(k) defined contribution plan. San Jose Water Company matches up to four percent of each participant's contributions, subject to certain statutory limits. Such plan is open to all employees and officers under the same terms and conditions.
Elective Deferral: The named executive officers and certain other highly compensated employees may participate in San Jose Water Company's Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their bonus or other incentive compensation. The deferred amounts are credited with an annual fixed rate of interest that will not exceed 120 percent of the long-term Applicable Federal Rate ("AFR") determined at the start of each fiscal year, compounded semi-annually. A description of the plan and the amounts deferred thereunder are set forth in the section entitled "Non-Qualified Deferred Compensation," which appears later in this Proxy Statement.
Other Benefits and Perquisites: All administrative employees, including executive officers, are eligible to receive standard health care, disability, life and travel insurance, and professional development benefits. In addition, the Corporation provides certain executives with (i) vehicles for business use and personal commutes, (ii) club memberships and (iii) reimbursement of certain spousal expenses incurred in connection with business trips taken by such executives. The Corporation also purchases season tickets to sporting and cultural events which the CEO and other executive officers and personnel of the Corporation may use for non-business purposes on occasions. The Corporation does not provide tax gross-ups for any imputed income in connection with providing those particular benefits and perquisites.
Risk Assessment
The Committee, with the input and assistance of the Corporation's Human Resources Department, reviewed the various compensation programs maintained by the Corporation and its subsidiaries to determine whether any of those programs, including those maintained for the named executive officers, encouraged excess risk taking that would create a material risk to the Corporation's economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Committee concluded it was not reasonably likely that any of the Corporation's compensation programs, including the executive officer compensation programs, would have a material adverse effect upon the Corporation. For further information concerning the overall compensation risk assessment process, please see the section to this proxy statement entitled "Executive Compensation and Related Information - Risk Assessment of Compensation Policies and Practices," which appears later in this Proxy Statement.

Executive Severance Plan, Severance Programs and CEO Employment Agreement
Executive Severance Plan: The Corporation has implemented the Executive Severance Plan under which the CEO and the other named executive officers will become entitled to certain severance benefits on a so-called double trigger basis in the event their employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. Accordingly, such benefits would be triggered in connection with such a change in control only if the executive officer's employment is terminated by the Corporation other than for good cause or such executive officer resigns in connection with (i) a significantly adverse change in the nature or the scope of his or her authority or overall working environment, (ii) the assignment of duties materially inconsistent with his or her present duties, responsibilities or status, (iii) a reduction in the sum of his or her base salary and target bonus, or (iv) a relocation of his or her principal place of employment by 55 miles or more.
The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation's employ in the event of an actual or potential change in control transaction and (ii) align the interests of the Corporation's executive officers with those of the shareholders by enabling the executive officers to consider transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.
The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits for new and existing executive officers and limit the instances where "one-off" arrangements will be negotiated with individual executive officers. As set forth above, the change in control benefits provided under the Executive Severance Plan are subject to a "double trigger" so that an executive officer will only receive those benefits if there is a change in control as well as a loss of employment.  This differs from a "single trigger" program that would provide specified benefits immediately upon a change in control. Such a structure is consistent with one of the primary purposes of the Executive Severance Plan, namely to provide the executive officers with personal financial protection only upon loss of employment.
Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover the parachute payment taxes the executive officers may incur under the federal tax laws with respect to one or more severance benefits provided under the plan, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders.
For further information regarding the Executive Severance Plan and the severance benefits provided thereunder, please see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
CEO Employment Agreement: The Corporation entered into an amended and restated employment agreement with the CEO effective January 1, 2008, with an initial two-year term and an automatic renewal feature each year so that there will always be a continuing two-year term, unless the Corporation provides timely notice of non-renewal; provided however, that the term of such agreement will not extend beyond November 16, 2017. Such amended and restated employment agreement was subsequently amended on December 16, 2009 and January 26, 2010, respectively. The principal terms of the employment agreement, as most recently amended, are summarized in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement. Pursuant to that agreement, Mr. Roth will also become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. The Committee believes that such protections are typical for chief executive officers in the peer group companies.
Severance Benefit Package for Mr. Lynch: Mr. Lynch will, as part of his negotiated compensation package with the Corporation become entitled to severance benefits in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. Mr. Lynch also participates in the Executive Severance Plan under which he will become entitled to certain severance benefits in the event his employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. However, there will be no duplication of severance benefits under the two arrangements. For further information concerning Mr. Lynch's compensation package and potential severance benefits, see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.

Separation Package for Mr. Belhumeur: In recognition of his more than 41 years of service with the Corporation and its subsidiaries, in April 2012 the Committee authorized a cash payment to Mr. Belhumeur in the aggregate amount of approximately $40,000 (less applicable withholdings) to be paid in a lump sum on the first day of the seventh month following his retirement date. The payment was conditioned upon Mr. Belhumeur's retirement on May 25, 2012 and his execution and delivery of a release of all claims against the Corporation and its subsidiaries and its affiliates. Mr. Belhumeur retired on May 25, 2012 and signed the required general release. The Committee believes that the separation package for Mr. Belhumeur was fair and reasonable in light of the many years of service he had rendered to the Corporation and the important contributions he had made during that period to the Corporation in its heavily-regulated business environment.
Executive Officer Security Ownership Guidelines
In 2006, the Committee established a policy requiring named executive officers to achieve specific security ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive officer stock ownership and will serve to further align the interests of the executive officers with those of shareholders. Pursuant to the policy, executive officers are expected to own shares of the Corporation's common stock with an aggregate value equal to two times the annual base salary for the CEO and one times the annual base salary for the other named executive officers. Shares of the Corporation's common stock owned outright, shares underlying RSUs, and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, all count as shares owned for purposes of the guideline. Until the guideline is met, each executive is required to hold any shares of the Corporation's common stock issued upon the vesting of RSUs (net of any shares withheld or sold to cover statutory withholding taxes and other applicable taxes). As of December 31, 2012, all the named executive officers, except for Mr. Lynch, had complied with the policy. Mr. Lynch has until October 2015 to comply. The following table shows each named executive officer's share ownership as of December 31, 2012, except for Mr. Belhumeur who retired effective May 25, 2012:

Name	Title	Security Ownership ($)(1)	Security Ownership Guideline ($)(2)
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$5,909,855	$1,250,000
Palle Jensen	Senior Vice President of Regulatory Affairs	$238,895	$230,000
James P. Lynch	Chief Financial Officer and Treasurer	$249,269	$375,000
R. Scott Yoo	Chief Operating Officer	$575,411	$335,000
_______________

(1)
This amount is calculated by multiplying (i) the sum of the shares of the Corporation's common stock actually owned, the shares underlying restricted stock units and the shares underlying deferred stock units attributable to deferred compensation, by (ii) $26.60, the closing selling price of the common stock on December 31, 2012, the last trading day of the 2012 fiscal year.

(2)	This amount is equal to two times the base salary in effect for the CEO for the 2012 fiscal year and one times the base salary in effect for the other named executive officers for such year.
Policy Governing Hedging and Pledging of Common Stock
The Corporation has adopted policies that preclude the executive officers and certain employees and other individuals, including family members residing in the same household, from engaging in hedging transactions in the Corporation's common stock such as put and call options and short sales and from pledging the Corporation's common stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.

IRC Section 162(m) Compliance
As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Corporation are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) to the extent that such compensation exceeds one million dollars ($1,000,000) per officer in any one year and does not otherwise qualify as performance-based compensation. The Corporation's Long-Term Incentive Plan ("LTIP") is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the one million dollar ($1,000,000) limitation. In addition, RSUs with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the LTIP may also be structured to qualify as performance-based compensation for Section 162(m) purposes.
However, RSUs subject only to service-vesting requirements will not qualify as such performance-based compensation. Other awards made under the LTIP may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee's view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Corporation's financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee's belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Corporation's financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
The Corporation believes that the total amount of compensation paid during the 2012 fiscal year to the named executive officers subject to Section 162(m) (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible by the Corporation and not affected by the Section 162(m) limitation. However, in future years, it is possible that the total amount of compensation paid by the Corporation to one or more executive officers may not be fully deductible for tax purposes by reason of the Section 162(m) limitation.

Summary Compensation Table
The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 by the Corporation's Chief Executive Officer, the Chief Financial Officer, and each of the Corporation's two other most highly compensated executive officers whose total compensation for the 2012 fiscal year (exclusive of the amounts reported in column (h) of such table) was in excess of $100,000 and who were serving as executive officers at the end of the 2012 fiscal year. Although George J. Belhumeur, the Corporation's former Senior Vice President of Operations, retired on May 25, 2012, he is also included in the table because his compensation for the 2012 fiscal year would have made him one of the Corporation's three highest-paid executive officers (other than the Chief Executive Officer and the Chief Financial Officer who are included in the table by reason of their positions) had he continued in the Corporation's employ through the close of the 2012 fiscal year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2012 fiscal year (exclusive of any amounts that would have been reportable in column (h) of such table) have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "named executive officers."

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(1) (d)		Stock Awards ($)(3) (e)		Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compen- sation ($)(1) (g)	Change in Pension Value ($) (h)		All Other Compen- sation ($)(8) (i)	Total ($) (j)
W. Richard Roth	2012	$625,000	—		$90,827		—	$201,302	$763,046	(5)	$33,736	$1,713,911
President, Chief Executive Officer and Chairman of the Board of SJW Corp.	2011	$625,000	—		—		—	$166,317	$1,419,587	(6)	$31,903	$2,242,807
	2010	$625,000	$30,000	(2)	$572,185	(4)	—	$87,890	$447,634	(7)	$35,308	$1,798,017

George J. Belhumeur	2012	$185,449	—		$45,572		—	—	$300,430	(5)	$100,543	$631,994
Senior Vice President of Operations of San Jose Water Company (through May 25, 2012)	2011	$300,000	$40,000		$44,864		—	—	$186,940	(6)	$17,062	$588,866
	2010	$300,000	$30,000	(2)	$44,335		—	—	$54,482	(7)	$17,261	$446,078

Palle Jensen	2012	$230,000	$73,000		$91,165		—	—	$245,987	(5)	$11,802	$651,954
Senior Vice President of Regulatory Affairs of San Jose Water Company (since October 26, 2011)	2011	$210,000	$40,000		$13,462		—	—	$328,228	(6)	$13,867	$605,557

James P. Lynch	2012	$375,000	$91,200		$91,165		—	—	$85,105	(5)	$20,110	$662,580
Chief Financial Officer and Treasurer of SJW Corp.	2011	$350,000	$75,000		$67,308		—	—	$74,836	(6)	$15,354	$582,498
	2010	$80,769	$38,750	(2)	$66,853		—	—	$2,810	(7)	$5,545	$194,727

R. Scott Yoo	2012	$335,000	$73,000		$77,487		—	—	$131,016	(5)	$18,253	$634,756
Chief Operating Officer of San Jose Water Company	2011	$310,000	$50,000		$76,290		—	—	$346,866	(6)	$18,274	$801,430
	2010	$310,000	$58,000	(2)	$75,377		—	—	$415,874	(7)	$17,936	$877,187

_______________

(1)
Includes amounts deferred under (i) the Corporation's Special Deferral Election Plan, a non-qualified deferred compensation plan for the Corporation's officers and other select management personnel and (ii) San Jose Water Company's Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)
Represents (i) for Messrs. Belhumeur and Yoo, the bonus earned for the 2010 fiscal year on the basis of corporate and individual performance, (ii) for Mr. Lynch, his pro-rated target bonus earned for his period of employment during the 2010 fiscal year and (iii) a special cash bonus award in the amount of $30,000 for Mr. Roth and $20,000 each for Messrs. Lynch and Yoo.

(3)
The dollar amount reported is equal to the aggregate grant date fair value of the stock awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the FASB ASC Topic 718 grant date fair value of each such award are set forth in Note 11 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2012 fiscal year. For further information concerning the grant date fair value of the awards, see the section below entitled "Grants of Plan-Based Awards." Mr. Roth is credited with shares of deferred stock, and a number of those deferred shares include dividend equivalent rights. The phantom dividends that accumulate each year on those deferred shares pursuant to such dividend equivalent rights are converted into additional deferred shares. However, since the dividend equivalent rights were factored into the original grant date fair value of Mr. Roth's deferred shares, no further amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the fiscal year as a result of those dividend equivalent rights. The phantom dividends for the 2012 fiscal year were converted on January 2, 2013 into an additional 3,102 deferred shares for Mr. Roth. Such deferred shares had a fair market value of $82,513 on December 31, 2012 based on the $26.60 closing selling price of the Corporation's common stock on December 31, 2012, the last trading day in the 2012 fiscal year.

(4)
Mr. Roth's performance-based awards are treated, for financial accounting purpose, as subject to market condition vesting, and therefore the grant date fair value of each such award has been discounted to reflect the attainability of the applicable market condition.

(5)
Consists solely of the increase in the actuarial present value of each named executive officer's accrued pension benefits recorded for the 2012 fiscal year. The present value of the accrued pension benefit fluctuates from year-to-year based on additional years of service and changes in compensation. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. Except for Mr. Belhumeur who retired on May 25, 2012, the present value of the accrued pension benefit does not include any incremental value in that benefit attributable to any accrued vacation pay or termination pay which otherwise may be includable in the benefit formula to which the named executive officer may become entitled at the time of his or her retirement. The table below indicates the actuarial present value of the pension benefits accrued as of the close of the 2012 and 2011 fiscal years, respectively, by each named executive officer. For the 2011 fiscal year calculations the discount rates applied were 4.34% for the Retirement Plan and 4.02% for the Executive Supplemental Retirement Plan ("SERP") and Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). For the 2012 fiscal year calculations, the discount rates applied were 3.92% for the Retirement Plan and 3.5% for the SERP and Cash Balance SERP. Mr. Lynch's Cash Balance SERP benefit is based on a contribution rate of 15% of his quarterly compensation (as defined in the plan), offset by a portion of his accrued benefit under the Retirement Plan. $188,495 of the reported increase in the actuarial present value of Mr. Belhumeur's pension benefit is attributable to the increase in the present value of his SERP benefits due to the inclusion, pursuant to the terms of the SERP, of the accrued vacation and termination pay received in connection with his retirement from the Corporation in May 2012.

Actuarial Present Value of Retirement Benefits	W. Richard Roth	George J. Belhumeur	Palle Jensen	James P. Lynch	R. Scott Yoo
Accrued as of the close of the 2012 fiscal year	$6,016,946	$2,743,171	$1,185,560	$162,751	$2,984,191
Accrued as of the close of the 2011 fiscal year	$5,253,900	$2,442,741	$939,573	$77,646	$2,853,175
Change in Pension Value	$763,046	$300,430	$245,987	$85,105	$131,016

(6)
Consists solely of the increase in the actuarial present value of each named executive officer's accrued pension benefits recorded for the 2011 fiscal year. For further information concerning the pension benefits, see the section below entitled "Pension Benefits."

(7)
Consists solely of the increase in the actuarial present value of each named executive officer's accrued pension benefits recorded for the 2010 fiscal year. For Mr. Lynch, the difference in actuarial present value is measured from his 2010 fiscal year entry date into the Retirement Plan.

(8)
Consists of the following amounts for each of the named executive officers: (i) spousal travel expenses, (ii) club memberships, (iii) personal use of company vehicle, and (iv) 401(k) employer match made on such individual's behalf. Solely for Mr. Belhumeur, there is also included (i) cash out of accrued vacation, (ii) the lump sum separation payment in the amount indicated below that was paid to him in December 2012, and (iii) lump sum termination payment in the amount indicated below that was paid to him in December 2012.

For the Year Ended December 31, 2012

Description	W. Richard Roth	George J. Belhumeur	Palle Jensen	James P. Lynch	R. Scott Yoo
Spousal Travel Expenses	$1,557	—	—	—	—
Club Memberships	$13,168	$475	$620	$4,910	—
Personal Use of Company Vehicle	$9,211	$2,586	$1,998	$5,400	$8,453
401(k) Employer Match	$9,800	$7,418	$9,184	$9,800	$9,800
Cash Out of Accrued Vacation	—	$50,449	—	—	—
Separation Payment	—	$15,000	—	—	—
Termination Payment	—	$24,615	—	—	—
Total	$33,736	$100,543	$11,802	$20,110	$18,253

Grants of Plan-Based Awards
The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2012 fiscal year under a compensation plan.

Name (a)	Grant Date (b)	Date of Pre- Authori- zation	Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securi- ties Under- lying Options (#) (j)	Exer- cise or Base Price of Option Awards ($/Sh) (k)	Grant Date Value (4) (l)
			Thresh- old (#) (c)	Target (#) (d)	Maxi- mum (#) (e)	Thresh- old (#) (f)	Tar- get (#) (g)	Maxi- mum (#) (h)
W. Richard Roth	1/24/2012	1/24/2012	$78,125	$156,250	$234,375	—	—	—	—		—	—	—
	1/24/2012	1/24/2012							4,321	(2)			$90,827
George J. Belhumeur	1/3/2012	10/25/2011	—	—	—	—	—	—	2,079	(3)	—	—	$45,572
Palle Jensen	1/3/2012	10/25/2011	—	—	—	—	—	—	4,159	(3)	—	—	$91,165
James P. Lynch	1/3/2012	10/25/2011	—	—	—	—	—	—	4,159	(3)	—	—	$91,165
R. Scott Yoo	1/3/2012	10/25/2011	—	—	—	—	—	—	3,535	(3)	—	—	$77,487
_______________

(1)
Reflects potential payouts under the Corporation's Executive Officer Short-Term Incentive Plan. Each potential level of payout was tied to the level at which San Jose Water Company attained the performance goals for the 2012 fiscal year established by the Executive Compensation Committee. The goals were tied to a stated return on equity objective, environmental compliance and designated operational goals based on key water industry objectives. The return on equity objective was met between the threshold and target levels and the environmental and operational goals were attained at the maximum level, resulting in an actual bonus to Mr. Roth in the dollar amount of $201,302 or approximately 129% of his target bonus for the year.

(2)
On January 24, 2012, Mr. Roth was awarded restricted stock units under the Corporation's Long-Term Incentive Plan covering 4,321 shares of the Corporation's common stock. The restricted stock units will vest in three successive equal annual installments upon Mr. Roth's completion of each year of service with the Corporation over the three-year period measured from the award date. The shares of common stock underlying the restricted stock units will be issued as those units vest. All of the units will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable from time to time under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.

(3)
On January 3, 2012, Messrs. Belhumeur, Jensen, Lynch and Yoo were each awarded restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit entitles the officer-recipient to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon the officer's completion of each year of service with the Corporation over the three-year period measured from the award date (January 3, 2012). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes. Mr. Belhumeur's award was cancelled upon his retirement on May 25, 2012, and none of the shares of the Corporation's common stock subject to the award were issued to him.

(4)
The grant date value is calculated in accordance with FASB ASC Topic 718, and accordingly determined on the basis of the closing selling price per share of the Corporation's common stock on the applicable grant date, as appropriately discounted to reflect the lack of dividend equivalent rights. The reported grant date value does not take into account any estimated forfeitures relating to service-vesting conditions.

2012 Annual Bonus Program
In January 2012, the Executive Compensation Committee set the bonus potential for Mr. Roth for the 2012 fiscal year. The dollar amount of that bonus was tied to the level at which San Jose Water Company attained the performance goals for the 2012 fiscal year established for it by the Executive Compensation Committee. The goals were tied to a stated return on equity objective, environmental compliance and designated operational objectives based on key water industry objectives. At threshold level attainment, Mr. Roth's bonus potential was set at $78,125 (12.5 percent of base salary); for target level attainment, the bonus potential was $156,250 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $234,375 (37.5 percent of base salary). The actual bonus amount could accordingly vary from 0 to 150 percent of the target bonus amount based on the level at which the various performance goals were attained. Further information concerning the bonus program established for Mr. Roth for the 2012 fiscal year, together with a description of the more discretionary annual bonus program in effect for the other named executive officers, is set forth in the Compensation Discussion & Analysis that appears earlier in the Proxy Statement.
2013 Stock-Based Awards
On January 2, 2013, Messrs. Lynch, Jensen and Yoo were awarded restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit will entitle the officer-recipient to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units will vest in a series of three successive equal annual installments upon the officer's completion of each year of service with the Corporation over the three-year period measured from the award date (January 2, 2013). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes. The chart below indicates the number of shares of the Corporation's common stock underlying those restricted stock unit awards:

Name	Number of Underlying Shares
Palle Jensen	3,668
James P. Lynch	3,668
R. Scott Yoo	3,668
On January 2, 2013, Mr. Roth was awarded restricted stock units under the Corporation's Long-Term Incentive Plan covering 9,710 shares of the Corporation's common stock. The restricted stock units will vest in three successive equal annual installments upon Mr. Roth's completion of each year of service with the Corporation over the three-year period measured from the award date. The shares of common stock underlying the restricted stock units will be issued as those units vest. All of the units will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable from time to time under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.

Risk Assessment of Compensation Policies and Practices
The Executive Compensation Committee, with input and assistance from the Human Resources Department, undertook a substantial review of the various compensation programs, policies and practices maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs, policies and practices encouraged excess risk taking that would create a material risk to the Corporation's economic viability. As part of that process, the Executive Compensation Committee reviewed a detailed inventory of the Corporation's compensation plans and programs prepared by the Human Resources Department in which the principal features of each plan were summarized, the potential risk factors (if any) associated with each plan were identified and the mitigation factors designed to address those risks were described. Based on that review and the fact that as public utilities the Corporation's wholly-owned subsidiaries, San Jose Water Company and SJWTX, Inc., operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs, policies and practices of the Corporation or its subsidiaries, whether individually or in the aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs, policies and practices for the Corporation's executive officers:
•The overall compensation structure is applied uniformly throughout the Corporation and its subsidiaries, with the only major exception relating to the equity component of that compensation structure. Equity compensation (other than through participation in the Corporation's broad-based employee stock purchase plan) has historically been granted only to officers of the Corporation or its subsidiaries and is provided primarily in the form of stock option grants or restricted stock units that vest incrementally over their period of continued service. The Chief Executive Officer also holds restricted stock units that are tied to the attainment of total stockholder return objectives measured over a period of five years, and one or more officers may from time to time be granted stock awards or stock rights contingent upon the attainment of designated performance objectives over their period of continued service. Neither the Corporation nor its subsidiaries have any material compensation arrangements that are unique to any business unit or that otherwise depart significantly from the general uniformity of the overall compensation structure throughout the organization.
•For most of the employee base, compensation is primarily in the form of base salary. Certain employees, other than the named executive officers, are also eligible to receive cash bonuses with target levels tied to a fixed dollar amount generally ranging from $6,500 to $65,000. For such employees, the bonus component is tied to both financial and non-financial metrics and individual performance, and the maximum bonus that can be earned is capped between 150 to 200 percent of the target bonus.
•The cash bonus program for the named executive officers is tied either to a percentage of base salary that ranges from 16 to 26 percent or to a fixed dollar amount generally ranging from $50,000 to $80,000 with a maximum bonus potential set at 150 percent of the target bonus for the Chief Executive Officer and 200 percent of the target bonus for the other executive officers. One hundred percent of the Chief Executive Officer's bonus potential and 75 percent of the bonus potential of the other executive officers is tied to performance goals that are intended to sustain shareholder value, such as return on equity, environmental compliance and the attainment of certain water industry objectives.
•Accordingly, the overall compensation structure is not overly weighted toward short-term incentives, and by imposing meaningful caps on the potential pay-outs under each of the short-term cash incentive programs, the Corporation has taken reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking. In addition, the Corporation has an internal business risk assessment structure that identifies the major risks to the business of the Corporation and its subsidiaries and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for the short-term incentive programs might otherwise contribute to any potential risks identified for the business, there are already procedures in place to control and limit those risks.
•In addition, in December 2009, the Executive Compensation Committee negotiated a new compensation package with the Chief Executive Officer which substantially increased the base salary component. One of the main objectives of the new compensation package was to provide the Chief Executive Officer with a more stable and consistent level of compensation over a five-year period as a substantial incentive for him to continue in the Corporation's employ. By doing so, the Board believes that the overall risk profile of the Chief Executive Officer's compensation package is more effectively balanced among its current cash, long-term equity and retirement/deferred compensation components.
•Each of the officers receive equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation's common stock, and the value of those awards increase as the price of the common stock appreciates and shareholder value is thereby created. Accordingly, the equity component is structured so as to encourage long-term growth and appreciation in the value of the Corporation's business and stock price.
•The Corporation has transitioned from stock option grants to restricted stock unit awards. This transition has mitigated the potential to encourage risk taking in the short-term due to the fact that stock options have value only if the price of the underlying shares increases and have no limit on the amount that can be realized from such potential appreciation. Restricted stock units, on the other hand, should reduce the incentive for excessive risk taking because they provide varying levels of compensation as the market price of the Corporation's common stock fluctuates over time. In addition, the restricted stock unit awards vest over a period of years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation's long-term performance. Because such awards are made annually, the officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.
•The Chief Executive Officer holds a restricted stock unit award covering 37,850 shares that is performance based and will only vest upon the attainment of a pre-established rate of total shareholder return over a five-year performance period. Awards that tie vesting to performance-objectives such as rates of total shareholder return further advance the Corporation's objective to maintain a compensation structure that encourages the creation and maintenance of long-term shareholder value.
•The Corporation maintains a tax-qualified retirement plan on an employee-wide basis. The plan is divided into two components: a traditional defined benefit pension formula for employees who commenced employment with the Corporation prior to March 31, 2008 and a cash-balance pension formula for employees who commence employment on or after that date. The retirement benefit formula under such plan is based on cash compensation levels and years of credited service and, for the cash balance component, the applicable quarterly contribution rate. More detailed information concerning the benefit accrual formulas for the two components is set forth in the "Pension Benefits" section that appears later in this Proxy Statement. The federal tax laws impose a maximum dollar limitation on the annual retirement benefit that can be accrued under such plan and also impose certain funding obligations on the Corporation with respect to the benefits participants accrue under the plan. The Corporation periodically reviews the funding status of the plan to determine whether there would be any material risk posed by those funding obligations in relation to the current assets of the plan or its projected future contribution levels and to consider appropriate action to mitigate any identifiable risks through potential changes in plan structure or investment strategy.
•The Corporation also maintains an Executive Supplemental Retirement Plan for certain officers and other selected executives that supplement their retirement benefits under the tax-qualified plan. The benefit formula is also tied to cash compensation levels and years of service, and the maximum annual retirement benefit that can be accrued under such plan is limited to a maximum benefit equal to 60 percent of the participant's average annual compensation (determined on the basis of his or her three highest consecutive years of compensation measured in terms of salary and bonus) less the annual retirement benefit accrued under the tax-qualified plan. Officers, such as Mr. Lynch, and other selected individuals who commence employment with the Corporation on or after March 31, 2008 are instead eligible for participation in the Cash Balance Executive Supplemental Retirement Plan. Unlike the qualified retirement plan benefits, participants in these two supplemental retirement plans are only general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plans were the Corporation to become insolvent.
•The Corporation has also instituted share ownership guidelines which require the senior executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation's common stock, the Corporation has further aligned their interests with those of the shareholders and mitigated the risk of excessive risk taking.
•Finally, the Corporation has adopted policies that preclude certain employees and other individuals, including officers and family members residing in the same household, from engaging in hedging transactions in the Corporation's stock such as put and call options and from pledging the Corporation's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.
For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, when analyzed either in terms of its organization-wide application or its specific application to various major business units, would have any material adverse effect upon the Corporation.

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2012.

Name (a)	Option Awards						Stock Awards
	Number of Securities Under- lying Unex- ercised Options (#) Exer- cisable (b)		Number of Securities Under- lying Unex- ercised Options (#) Unexer- cisable (c)	Equity Incen- tive Plan Awards: Number of Securi- ties Under- lying Unex- ercised Un- earned Options (#) (d)	Option Exercise Price ($) (e)	Option Expi- ration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
W. Richard Roth	12,797	(2)	—	—	$14.85	1/2/2014	4,000	(5)	$106,400	(5)	37,850	(12)	$1,006,810	(12)
	33,452	(3)	—	—	$17.63	1/3/2015	4,321	(6)	$114,939	(6)
George J. Belhumeur(1)	533	(2)	—	—	$14.85	1/2/2014	—		—		—		—
	1,254	(3)	—	—	$17.63	1/3/2015
Palle Jensen	—		—	—	—	—	128	(7)	$3,405	(7)	—		—
							322	(8)	$8,565	(8)
							426	(9)	$11,332	(9)
							4,159	(10)	$110,629	(10)
James P. Lynch	—		—	—	—	—	2,130	(9)	$56,658	(9)	—		—
							4,159	(10)	$110,629	(10)
							1,518	(11)	$40,379	(11)
R. Scott Yoo	2,508	(3)	—	—	$17.63	1/3/2015	723	(7)	$19,232	(7)	—		—
	14,000	(4)	—	—	$27.69	7/28/2015	1,826	(8)	$48,572	(8)
							2,415	(9)	$64,239	(9)
							3,535	(10)	$94,031	(10)
_______________

(1)	In connection with his retirement on May 25, 2012, Mr. Belhumeur forfeited unvested restricted stock units covering an aggregate of 4,998 shares.

(2)
Represent stock options granted on January 2, 2004 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2012, the option was fully vested and exercisable for all the option shares.

(3)
Represent stock options granted on January 3, 2005 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2012, the option was fully vested and exercisable for all the option shares.

(4)
Represent stock options granted on July 28, 2005 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2012, the option was fully vested and exercisable for all the option shares.

(5)
Represents service-vesting restricted stock units granted on January 26, 2010 and covering 12,000 shares. The underlying shares vest in three successive equal annual installments measured from the January 26, 2010 award date, provided Mr. Roth continues in the Corporation's service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2012, one-third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.60 closing selling price of the common stock on December 31, 2012.

(6)
Represents service-vesting restricted stock units granted on January 24, 2012 and covering 4,321 shares. The underlying shares vest in three successive equal annual installments measured from the January 24, 2012 award date, provided Mr. Roth continues in the Corporation's service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2012, all the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.60 closing selling price of the common stock on December 31, 2012.

(7)
Represents restricted stock units granted on January 2, 2009 and covering: 510 shares for Mr. Jensen and 2,890 shares for Mr. Yoo. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2012, one-fourth of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.60 closing selling price of the common stock on December 31, 2012.

(8)
Represents restricted stock units granted on January 4, 2010 and covering: 644 shares for Mr. Jensen and 3,652 shares for Mr. Yoo. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2012, half of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.60 closing selling price of the common stock on December 31, 2012.

(9)
Represents restricted stock units granted on January 3, 2011 and covering: 568 shares for Mr. Jensen, 2,840 for Mr. Lynch and 3,219 shares for Mr. Yoo. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2012, three-fourths of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.60 closing selling price of the common stock on December 31, 2012.

(10)
Represents restricted stock units granted on January 3, 2012 and covering: 4,159 shares for Mr. Jensen, 4,159 for Mr. Lynch and 3,535 shares for Mr. Yoo. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2012, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.60 closing selling price of the common stock on December 31, 2012.

(11)
Represents restricted stock units granted on October 4, 2010 and covering 3,036 shares. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2012, half of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.60 closing selling price of the common stock on December 31, 2012.

(12)
Represents performance-vesting restricted stock units granted on January 26, 2010 and covering 37,850 shares. The underlying shares will vest if the Corporation achieves an annualized total shareholder return of 6% over the five-year period from January 1, 2010 until December 31, 2014, provided Mr. Roth remains in the Corporation's employ through such date, but with such service-vesting component to become inapplicable under certain circumstances. The reported market value of the shares underlying those unvested units is based on the $26.60 closing selling price of the common stock on December 31, 2012.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, the number of shares of the Corporation's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2012, and the number and value of shares of the Corporation's common stock subject to each restricted stock, deferred stock or restricted stock unit award that vested during the year ended December 31, 2012. No stock appreciation rights were exercised by the named executive officers during the 2012 fiscal year, and none of such officers held any stock appreciation rights as of December 31, 2012.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)
W. Richard Roth	15,244	$162,901	3,102	$82,513
	1,100	$11,743	4,667	$110,935
			4,000	$93,720
George J. Belhumeur	—	—	371	$8,919
			425	$10,217
			537	$12,786
			473	$11,371
Palle Jensen	—	—	74	$1,779
			127	$3,053
			161	$3,833
			142	$3,414
James P. Lynch	—	—	759	$19,195
			710	$17,068
R. Scott Yoo	—	—	630	$15,145
			722	$17,357
			913	$21,739
			804	$19,328
______________

(1)
The value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)
Includes the phantom cash dividends which accumulated during the 2012 fiscal year on the shares of the Corporation's common stock underlying restricted stock awards which were converted on January 2, 2013 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2012 fiscal year.

(3)
The value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares which vested on such date. For the phantom cash dividends which were converted into additional deferred shares on January 2, 2013, the value realized is determined by multiplying (i) the $26.60 closing selling price of the common stock on December 31, 2012 by (ii) the number of those additional deferred shares.

Pension Benefits
The Corporation maintains three defined benefit plans: the Retirement Plan, a tax-qualified pension plan (the "Retirement Plan"), the Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the "SERP") and the Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan for certain individuals who commence employment with the Corporation on or after March 31, 2008 (the "Cash Balance SERP").
The following table sets forth as of December 31, 2012 for each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer's accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation's last completed fiscal year.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(1)	Payments During Last Fiscal Year ($) (e)
W. Richard Roth	San Jose Water Company Retirement Plan	23	$1,527,134
	San Jose Water Company Executive Supplemental Retirement Plan	23	$4,489,812
George J. Belhumeur	San Jose Water Company Retirement Plan	42	$1,603,928	$112,034	(2)
	San Jose Water Company Executive Supplemental Retirement Plan	42	$1,139,243	$53,548
Palle Jensen	San Jose Water Company Retirement Plan	18	$760,605
	San Jose Water Company Executive Supplemental Retirement Plan	18	$424,955
James P. Lynch	San Jose Water Company Retirement Plan	2	$27,973
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	2	$134,778
R. Scott Yoo	San Jose Water Company Retirement Plan	27	$1,721,545
	San Jose Water Company Executive Supplemental Retirement Plan	27	$1,262,646
______________

(1)
Except as to Mr. Belhumeur, the present value of the accrued pension benefit does not include any incremental value in that benefit attributable to any accrued vacation pay or termination pay which may otherwise be includable in the benefit formula at the time of the named executive officer's retirement. For Mr. Belhumeur, who retired in May 2012, the reported present value of his benefit includes the present value of the incremental benefit attributable to his accrued vacation pay and termination pay.

(2)
Includes $46,681 of in-service distribution made pursuant to the provisions of the Retirement Plan that permit such distributions to participants who are at least 65 years old and whose age and years of service total at least 100 years.

The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
The actuarial and economic assumptions used above to value the pension plan benefits include the IRS Generational Mortality Table, a 3.92 percent discount rate for San Jose Water Company's Retirement Plan and a 3.5 percent discount rate for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan (for 2011 a discount rate of 4.34 percent was used for the Retirement Plan and a discount rate of 4.02 percent was used for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan and the IRS Generational Mortality Table was used for such plans). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 10 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2012 fiscal year.
Retirement Plan Benefit
Benefit accruals under San Jose Water Company's Retirement Plan ("Retirement Plan") differ depending on whether an employee first commenced status as an employee (i) before March 31, 2008 or (ii) on or after March 31, 2008. All the named executive officers, except for James P. Lynch, commenced service before March 31, 2008.
The monthly retirement benefit under the Retirement Plan payable at age 65 (the plan's normal retirement age) to each named executive officer who commenced employee status before March 31, 2008 will be equal to 1.6 percent of his average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For participants who commenced employee status before March 31, 2008, the Retirement Plan also contains a special benefit calculation when their combined age and service equals or exceeds 75. Except for Mr. Jensen, the combined age and years of service for each named executive officer who commenced employee status before March 31, 2008 at present equals or exceeds 75. Accordingly, the special benefit for each of those named executive officers who commenced employee status before March 31, 2008 and completed at least 30 years of service will be equal to 60 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For those named executive officers with less than 30 years of service, the special benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For purposes of the applicable benefit calculation under the Retirement Plan, (i) a participant's average monthly compensation will be determined on the basis of his or her three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on his or her Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code. No lump sum payment of accumulated retirement benefits is provided under the Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances. A participant age 65 or older who commenced status as an employee before March 31, 2008 can take an in-service distribution if his or her age and years of service equal at least 100 years.

The retirement benefits accruable by employees who first commence service on or after March 31, 2008, including Mr. Lynch, will be based upon the compensation credits and interest credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and his or her years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation
Less than 5	5%
5 but less than 10	6%
10 but less than 15	7%
15 but less than 20	9%
20 or more	11%
For purposes of determining the amount of each participant's compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant's Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation taken into account may not exceed the annual compensation limit determined in accordance with the Internal Revenue Code.
Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant's account as of the last day of that plan quarter by the lesser of: (i) the greater of one quarter of (a) the minimum three percent annual interest rate or (b) the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the plan year; and (ii) one quarter of the six percent maximum annual interest rate.
Benefits accrued under the Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or his or her designated beneficiary or (iii) a reduced joint and survivor annuity for the participant and his or her surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.
All of the named executive officers, except for Messrs. Lynch and Jensen, are currently eligible to receive early retirement benefits under the Retirement Plan in the event they retire. Mr. Lynch joined the Corporation after March 31, 2008 and participates in the cash balance portion of the Retirement Plan.
SERP Benefit
The Executive Supplemental Retirement Plan ("SERP") provides participants with a monthly pension benefit that supplements the pension they earn under the Retirement Plan. Each officer of the Corporation who commenced employee status before March 31, 2008 is eligible for participation under the SERP. Eligible employees selected for SERP participation by the Executive Compensation Committee of the SJW Corp. Board of Directors (the "Committee") will become a participant on the first day of the first calendar month next following his or her selection date or such later date as the Committee may specify. All of the named executive officers other than Mr. Lynch participate in the SERP.
The SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the Retirement Plan. Effective as of January 1, 2010, the dollar amount of that monthly pension for each participant credited with an hour of service on or after January 1, 2010 is determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: 2.2 percent of final average monthly compensation multiplied by the years of service, up to a total monthly retirement benefit not to exceed 60 percent of final average monthly compensation (as determined in the manner indicated below), less (iii) the monthly retirement benefit payable to such individual under the Retirement Plan as a single-life annuity commencing at normal retirement age. Accordingly, the maximum retirement benefit is limited to 60 percent of final average compensation, less a participant's normal retirement benefit under the Retirement Plan.
For purposes of such calculation, participants receive credit for partial years of service, and each participant's final average monthly compensation will be his or her average monthly compensation for the consecutive 36-month period within his or her last 10 years of service with the Corporation for which such average monthly compensation is the highest. A participant's average monthly compensation is calculated on the basis of his or her earned salary for that month and the amount of the annual cash performance bonus that is actually paid to him or her during that month or that would have been paid at that time in the absence of a deferral election.
The SERP benefit will commence following the later of (i) the participant's separation from service with the Corporation or (ii) his or her attainment of age 55, unless the participant makes a timely election of a later attained age. SERP benefits which commence prior to the participant's attainment of age 65 will be subject to actuarial reduction for the early commencement date, except under prescribed circumstances. No lump sum benefit distributions are provided under the SERP.
SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change of control. See the discussion of the Executive Severance Plan in the section below entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" for further information.
The accrued SERP retirement for Messrs. Roth and Yoo will not be reduced for early commencement prior to age 65. The accrued SERP retirement benefit for Mr. Jensen will not be reduced for early commencement if such commencement occurs on or after his attainment of age 60. In computing Mr. Roth's final average compensation, his annual bonus for each year beginning on or after January 1, 2003 will be equal to the greater of his actual bonus or his target bonus for such year.
A participant will vest in his or her SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. As of December 31, 2012, each of the named executive officers who participates in the SERP is vested in his SERP benefit.
Cash Balance SERP Benefit
The Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP") is a supplemental retirement benefit plan for executive officers and other key management personnel who commence employment on or after March 31, 2008 and are accordingly ineligible to participate in the SERP. The actual participants are selected from time to time by the Committee.
An account balance will be maintained for each participant in the Cash Balance SERP and will be periodically credited with a percentage of his or her compensation for the applicable period based on his or her years of credited service in accordance with the following formula:

Years of Credited Service	Percent of Compensation
Less than 5	10%
5 but less than 10	11%
10 but less than 15	12%
15 but less than 20	14%
20 or more	16%
The account balance will also be credited periodically with interest pursuant to a pre-established formula. The participant will vest in his or her account balance upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. The benefit accrued under the Cash Balance SERP will be offset by a portion of the participant's benefit accrued under the Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive his or her retirement benefit under the Cash Balance SERP, a portion of his or her accrued benefit under the

Retirement Plan will be applied as an offset to his or her accrued benefit under the Cash Balance SERP. The remainder of his or her accrued benefit under the Cash Balance SERP will be paid in a lump sum on the first business day of the seventh month following his or her separation from service.
The Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to his or her beneficiary.
Mr. Lynch commenced participation in the Cash Balance SERP on January 1, 2011. At the time of his entry into the plan, the plan was amended to provide Mr. Lynch with (i) a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period and (ii) full vesting of his accrued benefit under the plan upon completion of three years of service.
Non-Qualified Deferred Compensation
The first of the following tables shows the deferred compensation activity for each named executive officer during the 2012 fiscal year attributable to his or her participation in the San Jose Water Company Special Deferral Election Plan (the "Deferral Plan"):

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distribution ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. Richard Roth	$256,901	—	$29,396	—	$1,151,682	(3)
George J. Belhumeur	—	—	$2,355	$25,794	$77,601	(4)
Palle Jensen	—	—	—	—	—
James P. Lynch	—	—	—	—	—
R. Scott Yoo	—	—	$1,629	$48,190	$53,691	(5)
_______________

(1)	Represents the portion of salary and bonus earned for the 2012 fiscal year and deferred under the Deferral Plan.

(2)	Includes for each of the following affected named executive officers the amount of interest that was accrued for the 2012 fiscal year on his outstanding balance under the Deferral Plan.

(3)
Includes (i) $256,901 of salary and bonus earned for the 2012 fiscal year and deferred under the Deferral Plan (ii) $58,945 of salary and/or bonus earned for the 2010 fiscal year and deferred under the Deferral Plan, (iii) $0 of salary and/or bonus earned for the 2011, 2009 and 2008 fiscal years and deferred under the Deferral Plan, (iv) $88,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan, and (v) all interest accrued through December 31, 2012.

(4)
Includes (i) $15,000 of salary and/or bonus earned for each of the 2010 and 2011 fiscal years and deferred under the Deferral Plan, (ii) $17,500 of salary and/or bonus earned for the 2009 fiscal year and deferred under the Deferral Plan, (iii) $20,888 of salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan, (iv) $20,400 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan, and (v) all interest accrued through December 31, 2012. An aggregate of $25,794 was distributed in 2012 in connection with salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan.

(5)
Includes (i) $0 of salary and/or bonus earned for the 2009, 2010 and 2011 fiscal years and deferred under the Deferral Plan, (ii) $45,778 of salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan, (iii) $40,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan, and (iv) all interest accrued through December 31, 2012. An aggregate of $48,190 was distributed in 2012 in connection with salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan until that year.

The following table shows the deferred compensation activity for each named executive officer for the 2012 fiscal year attributable to the deferred shares of the Corporation's common stock awarded or credited to him or her during such year:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(f)(2)
W. Richard Roth	—	—	$408,983	(1)	—	$3,016,334
George J. Belhumeur	—	—	—		—	—
Palle Jensen	—	—	—		—	—
James P. Lynch	—	—	—		—	—
R. Scott Yoo	—	—	—		—	—
______________

(1)
Represents (i) the $82,513 fair market value as of December 31, 2012 of the additional deferred shares of the Corporation's common stock credited to the named executive officer for the 2012 fiscal year as a result of the dividend equivalent rights under his restricted stock units and (ii) the $326,470 increase in the fair market value of the accumulated deferred shares that occurred since the start of the 2012 fiscal year.

(2)
The reported aggregate balance is based on the $26.60 closing selling price of the common stock on December 31, 2012. As of December 31, 2012, Mr. Roth was fully vested in the reported account balance.

Special Deferral Election Plan
The principal features of the Special Deferral Election Plan may be summarized as follows:
The Special Deferral Election Plan (the "Deferral Plan") allows certain key employees, including each of the named executive officers, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their bonus or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or ten-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year, or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.
Employment Agreements, Termination of Employment and Change in Control Arrangements
Executive Severance Plan. Officers of the Corporation or its subsidiaries who are serving in such capacity at the time of a change in control or ownership of the Corporation may become entitled to severance benefits under the Corporation's Executive Severance Plan if their employment terminates under certain circumstances in connection with such change. Accordingly, should (a) such officer's employment be terminated by the Corporation for any reason other than good cause (as defined in the Executive Severance Plan) after the Corporation enters into an agreement to effect the change in control or ownership but before such agreement is terminated or prior to the expiration of a 24-month period following the effective date of the change in control or ownership, or (b) he or she resign for good reason (as defined in such plan) within the 24-month period following the effective date of the change in control or ownership, then (i) such officer will be entitled to a cash severance benefit consisting of three times the annual base salary and target bonus or, in the case of Mr. Roth, a severance benefit equal to 3.75 times the annual base salary, generally payable in three successive equal annual installments with a potential for a lump sum payment to Mr. Roth in the event of a termination in connection with certain change in control transactions, (ii) his or her outstanding stock options will immediately vest and other equity awards may immediately vest in accordance with the terms of the award agreements, (iii) he or she will be reimbursed for the cost of COBRA continuation coverage under the company's group health care plans for himself or herself and his or her spouse and eligible dependents until the earlier of (x) the date of the last annual installment of his or her cash severance benefit or (y) the first date on which the officer is covered under another employer's health benefit program without exclusion for any pre-existing medical condition, and (iv) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her pension benefit under the SERP (the "Enhanced Pension Benefit").
If an officer qualifies for benefits under the Executive Severance Plan and any payment made in connection with a change in control or the subsequent termination of the officer's employment becomes subject to an excise tax under Section 4999 of the Code (the "Excise Tax"), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed.
The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer's execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.
In addition to the benefits provided under the Executive Severance Plan, the named executive officer would also be entitled to (i) retirement benefits under the SERP or Cash Balance SERP and the Retirement Plan and (ii) their deferred compensation under the Corporation's non-qualified deferred compensation plan and their vested-to-date deferred stock awards. The present value of the accumulated pension benefits under the retirement plans as of the close of the 2012 fiscal year is set forth in the table above in the section entitled "Pension Benefits." The value of their accumulated deferred compensation as of December 31, 2012 is set forth in the two tables in the section above entitled "Non-Qualified Deferred Compensation."
For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a change in control, the following transactions will be deemed to constitute a change in control event:

•
A merger, consolidation or other reorganization, unless 50 percent or more of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•
A sale of all or substantially all of the Corporation's assets, unless 50 percent or more of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•	Certain changes in the composition of the Corporation's Board of Directors; or

•
The acquisition of the Corporation's outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation's outstanding securities.

The chart below indicates the potential payments that each named executive officer would receive based upon the following assumptions:

(i)	His employment terminated on December 31, 2012 under circumstances entitling him to full severance benefits under the Executive Severance Plan; and

(ii)
As to any benefits tied to a change in control, the change in control is assumed to have occurred on December 31, 2012 and at a price per share payable to the holders of the Corporation's common stock in an amount equal to the $26.60 per share, the closing selling price of such common stock on December 31, 2012.

(iii)	Mr. Belhumeur is not included in the chart because he retired in May 2012 and received the separation package described below under the heading “Mr. Belhumeur's Separation Package.”

Name	Cash Severance Payment ($)		Present Value of Enhanced Pension Benefit ($)(3)		Estimated Value of Reim-bursed COBRA Continua- tion Health Care Coverage ($)	Value of Accele- rated Option Awards (5)	Value of Accele- rated Restricted Stock Awards (5)	Excise Tax Gross-Up ($)(6)	Total
W. Richard Roth	$2,343,750	(1)	$794,008		$46,124	—	$1,228,149	$2,001,837	$6,413,868
Palle Jensen	$870,000	(2)	$188,319		$67,101	—	$133,931	$623,621	$1,882,972
James P. Lynch	$1,350,000	(2)	$134,778	(4)	$96,647	—	$207,666	$769,557	$2,558,648
R. Scott Yoo	$1,185,000	(2)	$90,770		$67,101	—	$226,074	$642,783	$2,211,728
______________

(1)	Represents 3.75 times Mr. Roth's annual salary of $625,000.

(2)
Represents three times Mr. Jensen's annual salary of $230,000 and Mr. Yoo's annual salary of $335,000 plus three times their target bonus of $60,000, and represents three times Mr. Lynch's annual salary of $375,000 plus three times his target bonus of $75,000.

(3)
The actuarial and economic assumptions used above to value the pension plan include the IRS Generational Table, a 3.5% discount rate (4.02% for 2011). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(4)
The indicated dollar amount represents the present value of Mr. Lynch's Cash Balance SERP account, as previously disclosed in the table in the Pension Benefits section above, that would vest upon the assumed December 31, 2012 change in control event and concurrent termination of employment, since in the absence of such change in control and termination, Mr. Lynch would not be vested in any portion of his Cash Balance SERP account as of December 31, 2012. There would be no other enhancement to his benefits under the Cash Balance SERP, whether in the form of additional compensation credits or contributions or additional years of service credit, triggered by the change in control event or the termination of his employment in connection therewith.

(5)
The unvested restricted stock units and all other unvested deferred stock attributable to dividend equivalent rights will automatically vest on an accelerated basis at the time of the qualifying termination event. The reported dollar values of these unvested units and other deferred shares are based on the $26.60 closing selling price per share of the Corporation's common stock on December 31, 2012.

(6)
Calculated based on (i) W-2 wages for the five-year period 2007 through 2011 or fewer number of years the named executive officer has been employed by the Corporation (for Mr. Lynch, the calculation was based on his W-2 wages for the 2011 calendar year and his annualized salary for 2010), (ii) an effective tax rate of 69.75% (Federal, 35%; State, 13.3%; Medicare, 1.45%; and excise tax, 20%) and (iii) the vesting of all outstanding unvested stock-based awards on the assumed December 31, 2012 change in control/separation from service date.

Mr. Belhumeur's Separation Package. Mr. Belhumeur retired on May 25, 2012 and ceased at that time to be a participant in the Executive Severance Plan. In connection with his retirement, Mr. Belhumeur received a lump cash payment in the amount of approximately $40,000 (less applicable withholdings) on December 1, 2012.

Mr. Roth's Employment Agreement. The Corporation entered into an agreement with Mr. Roth in 2003 in connection with his employment as President and Chief Executive Officer of the Corporation. The agreement had an initial three-year term measured from January 1, 2003 but was automatically extended for a series of additional one-year terms, beginning at the end of the second year of the original term. The employment agreement was amended and restated in its entirety in 2008. The amended and restated employment agreement had an initial two-year term measured from January 1, 2008 but is automatically extended for a series of additional one-year terms at the end of each year. Additional one-year extensions will continue in the future, provided the Corporation does not give notice of non-renewal before November 30 of the then-current year. However, the term of the agreement will not extend beyond November 16, 2017. Pursuant to such amended and restated employment agreement, Mr. Roth will be provided with the following compensation: an annual base salary of not less than $455,000, paid health care coverage for himself and his dependents, certain perquisites and an annual bonus of up to 37.5 percent of his annual base salary, payable based upon the Executive Compensation Committee's assessment of the Corporation's financial performance and his contribution to that performance. The perquisites to which Mr. Roth is entitled include a Corporation-provided motor vehicle (replaceable at three or four-year intervals) and a Corporation-paid club membership. Mr. Roth's annual base salary was increased to $475,000 effective January 1, 2009. Pursuant to a further amendment to his employment agreement, effective as of January 1, 2010: (i) Mr. Roth's annual base salary for each of the 2010, 2011 and 2012 calendar years was increased to $625,000 per year, (ii) his annual base salary for the 2013 calendar year was increased by four percent to the rate of $650,000, and (iii) his annual base salary for the 2014 calendar year will be increased by an additional four percent to $676,000.
Pursuant to the employment agreement entered into in 2003, Mr. Roth received a deferred restricted stock award covering 83,340 shares. The award is fully vested and continues to include dividend equivalent rights. The phantom cash dividends which accumulate each year pursuant to those dividend equivalent rights are converted on the first business day of January in each succeeding year into additional deferred shares based on the average of the per share market prices of the Corporation's common stock on each date actual dividends were paid on such common stock during the year.
If Mr. Roth's employment is involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment is voluntarily terminated for good reason (as defined in such agreement) and such termination does not occur under circumstances entitling him to benefits under the Executive Severance Plan, he will be instead entitled to the following benefits: (i) lump sum cash severance payment equal to 3.9 times his annual base salary at the time of termination (or such higher rate as was in effect at any time during the previous 12 months), and (ii) reimbursement of the costs of COBRA continuation coverage for himself and his spouse until the earlier of (x) the end of the 36-month period measured from the date the employment terminates or (y) the first date on which he is covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Such benefits are conditioned, however, upon Mr. Roth's execution of a general release of all employment-related claims against the Corporation.
If (i) Mr. Roth's employment had been involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement) on December 31, 2012 and (ii) such termination had not occurred under circumstances entitling him to benefits under the Executive Severance Plan, then he would have been entitled to the following payments and benefits in connection with such termination of employment:

Cash Severance	Value of 36 Months of Reimbursed COBRA Continuation Health Care Coverage
$2,437,500 (1)(3)	$46,124	(2)
______________

(1)	Represents 3.9 times the annual rate of base salary of $625,000 in effect for Mr. Roth on December 31, 2012.

(2)	Represents 36 months of health benefit coverage at an average monthly rate of $1,281.

Pursuant to his employment agreement, Mr. Roth may not, during the one-year period following his termination of employment, solicit any individuals who were in the Corporation's employ at the time of such termination or within the preceding six months to work for him or any other entity with which he is affiliated.
As of December 31, 2012, Mr. Roth held outstanding restricted stock units covering 46,171 unvested shares of the Corporation's common stock. Restricted stock units covering 8,321 of those 46,171 shares will vest in one or more successive equal annual installments upon his continued service with the Corporation. Restricted stock units for the remaining 37,850 shares will vest upon the attainment of a specified total shareholder return over the five-year period ending December 31, 2014. However, if on December 31, 2012, Mr. Roth's employment had terminated by reason of death or disability or had been involuntarily terminated other than for good cause (as defined in Mr. Roth's employment agreement) or had he resigned for good reason (as defined in such agreement), then upon such a qualifying termination event, his restricted units covering 8,321 unvested shares of common stock would have vested on an accelerated basis for a total value of $221,339. Such accelerated value was based on the $26.60 per share closing selling price of the common stock on December 31, 2012. In addition, Mr. Roth would, as a result of such a qualifying termination event, vest in a pro-rated amount of his 37,850 shares on December 31, 2014 if the applicable performance vesting objective for those particular shares is met upon the completion of the performance period ending on that date. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth were to vest in one or more restricted stock units in accordance with the foregoing, the underlying shares would be issued on January 31, 2015.
In addition, Mr. Roth would be entitled to accumulated retirement benefit with a present value of $6,016,946 as of December 31, 2012 and vested deferred compensation in the amount of $4,168,016 as of that date.
The outstanding stock options granted to Mr. Roth contain a provision pursuant to which those options may remain outstanding for up to four years if he terminates employment under certain prescribed circumstances.
Mr. Lynch's Offer Letter. Under the terms of his offer letter, Mr. Lynch is entitled to the following compensation package: (i) base salary at the annual rate of $350,000; (ii) annual target bonus in the amount of $75,000, with the actual bonus each year to range from 0 to 150 percent of target based on performance goal attainment; (iii) two separate restricted stock unit awards covering shares of the Corporation's common stock, each issued under the Corporation's Long-Term Incentive Plan and each with a grant-date fair value of $75,000; (iv) company car and reimbursement of membership fees for one local health club; and (v) separation pay in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. However, should Mr. Lynch's employment terminate under circumstances that would otherwise entitle him to separation pay and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and Mr. Lynch will only receive the severance benefits provided under the Executive Severance Plan. Mr. Lynch's base salary was increased to $375,000 for the 2012 calendar year.
Had Mr. Lynch's employment been involuntarily terminated without cause by the Corporation on December 31, 2012 in the absence of a change in control, the salary continuation payment to which he would have been entitled under his offer letter would have been in the aggregate amount of $375,000.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2012 with respect to the shares of the Corporation's common stock that may be issued under the Corporation's existing equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	327,093	(3)	$3.80	(4)	1,308,563	(5)(6)
Equity Compensation Plans Not Approved by Shareholders (2)	N/A		N/A		N/A
Total	327,093	(3)	$3.80	(4)	1,308,563	(5)(6)
_______________

(1)	Consists of the Corporation's Long-Term Incentive Plan and Employee Stock Purchase Plan.

(2)	The Corporation does not have any outstanding equity compensation plans which are not approved by shareholders.

(3)
Includes 262,549 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the Employee Stock Purchase Plan.

(4)
Calculated without taking into account the 262,549 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable upon or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.

(5)	Consists of 1,185,373 shares of common stock available for issuance under the Long-Term Incentive Plan and 123,190 shares of common stock available for issuance under the Employee Stock Purchase Plan.

(6)
The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee was at any time during the 2012 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2012 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Corporation's Board or Executive Compensation Committee. Messrs. Cali, King and Moskovitz, and Ms. Armstrong served on the Executive Compensation Committee during the 2012 fiscal year. None of the Executive Compensation Committee members had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMMITTEE REPORTS
The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.
Annual Report of the Audit Committee
In connection with the audited consolidated financial statements for the period ending December 31, 2012, the Audit Committee (1) reviewed and discussed the audited consolidated financial statements with management, (2) discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants' independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2012 for filing with the Securities and Exchange Commission.
Audit Committee
Douglas R. King, Committee Chair
Walter J. Bishop
Ronald B. Moskovitz
Annual Report of the Executive Compensation Committee
The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.
Executive Compensation Committee
Katharine Armstrong, Committee Chair
Mark L. Cali
Douglas R. King
Ronald B. Moskovitz

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Four wells were constructed in 2012 by San Jose Water Company. For the first two wells, San Jose Water Company received three bids and selected the contractor with the lowest bid, which had a total contract cost of $793,350, to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project and billed the contractor an aggregate of approximately $326,916 in 2012 for such well casing and screen. For the other two wells, San Jose Water Company received four bids and selected the contractor with the lowest bid, which had a total contract cost of $934,173, to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project and billed the contractor an aggregate of approximately $441,307 in 2012 for such well casing and screen.
Two wells are also scheduled to be constructed in 2013. San Jose Water Company received one bid from a contractor which had a total contract cost of $1,109,595 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company will supply well casing and screen to the general contractor for this well project. As of January 31, 2013, Roscoe Moss Manufacturing Company had not yet billed the contractor for such well casing and screen.
George E. Moss, a member of the Board of Directors and beneficial owner of approximately 10.4 percent of SJW Corp.'s outstanding shares, is the Chairman of the Board of Roscoe Moss Manufacturing Company. Mr. Moss along with other members of the Moss family own greater than majority interest in Roscoe Moss Manufacturing Company. Robert A. Van Valer, a member of the Board of Directors of SJW Corp. and beneficial owner of approximately 11.7 percent of SJW Corp.'s outstanding shares, is the President and the beneficial owner of approximately 9.75 percent of the outstanding stock of Roscoe Moss Manufacturing Company.
The Audit Committee reviews related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Corporation's Audit Committee Charter. The Audit Committee evaluates all such transactions and determines whether or not it serves the best interest of the Corporation and its shareholders and whether the relationship should be continued or eliminated. In addition, SJW Corp.'s written Related Party Transactions Policy provides that any request for review submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party's interest. Such policy further provides that when review of a related party transaction is required between regular Audit Committee Meetings, the Audit Committee may do so at a special telephonic committee meeting or by written consent (including by email).
SHAREHOLDER PROPOSALS
Shareholder proposals intended to be presented at next year's annual meeting of shareholders must comply with all applicable requirements of SEC Rule 14a-8 and be received by the Corporation by November 18, 2013 for inclusion in the Corporation's proxy materials relating to that meeting. In addition, for a shareholder proposal to be properly brought before next year's annual meeting by a shareholder (and not pursuant to the SEC Rule 14a-8 for inclusion in the proxy materials), the shareholder must comply with the advance notice and other provisions in our By-Laws. In general, for a shareholder proposal to be timely under such advance notice provision, the proposal must be delivered to the Secretary of the Corporation at its principal executive offices not later than 90 days and no earlier than 120 days prior to the one-year anniversary of this year's annual meeting date.
The proxy solicited by the Board of Directors for the 2014 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 24, 2014.

FORM 10-K
SJW CORP. WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW CORP.'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW CORP., 110 W. TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION'S WEBSITE AT WWW.SJWCORP.COM.
OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for shareholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Suzy Papazian
Corporate Secretary/Attorney
San Jose, California
March 6, 2013

APPENDIX I

SJW CORP.
EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN
AS AMENDED AND RESTATED JANUARY 30, 2013
I.PURPOSE OF THE PLAN
This Amended and Restated SJW Corp. Executive Officer Short-Term Incentive Plan (the “Plan”) is intended to promote the interests of SJW Corp. (the “Company”) and its shareholders by maintaining a compensation program to provide the Company’s executive officers with the opportunity to earn incentive awards that are tied to the achievement of specific performance objectives and that should accordingly qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

The Plan was initially adopted by the Company’s Board of Directors (the “Board”) on January 30, 2008 and approved by the Company’s shareholders at the 2008 Annual Shareholders Meeting. This Amended and Restated Plan was adopted by the Board on January 30, 2013, subject to the approval of the Company’s shareholders at the 2013 Annual Meeting, and shall become effective upon such shareholder approval.

Subject to shareholder approval at the 2013 Annual Meeting, the Amended and Restated Plan will effect the following changes:

(i)    expand and re-confirm the list of financial and non-financial goals that may serve as the performance criteria for the entitlement to bonus payments under the Plan and the list of permissible adjustments that may be made to those goals in assessing performance goal attainment so that those payments may qualify as performance-based compensation not subject to the one million dollar ($1,000,000) limitation on income tax deductibility per executive officer imposed under Section 162(m) of the Code;

(ii)    expand the class of individuals eligible for participation in the Plan;

(iii)    extend the maximum length of any performance period implemented under the Plan from thirty-six (36) months to sixty (60) months;

(iv)    increase the maximum dollar amount payable per participant for performance periods in excess of thirty-six (36) months; and

(v)    effect certain clarifications to assure the continued compliance of the Plan with the requirements of Code Section 409A or any applicable exemption thereunder.

II.    PLAN    STRUCTURE
A.    Bonuses shall be earned under the Plan on the basis of the Company’s performance measured in terms of one or more pre-established performance objectives to be attained over a designated performance period (the “Performance Period”). Each applicable Performance Period under the Plan shall be established by the Plan Administrator and may range in duration from a minimum period of twelve (12) months to a maximum period of sixty (60) months. The initial Performance Period under this Amended and Restated Plan shall be the twelve (12)-month period coincident with the Company’s 2014 fiscal year beginning January 1, 2014 and ending December 31, 2014.

B.    No bonus shall be earned with respect to a particular performance objective unless that performance objective is attained at the minimum threshold level. The Participant may earn a bonus at a dollar amount in excess of the target bonus set for the Participant for a particular Performance Period if the applicable performance objectives for that Performance Period are attained at an above-target level.
C.    The Plan Administrator shall have the discretionary authority to reduce the actual bonus amount payable to any Participant below the amount that would otherwise be payable to that individual based solely on the attained level of the performance objectives for the applicable Performance Period. In no event, however, may the Plan Administrator increase the bonus amount payable to a Participant beyond the maximum bonus amount set for the attained level of performance.
III.    PLAN ADMINISTRATION
A.    The Plan shall be administered by a committee of two or more non-employee members of the Board, each of whom shall qualify as an “outside director” under Code Section 162(m) and Section 1.162-27(e) of the Treasury Regulations thereunder. Such committee in its capacity as administrator of the Plan (the “Plan Administrator”) shall have full power and authority (subject to the express provisions of the Plan) to:
(i)    establish the duration of each Performance Period;
(ii)    select the eligible individuals who are to participate in the Plan for such Performance Period;
(iii)    determine the specific performance objectives for each Performance Period at one or more designated levels of attainment and set the bonus potential for each participant at each corresponding level of attainment;
(iv)    certify the attained level of the applicable performance objectives for the Performance Period and determine, on the basis of that certification, the actual bonus for each participant in an amount not to exceed his or her maximum bonus potential for the certified level of attainment; and
(v)    exercise discretionary authority, when appropriate, to reduce the actual bonus payable to any participant below his or her bonus potential for the level at which the applicable performance objectives for the Performance Period are attained.
B.    The Plan Administrator shall also have full power and authority to interpret and construe the provisions of the Plan and adopt rules and regulations for the administration of the Plan.
C.    Decisions of the Plan Administrator shall be final and binding upon all parties who may have an interest in the Plan or any bonus amount payable under the Plan.
IV.    ELIGIBILITY AND PARTICIPATION
A.    The individuals eligible to participate in the Plan shall be limited to: (i) the executive officers of the Company subject to the short-swing trading provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) other key employees of the Company or its subsidiaries. The Plan Administrator shall have complete discretion in selecting the eligible individuals who are to participate in the Plan for one or more Performance Periods.
B.    An individual selected for participation in the Plan for a Performance Period shall cease to be a participant and shall not be entitled to any bonus payment for that Performance Period if such individual ceases Employee status for any reason prior to the date that Performance Period ends (the “Completion Date”); provided, however, that the following participants shall receive a portion of the actual bonus to which they would otherwise have been entitled pursuant to Articles V and VI, on the basis of the level at which the applicable performance objectives are in fact attained for that Performance Period, had they continued in Employee status through the Completion Date:
(i)    any participant who ceases Employee status prior to the Completion Date by reason of death or Disability;
(ii)    any participant whose Employee status terminates under circumstances entitling that individual to a full or pro-rata bonus pursuant to the express terms of any agreement or arrangement to which that individual and the Company are parties; and
(iii)    any participant whose Employee status terminates under special circumstances that warrant, in the Plan Administrator’s sole discretion, a pro-rated bonus award for that Performance Period.
C.    In no event shall the bonus paid to any participant pursuant to Paragraph IV.B exceed the dollar amount determined by dividing: (i) the actual bonus to which that participant would have become entitled pursuant to Articles V and VI, on the basis of the level at which the applicable performance objectives for the Performance Period are in fact attained, had he or she continued in Employee status through the Completion Date by (ii) a fraction the numerator of which is the number of days such individual remained in active Employee status during that Performance Period and the denominator of which is the total number of days in such Performance Period; provided, however, that a participant covered under subparagraph (ii) of Paragraph IV.B may become entitled, pursuant to the terms of his or her agreement or arrangement with the Company, to the full amount of the bonus earned for the Performance Period on the basis of the level at which the applicable performance objectives are in fact attained.
D.    For purposes of this Article IV, the following definitions shall be in effect:
(i)    A participant shall be deemed to continue in “Employee” status for so long as that individual remains in the employ of the Company or any parent or subsidiary of the Company.
(ii)    A participant shall be deemed to have ceased Employee status by reason of a “Disability” if such cessation of Employee status occurs by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
(iii)    Each corporation (other than the Company) in an unbroken chain of corporations ending with the Company shall be considered to be a “parent” of the Company, provided that each such corporation (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(iv)    Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a “subsidiary” of the Company, provided that each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.
E.    A participant who is absent from active Employee status for a portion of a Performance Period by reason of an authorized leave of absence shall not be deemed to have ceased Employee status during the period of that leave. However, any bonus to which such participant may otherwise become entitled under the Plan for that Performance Period based on the level at which the applicable performance objectives for such Performance Period are in fact attained shall be pro-rated based on the portion of that Performance Period during which that individual is in active working status and not on such leave of absence, unless the Plan Administrator otherwise deems it appropriate under the circumstances to provide that individual with the full bonus that he or she would have earned for that Performance Period, on the basis of the level at which the applicable performance objectives are in fact attained, had there been no leave of absence.
V.    DETERMINATION OF PERFORMANCE GOALS AND POTENTIAL BONUS AMOUNTS
A.    Participants shall be eligible to earn a cash bonus under the Plan for each Performance Period for which one or more performance objectives established by the Plan Administrator for that Performance Period are attained. The Plan Administrator shall, within the first ninety (90) days of each Performance Period or at any time prior thereto, establish the specific performance objectives for that Performance Period. In no event may a performance objective be established at a time when there exists no substantial uncertainty as to its attainment.
B.    For each Performance Period, the performance objectives may be based on one or more of the following criteria: (i) pre-tax or after-tax earnings, profit or net income, (ii) revenue or revenue growth, (iii) earnings per share, (iv) return on assets, capital, shareholder equity or rate base, (v) total shareholder return, (vi) gross or net profit margin, (vii) cash flow, operating cash flow or free cash flow, (viii) approved rate increases, (ix) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation, (x) increases in customer base, (xi) operating income, net operating income or net operating income after recorded tax expense, (xii) operating profit, net operating profit or net operating profit after recorded tax expense, (xiii) operating margin, (xiv) cost reductions or other expense control objectives, (xv) market price of the Common Stock, whether measured in absolute terms or in relationship to earnings or operating income, (xvi) compliance with applicable environmental requirements or applicable regulatory requirements, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) attainment of water industry objectives measured in terms of water quality, service, reliability and efficiency, (xxi) measures of customer satisfaction, (xxii) property purchases or sales, (xxiii) construction goals, (xxiv) plant utilization or capacity, (xxv) litigation or regulatory resolution goals, (xxvi) rate base objectives, (xxvii) credit rating, (xxviii) application approvals, (xxix) economic value added, (xxx) productivity goals, (xxxi) capital budget or capital expenditures and (xxxii) objectives tied to capital growth. Each performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above either in terms of the Corporation’s performance or in relation to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustments or exclusions for one or more of the following items: (a) asset impairments or write-downs; (b) litigation and governmental investigation expenses, and amounts paid with respect to judgments, verdicts and settlements in connection therewith; (c) the effect of changes in tax law, accounting principles, California Public Utility Commission rules and regulations or any other such laws, regulations or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) costs and expenses incurred in connection with mergers and acquisitions; (f) any extraordinary or nonrecurring items; (g) bonus or incentive compensation costs and expenses associated with cash-based awards made under the Plan, the Company’s Long-term Incentive Plan, or other cash-paid bonus or incentive compensation plans or arrangements of the Company or any Parent or Subsidiary, (h) items of income, gain, loss or expense attributable to the operations of any business acquired by the Company or any Parent or Subsidiary or of any joint venture in which the Company or any Parent or Subsidiary participates; (i) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any Parent or Subsidiary or the gain or loss realized upon the sale of any such business or the assets thereof; and (j) the effects of any corporate transaction, such as a merger, consolidation, separation or reorganization.
C.    For each performance objective, the Plan Administrator may establish up to three (3) designated levels of attainment: threshold, target and above-target levels of attainment. At the time the performance objectives for a particular Performance Period are established, the Plan Administrator shall also set the bonus potential for each participant at each of the designated performance levels. Alternatively, the Plan Administrator may establish a linear formula for determining the bonus potential at various points of performance goal attainment. Under no circumstance, however, shall the aggregate bonus potential for any participant for any Performance Period exceed the applicable Maximum Bonus Amount set forth in Paragraph VI.B.
D.    The actual bonuses to be paid for each Performance Period shall be determined by the Plan Administrator on the basis of the level at which each of the performance objectives applicable to that Performance Period is in fact attained. Accordingly, each performance objective shall be measured separately in terms of actual level of attainment and shall be weighted, equally or in such other proportion as the Plan Administrator shall determine at the time such performance objectives are established, in determining the actual bonus payable to each participant for the Performance Period. For example, if four (4) performance objectives are established for the Performance Period and weighted equally, then each of those objectives attained at target level will contribute an amount equal to twenty-five percent (25%) of the total bonus payable to the participant at target level performance, and each objective attained at above-target level will contribute an amount equal to twenty-five percent (25%) of the total bonus payable to the participant at above-target level performance. However, no bonus amount shall be payable with respect any performance objective, unless the specified threshold level for that objective is attained.
E.    The Plan Administrator shall certify in writing the actual level of attainment of each performance objective for the Performance Period before any bonuses are paid for that Performance Period.
F.    The Plan Administrator shall not waive any performance objective applicable to a participant’s bonus potential for a particular Performance Period, except under such circumstances as the Plan Administrator deems appropriate in the event a Change in Control should occur prior to the Completion Date of that Performance Period. For purposes of the Plan, a Change in Control shall have the same definition as set forth in the Company’s Amended and Restated Long-Term Incentive Plan.
VI.    INDIVIDUAL BONUS AWARDS
A.    The actual bonus to be paid to each participant for a particular Performance Period will be determined on the basis of the bonus potential established for that individual at the various levels of attainment designated for each of the performance objectives applicable to that Performance Period. Should the actual level of attainment of any such performance objective be between two of the designated levels, then the participant’s bonus potential will be interpolated on a straight-line basis. In no event shall any participant be awarded a total bonus in excess of the amount determined on the basis of the bonus potential (as so interpolated) established for the particular level at which each of the applicable performance objectives for the Performance Period is in fact attained. However, the Plan Administrator shall have the discretion to reduce or eliminate the bonus that would otherwise be payable with respect to one or more performance objectives based on their certified level of attainment.
B.    The maximum bonus payment under the Plan (the “Maximum Bonus Amount”) that any one participant may receive shall be limited to One Million Dollars ($1,000,000) for each full or partial calendar year included within the applicable Performance Period, up to a maximum award of Five Million Dollars ($5,000,000) for any Performance Period with a maximum duration of sixty (60) months.
C.    Except as otherwise provided in Paragraphs IV.B and C above, no participant shall accrue any right to receive a bonus award under the Plan unless that participant remains in Employee status through the Completion Date of the Performance Period. Accordingly, no bonus payment shall be made to any participant who ceases Employee status prior to the Completion Date, provided, however, that the provisions of Paragraphs IV.B and C shall govern the bonus entitlement of participants whose Employee status terminates under the various circumstances set forth in those provisions.
D.    The actual bonus which a participant earns for a particular Performance Period shall be paid pursuant to the following procedures:
(i)    Within sixty (60) days following the completion of the Performance Period, the Plan Administrator shall meet to certify the actual levels at which the performance objectives for such period have been attained and determine, on the basis of such certified levels of attainment, the actual bonus amount to be paid to each participant for that Performance Period.
(ii)    Within fifteen (15) business days following the completion of such certification and determination process, the actual bonus amount determined for each participant shall be paid, subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.
(iii)    The bonuses earned for each Performance Period shall be paid no later than the first business day of March of the calendar year (the “Post-Performance Year”) immediately following the calendar year in which the Completion Date for that Performance Period occurs. In no event will the bonuses be paid earlier than the first day of the Post-Performance Year, unless an earlier payment date for those bonuses would not otherwise result in adverse tax consequences under Section 409A of the Code. A participant may, however, defer the receipt of his or her bonus payment until separation from service or other designated date through a timely election made under the Company’s Special Deferral Election Plan.
E.    All bonus payments shall be made in cash.
VII.    GENERAL PROVISIONS
A.    This Amended and Restated Plan shall be subject to approval by the Company’s shareholders at the 2013 Annual Meeting and shall become effective on the date such shareholder approval is obtained, with the initial Performance Period to commence under the Amended and Restated Plan on January 1, 2014 and end on December 31, 2014. Should such shareholder approval not be obtained, then the Amended and Restated Plan shall not be implemented, and no bonus awards shall be made under the Plan for fiscal years beginning on or after January 1, 2014.
B.    The Plan and all rights hereunder shall be construed, administered and governed in all respects in accordance with the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
C.    The Plan is intended to comply with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. However, payments to participants for one or more Performance Periods may be structured so as to comply with the "short term deferral exception" to Code Section 409A. Accordingly, for those particular Performance Periods, the provisions of the Plan shall be applied, construed and administered so that payments made for those Performance Periods qualify for such exception, to the maximum extent allowable. However, to the extent the bonus program in effect for any Performance Period is deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A, the provisions of the Plan applicable to that Performance Period shall be applied, construed and administered so that the bonus payments for that Performance Period are made in compliance with the applicable requirements and limitations of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.
D.    The Plan Administrator may at any time amend, suspend or terminate the Plan, provided such action does not adversely affect the rights and interests of participants accrued to date under the Plan or otherwise impair their ability to earn a bonus award based upon the performance objectives established by the Plan Administrator for the then-current Performance Period.
E.    Any amendment or modification of the Plan shall be subject to shareholder approval to the extent required under Code Section 162(m) or other applicable law or regulation.

F.    Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.
G.    The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.
H.    No participant shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law. However, should a participant die before payment is made of the actual bonus to which he or she has become entitled under the Plan, then that bonus shall be paid to the executor or other legal representative of his or her estate.
I.    No amounts accrued or earned under the Plan shall actually be funded, set aside or otherwise segregated prior to actual payment. The obligation to pay the bonuses that actually become due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely and exclusively to the general assets of the Company for payment.

APPENDIX II

SJW CORP.
LONG-TERM INCENTIVE PLAN
AS AMENDED AND RESTATED JANUARY 30, 2013
ARTICLE ONE
GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN
This Amended and Restated Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of SJW Corp., a California corporation, by providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.
The Plan was initially adopted by the Board on March 6, 2002 and approved by the Corporation’s shareholders on April 18, 2002. The Plan was amended and restated by the Board on January 30, 2008 and approved by the Corporation’s shareholders at the 2008 Annual Meeting. This January 2013 Amended and Restated Plan was adopted by the Board on January 30, 2013, subject to the approval of the Corporation’s shareholders at the 2013 Annual Meeting. Accordingly, this January 2013 Amended and Restated Plan shall become effective upon such shareholder approval. All Awards outstanding under the Plan at the time of the Board’s adoption of the January 2013 Amended and Restated Plan shall continue to be governed by the existing terms and provisions of the applicable agreements evidencing those Awards, and nothing in this January 2013 Amended and Restated Plan shall be deemed to affect or modify the existing terms and conditions of those Awards.
Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	STRUCTURE OF THE PLAN
A.The Amended and Restated Plan is hereby divided into a series of separate incentive compensation programs as follows:
•the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,
•the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units, performance shares or other stock-based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, or such shares of Common Stock may be issued as a bonus for services rendered the Corporation (or any Parent or Subsidiary), and
•the Incentive Bonus Program under which eligible persons may, at the discretion of the Plan Administrator, be provided with incentive bonus opportunities through performance unit awards and special cash incentive programs tied to the attainment of pre-established performance milestones.
B.The provisions of Articles One and Five shall apply to all incentive compensation programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN
A.The Executive Compensation Committee shall have sole and exclusive authority to administer the Discretionary Grant, Stock Issuance and Incentive Bonus Programs with respect to Section 16 Insiders. Administration of the Discretionary Grant, Stock Issuance and Incentive Bonus Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Executive Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to such persons.
B.The Executive Compensation Committee may make Awards to any and all non-employee Board members, including members of the Executive Compensation Committee, upon such terms and conditions as the Executive Compensation Committee deems appropriate in its sole discretion or pursuant to one or more formulaic programs which provide for the automatic grant of such Awards in such amounts, at such times and subject to such terms as the Executive Compensation Committee may designate in advance, in each instance subject to the express provisions of the Plan and the limitations of Section V.D of this Article One. The terms and conditions of the Awards may vary among the non-employee Board members on an individual by individual basis or may differ from the terms and conditions in effect for prior Awards made to the non-employee Board members. The Executive Compensation Committee may also implement one or more programs which provide the non-employee Board members with the opportunity to elect on an advance basis to receive specific types of Awards, either on a current or deferred basis, in lieu of retainer or meeting fees otherwise payable to them in cash for their service as non-employee Board members and/or as members of one or more Board committees (or for their service as members of the board of directors of any Parent or Subsidiary or any committee of such board). All discretionary Awards to non-employee Board members authorized by the Executive Compensation Committee and all formulaic programs implemented by the Executive Compensation Committee for such Board members shall be subject to approval and ratification by a majority of the Board. Outstanding Awards under the special incentive compensation programs previously established for the non-employee Board members under the Plan, namely, the Deferral Election Program and the Deferred Restricted Stock Program (each as amended as of December 6, 2007), shall continue in full force and effect in accordance with their existing terms and conditions, and nothing in this January 2013 Amended and Restated Plan shall be deemed to affect or modify the existing terms and conditions of those Awards. In addition, the non-employee Board members shall continue to have the opportunity to make an annual deferral election with respect to their retainer and meeting fees for each upcoming year of service on the Board or any Board Committee pursuant to the provisions of the Deferral Election Program as amended December 6, 2007 and to earn an investment return on their deferred fees.
C.Members of the Executive Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee.
D.Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant, Stock Issuance and Incentive Bonus Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant, Stock Issuance and Incentive Bonus Programs under its jurisdiction or any Award thereunder.
E.Service as a Plan Administrator by the members of the Executive Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Executive Compensation Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

IV.	ELIGIBILITY
A.The persons eligible to participate in the Plan are as follows:
(i)Employees,
(ii)non-employee members of the Board or the board of directors of any Parent or Subsidiary, and
(iii)consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).
B.The Plan Administrator shall have full authority to determine, (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the time or times when the Award is to become exercisable, the vesting schedule (if any) applicable to the Award, the maximum term for which such Award is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option; (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the form in which the Awards are to be made, the number of shares subject to each such Award, the vesting and issuance schedules applicable to the shares which are the subject of such Award, the cash consideration (if any) payable for those shares and the form (cash or shares of Common Stock) in which the Award is to be settled; and (iii) with respect to Awards under the Incentive Bonus Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the form in which the Awards are to be made, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such Award that vests and the form (cash or Common Stock) in which the Award is to be settled.
C.The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Grant Program, to effect stock issuances and other stock-based awards in accordance with the Stock Issuance Program and to grant incentive bonus awards in accordance with the Incentive Bonus Program.

V.	STOCK SUBJECT TO THE PLAN
A.The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The total number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed one million eight hundred thousand (1,800,000) shares1.
B.The maximum number of shares of Common Stock that may be issued from the authorized share reserve under Section V.A above pursuant to Incentive Options granted under the Plan after December 31, 2012 shall be limited to one million five hundred twelve thousand four hundred sixty-six (1,512,466) shares.
C.Each person participating in the Plan shall be subject to the following limitations:
•For Awards denominated in shares of Common Stock (whether payable in Common Stock, cash or a combination of both), the maximum number of shares of Common Stock for which such Awards may be made in the aggregate to such person in any calendar year shall not exceed six hundred thousand (600,000) shares of Common Stock in the aggregate, and
__________________
1 As of January 1, 2013, 327,093 shares of Common Stock were subject to outstanding Awards, 287,534 shares had been issued in settlement of Awards made under the Plan and 1,185,373 shares were available for future Awards.

•For Awards denominated in cash (whether payable in cash, Common Stock or a combination of both), the maximum dollar amount for which such Awards may be made in the aggregate to such person shall not exceed one million dollars ($1,000,000.00) for each full or partial calendar year within the applicable service or performance measurement period (not to exceed five calendar years).
D.The maximum number of shares of Common Stock for which Awards may be made to any one non-employee Board member shall not exceed in the aggregate four thousand (4,000) shares per calendar year, except that such limit shall be increased to ten thousand (10,000) shares for the year in which the non-employee Board member is first appointed or elected to the Board.
E.Shares of Common Stock subject to outstanding Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards. Unvested shares issued under the Plan and subsequently forfeited or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option. Upon the exercise of any stock appreciation right under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised, and not by the net number of shares actually issued by the Corporation upon such exercise. If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise, vesting or settlement of an Award, then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the gross number of shares issuable under such Award at the time of exercise, vesting or settlement, calculated in each instance prior to any such share withholding.
F.Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options granted under the Plan, (iii) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Plan per calendar year, (iv) the maximum number and/or class of securities for which a non-employee Board member may be granted Common Stock-denominated Awards under the Plan in any one calendar year, (v) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (vi) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (vii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock and (viii) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and such adjustments shall be final, binding and conclusive. In the event of a Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of the Plan governing Change in Control transactions.
G.Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO
DISCRETIONARY GRANT PROGRAM

I.	OPTION TERMS
Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.
A.Exercise Price.
1.The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.
2.The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:
(i)cash or check made payable to the Corporation,
(ii)shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,
(iii)shares of Common Stock otherwise issuable under the option but withheld by the Corporation in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the exercise date, and
(iv)to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide instructions to: (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.
Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
B.Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.
C.Effect of Termination of Service.

1.The following provisions shall govern the exercise of any options granted pursuant to the Discretionary Grant Program that are outstanding at the time of the Optionee’s cessation of Service or death:
(i)Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.
(ii)Any option held by the Optionee at the time of the Optionee’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.
(iii)Should the Optionee’s Service be terminated for Cause or should the Optionee otherwise engage in conduct constituting grounds for a termination for Cause while holding one or more outstanding options granted under this Article Two, then all of those options shall terminate immediately and cease to be outstanding.
(iv)During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable; provided, however, that one or more options under the Discretionary Grant Program may be structured so that those options continue to vest in whole or part during the applicable post-Service exercise period. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.
2.The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:
(i)extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term,
(ii)include an automatic extension provision whereby the specified post-Service exercise period in effect for any option granted under this Article Two shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option, and/or
(iii)permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.
D.Shareholder Rights. The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E.Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.
F.Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions:
(i)Incentive Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.
(ii)Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime through a gratuitous transfer or domestic relations order to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or such Family Members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.
(iii)Beneficiary Designations. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS
The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.
A.Eligibility. Incentive Options may only be granted to Employees.
B.Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of one hundred thousand dollars ($100,000).
To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

C.10% Shareholder. If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.	STOCK APPRECIATION RIGHTS
A.Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.
B.Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).
C.Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.
1.One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.
2.Any distribution to which the Optionee becomes entitled upon the exercise of a Tandem Right may be made in (i) shares of Common Stock valued at Fair Market Value on the option surrender date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award agreement.
D.Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:
1.One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-alone Right not tied to any underlying option under this Discretionary Grant Program. The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date.
2.Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.
3.The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.
4.Stand-alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except for an assignment in the form of a gratuitous transfer or pursuant to domestic relations order to one or more Family Members of the holder or to a trust established for the holder and/or one or more such Family Members. In addition, one or more beneficiaries may be designated for an outstanding Stand-alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.
5.The distribution with respect to an exercised Stand-alone Right may be made in (i) shares of Common Stock valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award agreement.
6.The holder of a Stand-alone Right shall have no shareholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right.
E.Post-Service Exercise. The provisions governing the exercise of Tandem and Stand-alone Rights following the cessation of the recipient’s Service shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program, and the Plan Administrator’s discretionary authority under Section I.C.2 of this Article Two shall also extend to any outstanding Tandem or Stand-alone Appreciation Rights.

IV.	CHANGE IN CONTROL
A.In the event of an actual Change in Control transaction, each outstanding Award under the Discretionary Grant Program shall automatically accelerate and become exercisable, immediately prior to the effective date of that Change in Control, as to all the shares of Common Stock at the time subject to such Award, unless (i) such Award is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such Award is to be replaced with a cash retention program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares as to which the Award is not otherwise at that time exercisable and provides for the subsequent vesting and payout of that spread in accordance with the same exercise/vesting schedule in effect for that Award or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator. No such cash retention program shall be established for any Award under the Discretionary Grant Program, whether granted before or after the date the Board adopted this January 2013 amendment and restatement of the Plan, to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder. Notwithstanding the foregoing, any Award outstanding under the Discretionary Grant Program on the date of such Change in Control shall be subject to cancellation and termination, without cash payment or other consideration due the Award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control (or any earlier date specified in the definitive agreement for the Change in Control transaction) is less than the per share exercise or base price in effect for such Award and that Award is not otherwise to be assumed or continued in effect by the successor corporation (or parent thereof).
B.All outstanding repurchase rights under the Discretionary Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.
C.Immediately following the consummation of the Change in Control, all outstanding Awards made under the Discretionary Grant Program of this Amended and Restated Plan shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or are otherwise continued in effect pursuant to the terms of the Change in Control transaction.
D.Each Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price per share in effect under each outstanding Award, provided the aggregate exercise or base price in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan (iii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options granted under the Plan, (iv) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Plan per calendar year, (v) the maximum number and/or class of securities for which a non-employee Board member may be granted Common Stock-denominated Awards under the Plan in any one calendar year, (vi) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (vii) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (viii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock and (ix the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Discretionary Grant Program and with the Plan Administrator’s approval, substitute, for the securities underlying those assumed or continued Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange or market.
E.The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall, immediately prior to the effective date of an actual Change in Control transaction, become exercisable as to all the shares of Common Stock at the time subject to those Awards and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed or replaced in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall terminate immediately prior to the effective date of an actual Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.
F.The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall become exercisable as to all the shares of Common Stock at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control transaction in which those Awards do not otherwise fully accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.
G.The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable one hundred thousand dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-statutory Option under the Federal tax laws.

V.	PROHIBITION ON REPRICING PROGRAMS
Except in connection with the adjustments specifically authorized by Section V.F. of Article One, the Plan Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise prices per share in excess of the then current Fair Market Value per share of

Common Stock for consideration payable in cash, equity securities of the Corporation or in the form of any other Award under the Plan, except in connection with a Change in Control transaction, or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without in each such instance obtaining shareholder approval.
ARTICLE THREE
STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS
Shares of Common Stock may be issued under the Stock Issuance Program pursuant to restricted stock awards that vest in one or more increments over a designated period of Service. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards. Each Award under the Stock Issuance Program shall be evidenced by an Award Agreement which complies with the terms specified below.
A.Issue Price/Consideration.
1.Shares may be issued for a cash consideration per share fixed by the Plan Administrator at the time of the Award, but in no event shall such cash consideration be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the Award date.
2.Shares of Common Stock may also be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:
(i)past services rendered to the Corporation (or any Parent or Subsidiary); or
(ii)any other valid consideration under the State in which the Corporation is at the time incorporated.
B.Vesting Provisions.
1.Shares of Common Stock issued under the Stock Issuance Program may, at the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over the Participant’s period of continued Service or upon the attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Award Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals and/or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards, including (without limitation) a deferred distribution date following the termination of the Participant’s Service. Notwithstanding the foregoing, the following limitations shall apply with respect to the vesting schedules established for the Awards made under the Stock Issuance Program, subject to the acceleration provisions in Paragraphs B.6 and B.7 below and Section II of this Article Three:
(i)for any such Award which is to vest on the basis of Service, the minimum vesting period shall be three (3) years, with the rate of vesting over that period to be determined by the Plan Administrator; and

(ii)for any such Award which is to vest on the basis of performance objectives, the performance period shall have a duration of at least one year.
The foregoing minimum vesting requirements shall not be applicable to any Awards made under the Stock Issuance Program to an individual who is at the time of such Award serving solely in the capacity of a non-employee Board member; provided, however, that any Award made under the Stock Issuance Program to such non-employee Board member must have a minimum vesting period of at least one year or (if earlier) the date of the next annual shareholders meeting following the date of such Award, with no greater than monthly pro-rated vesting over that period.
2.The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award.
3.Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator may deem appropriate. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.
4.The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares, subject to any applicable vesting requirements. The Participant shall not have any shareholder rights with respect to the shares of Common Stock subject to a performance share award or restricted stock unit award until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding performance share or restricted stock unit Awards, subject to such terms and conditions as the Plan Administrator may deem appropriate; provided, however, that no such dividend-equivalent units relating to Awards subject to performance-vesting conditions shall vest or otherwise become payable prior to the time the underlying Award (or portion thereof to which such dividend-equivalents units relate) vests upon the attainment of the applicable performance goals and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award.
5.Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.
6.The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of

Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s cessation of Service by reason of death or Permanent Disability or as otherwise provided in Section II of this Article Three.
7.Outstanding performance shares or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those Awards, if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Awards of performance shares or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s cessation of Service by reason of death or Permanent Disability or as otherwise provided in Section II of this Article Three.
8.The following additional requirements shall be in effect for any performance shares awarded under this Article Three:
(i)At the end of the performance period, the Plan Administrator shall determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.
(ii)The performance shares that so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Plan Administrator at the time the performance shares are initially awarded or for the period designated by the Participant pursuant to a timely-filed deferral election made in accordance with the applicable requirements of Code Section 409A.
(iii)Performance shares that vest may be paid in (a) cash, (b) shares of Common Stock or (c) any combination of cash and shares of Common Stock, as specified in the applicable Award Agreement.
(iv)Performance shares may also be structured so that the shares are convertible into shares of Common Stock, but the rate at which each performance share is to so convert shall be based on the attained level of performance for each applicable performance objective.

II.	CHANGE IN CONTROL
A.Each Award outstanding under the Stock Issuance Program on the effective date of a Change in Control transaction may be (i) assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction or (ii) replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payment of that value in accordance with the same vesting and payment schedules in effect for those shares at the time of such Change in Control. To the extent any such Award is at the time of such Change in Control transaction subject to performance-vesting requirements tied to the attainment of one or more specified performance goals and the Plan Administrator does not at that time provide otherwise, those performance-vesting requirements shall upon the assumption, continuation or replacement of that Award be cancelled, and such Award shall thereupon be converted into a Service-vesting Award, based on an assumed attainment of the applicable performance goals at target level, that will vest in one or more increments over the Service-vesting period in effect for that Award immediately prior to the effective date of the Change in Control.

B.Each Award so assumed or continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange or market.
C.If an Award outstanding under the Stock Issuance Program on the effective date of a Change in Control transaction is not assumed or otherwise continued in effect or replaced with a cash retention program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payment of that value in accordance with the same vesting and payment schedules in effect for those shares at the time of such Change in Control, then such Award shall vest immediately prior to the effective date of that Change in Control, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares in accordance with the terms of the applicable Award Agreement, unless such accelerated vesting is precluded by other limitations imposed in the Award Agreement.
D.The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest in whole or in part immediately prior to the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction.
E.The Plan Administrator’s authority under Paragraph D of this Section II shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph D of this Section II may result in their loss of performance-based status under Code Section 162(m).
F.All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent (i) the Awards to which those repurchase rights are to be assumed by the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction, (ii) those Awards are to be replaced with a cash retention program of the successor corporation which preserves, for each such Award, the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payment of that value in accordance with the same vesting and payment schedules in effect for those shares at the time of such Change in Control or (iii) such accelerated vesting is precluded by other limitations imposed in the applicable Award Agreement.
ARTICLE FOUR
INCENTIVE BONUS PROGRAM

I.	INCENTIVE BONUS TERMS
The Plan Administrator shall have full power and authority to implement one or more of the following incentive bonus programs under the Plan:

(i)cash incentive awards (“Cash Awards”),
(ii)performance unit awards (“Performance Unit Awards”), and
(iii)dividend equivalent rights (“DER Awards”)
A.Cash Awards. The Plan Administrator shall have the discretionary authority under the Plan to make Cash Awards which are to vest in one or more installments over the Participant’s period of continued Service with the Corporation or upon the attainment of specified performance goals. Each such Cash Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.
1.The elements of the vesting schedule applicable to each Cash Award shall be determined by the Plan Administrator and incorporated into the Award Agreement.
2.The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Cash Awards so that those Awards shall vest upon the achievement of pre-established corporate performance objectives based upon one or more Performance Goals.
3.Outstanding Cash Awards shall automatically terminate, and no cash payment or other consideration shall be due the holders of those Awards, if the performance goals or Service requirements established for the Awards are not attained or satisfied. The Plan Administrator may in its discretion waive the cancellation and termination of one or more unvested Cash Awards which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Awards. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Cash Award as to which the waiver applies. Such wavier may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to awards which were intended, at the time those awards were made, to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s cessation of Service by reason of death or Permanent Disability or as otherwise provided in Section II of this Article Four.
4.Cash Awards which become due and payable following the attainment of the applicable performance goals or satisfaction of the applicable Service requirement (or the waiver of such goals or Service requirement) may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as specified in the Award Agreement.
B.Performance Unit Awards. The Plan Administrator shall have the discretionary authority to make Performance Unit Awards in accordance with the terms of this Article Four. Each such Performance Unit Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.
1.A Performance Unit shall represent either (i) a unit with a dollar value tied to the level at which pre-established performance objectives based on one or more Performance Goals are attained or (ii) a participating interest in a special bonus pool tied to the attainment of pre-established performance objectives based on one or more Performance Goals. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each Performance Unit which becomes due and payable upon the attained level of performance shall be determined by dividing the amount of the resulting bonus pool (if any) by the total number of Performance Units issued and outstanding at the completion of the applicable performance period.
2.Performance Units may also be structured to include a Service requirement which the Participant must satisfy following the completion of the performance period in order to vest in the Performance Units awarded with respect to that performance period.

3.Performance Units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable Service requirement may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as specified in the Award Agreement.
4.The Plan Administrator may in its discretion waive the cancellation and termination of one or more unvested Performance Units which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Awards. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Performance Units as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to Performance Unit Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s cessation of Service by reason of death or Permanent Disability or as otherwise provided in Section II of this Article Four.
C.DER Awards. The Plan Administrator shall have the discretionary authority to make DER Awards in accordance with the terms of this Article Four. Each such DER Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.
1.The DER Awards may be made as stand-alone awards or in tandem with other Awards made under the Plan. The term of each such DER Award shall be established by the Plan Administrator at the time of grant, but no DER Award shall have a term in excess of ten (10) years.
2.Each DER shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of Common Stock), which is made per issued and outstanding share of Common Stock during the term the DER remains outstanding. A special account on the books of the Corporation shall be maintained for each Participant to whom a DER Award is made, and that account shall be credited per DER with each such dividend or distribution made per issued and outstanding share of Common Stock during the term of that DER remains outstanding.
3.Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding share of Common Stock or may be deferred for a period specified by the Plan Administrator at the time the DER Award is initially made or designated by the Participant pursuant to a timely-filed deferral election made in accordance with Code Section 409A.
4.Payment may be paid in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as specified in the Award Agreement. If payment is to be made in the form of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as the Plan Administrator shall determine.
5.The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more DER Awards so that those Awards shall vest only after the achievement of pre-established performance objectives based upon one or more Performance Goals.

II.	CHANGE IN CONTROL
A.The Plan Administrator shall have the discretionary authority to structure one or more Awards under this Article Four so that those Awards shall automatically vest in whole or in part immediately prior to the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s

Service by reason of an Involuntary Termination within a designated period following the effective date of such Change in Control. To the extent any such Award is, at the time of such Change in Control, subject to performance vesting upon the attainment of one or more specified performance goals and the Plan Administrator does not at that time provide otherwise, the performance vesting condition shall automatically be cancelled on the effective date of such Change in Control, and such Award shall thereupon be converted into a Service-vesting Award, based on an assumed attainment of each applicable performance goal at target level, that will vest in one or more increments over the Service-vesting schedule in effect for that Award immediately prior to the Change in Control.
B.The Plan Administrator’s authority under Paragraph A of this Section II shall also extend to any Awards under this Article Four that are intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to such Paragraph A may result in their loss of performance-based status under Code Section 162(m).
ARTICLE FIVE
MISCELLANEOUS

I.	DEFERRED COMPENSATION
A.The Plan Administrator may, in its sole discretion, structure one or more Awards under the Stock Issuance or Incentive Bonus Programs so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.
B.To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-one share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.
C.To the extent there is any ambiguity as to whether any provision of any Award made under the Plan that is deemed to constitute a deferred compensation arrangement under Code Section 409A would otherwise contravene one or more requirements or limitations of such Code Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

II.	TAX WITHHOLDING
A.The Corporation’s obligation to deliver shares of Common Stock upon the exercise, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.
B.The Plan Administrator may, in its discretion, structure one or more Awards so that shares of Common Stock may be used as follows to satisfy all or part of the Withholding Taxes to which such holders of those Awards may become subject in connection with the exercise, vesting or settlement of those Awards:
1.Stock Withholding: The Corporation may be provided with the right to withhold, from the shares of Common Stock otherwise issuable upon the exercise, vesting or settlement of such Award, a portion of those shares with an aggregate Fair Market Value equal to the applicable Withholding Taxes. The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

2.Stock Delivery: The Award holder may be provided with the right to deliver to the Corporation, at the time of the exercise, vesting or settlement of such Award, one or more shares of Common Stock previously acquired by such individual with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the individual. The shares of Common Stock so delivered shall neither reduce the number of shares of Common Stock authorized for issuance under the Plan nor be added to the number of shares of Common Stock authorized for issuance under the Plan.

III.	SHARE ESCROW/LEGENDS
Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

IV.	TERM OF THE PLAN AND EFFECT OF RESTATEMENT
A.The Plan shall terminate upon the earliest to occur of (i) April 23, 2023,2 (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control. Should the Plan terminate on April 23, 2023, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.
B.The Amended and Restated Plan will, upon the approval of the Corporation’s shareholders at the Annual Meeting, effect the following modifications to the provisions of the Plan in effect immediately prior to such amendment and restatement:
(i)expand and re-confirm the list of financial and non-financial goals that may serve as the performance criteria for the vesting of Awards and the list of permissible adjustments that may be made to such goals in assessing performance goal attainment so that those Awards may qualify as performance-based compensation not subject to the one million dollar ($1,000,000) limitation on income tax deductibility per executive officer imposed under Code Section 162(m);
(ii)clarify the treatment of performance-vesting awards in connection with a Change in Control transaction;
(iii)impose a limitation on the maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Options;
(iv)specify the minimum vesting requirements for Awards made to the non-employee Board members;
(v)effect appropriate revisions so as to allow the Plan to continue to comply with the applicable requirements of Code Section 409A; and
(vi)extend the term of the Plan until April 23, 2023.
C.Should the Corporation's shareholders not approve the Amended and Restated Plan at the Annual Meeting, then the modification to the terms of the Plan described in subparagraphs (i), (iii) and (vi) of Section IV.B. of this Article Five shall not be implemented.
________________________
2If this January 2013 Amendment and Restatement is not approved by the Corporation's shareholders at the 2013 Annual Meeting, then the expiration date of the Plan will remain April 29, 2018.

V.	AMENDMENT OF THE PLAN
A.The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects; provided, however, that shareholder approval shall be required for any amendment to the Plan which materially increases the number of shares of Common Stock authorized for issuance under the Plan (other than pursuant to Section V.F of Article One), materially expands the class of individuals eligible to participate in the Plan, expands the types of awards which may be made under the Plan or extends the term of the Plan or to the extent such shareholder approval may otherwise be required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.
B.Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by shareholder approval of an amendment of the Plan authorizing such increase. If such shareholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

VI.	USE OF PROCEEDS
Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VII.	REGULATORY APPROVALS
A.The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise or vesting of any Award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.
B.No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.

VIII.	NO EMPLOYMENT/SERVICE RIGHTS
Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX
The following definitions shall be in effect under the Plan:
A.Annual Meeting shall mean the 2013 annual meeting of the Corporation’s shareholders.
B.Award shall mean any of the following awards authorized for issuance or grant under the Plan: stock options, stock appreciation rights, direct stock issuances, restricted stock or restricted stock unit awards, performance shares, performance units, dividend-equivalent rights and cash incentive awards.
C.Award Agreement shall mean the agreement(s) between the Corporation and the Optionee or Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time
D.Board shall mean the Corporation’s Board of Directors.
E.Cause shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
•Cause shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
•In the absence of any other Cause definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), an individual’s termination of Service shall be deemed to be for Cause if such termination occurs by reason his or her commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.
F.Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
•Change in Control shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
•In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
(i)the acquisition, directly or indirectly, by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under control with the Corporation or an employee benefit plan maintained by the Corporation or such person, of beneficial ownership (as defined in Rule 13d-3 of the 1934 Act) of securities of the Corporation that results in such person or related group of persons beneficially owning securities representing thirty percent (30%) or more of the combined voting power of the Corporation’s then-outstanding securities;
(ii)a merger, recapitalization, consolidation, or other similar transaction to which the Corporation is a party, unless securities representing at least fifty percent (50%) of the combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction;
(iii)a sale, transfer or disposition of all or substantially all of the Corporation’s assets, unless securities representing at least fifty percent (50%) of the combined voting power of the then-outstanding securities of the entity acquiring the Corporation’s assets or parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction;
(iv)a merger, recapitalization, consolidation, or other transaction to which the Corporation is a party or the sale, transfer or other disposition of all or substantially all of the Corporation’s assets if, in either case, the members of the Board immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Corporation’s assets, as the case may be, or a parent thereof (for this purpose, any change in the composition of the Board that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or
(v)a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;
provided, however, that no Change in Control shall be deemed to occur for purposes of this Plan if the result of the transaction is to give more ownership or control of the Corporation to any person or related group of persons who held securities representing more than thirty percent (30%) of the combined voting power of the Corporation's outstanding securities as of March 3, 2003.
G.Code shall mean the Internal Revenue Code of 1986, as amended.
H.Common Stock shall mean the Corporation’s common stock.
I.Corporation shall mean SJW Corp., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of SJW Corp. which has by appropriate action assumed the Plan and the outstanding Awards thereunder.
J.Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.
K.Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
L.Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.
M.Executive Compensation Committee shall mean the Executive Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

N.Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular hours trading on the New York Stock Exchange (or any other national securities exchange or market on which the Common Stock is at the time primarily traded) on the date in question. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the selling price at the close of regular hours trading on the last preceding date for which such quotation exists.
O.Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
P.Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
•Good Reason shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
•In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean an individual’s voluntary resignation following (i) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties, responsibilities or authority, (ii) a material diminution in the duties, responsibilities or authority of the person to whom such individual reports, (iii) a material reduction in such individual’s level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), with a reduction of more than fifteen percent (15%) to be deemed material for such purpose, or (iv) a material relocation of such individual’s place of employment, with a relocation of more than fifty (50) miles to be deemed material for such purpose, provided, however, that a resignation for Good Reason may be effected only after (a) the individual provides written notice to the Corporation of the event or transaction constituting grounds for such resignation within sixty (60) days after the occurrence of that event or transaction and (b) the Corporation fails to take the requisite remedial action with respect to such event or transaction within thirty (30) days after receipt of such notice.
Q.Incentive Bonus Program shall mean the incentive bonus program in effect under Article Four of the Plan.
R.Incentive Option shall mean an option which satisfies the requirements of Code Section 422.
S.Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:
(i)such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than for Cause, or
(ii)such individual’s voluntary resignation for Good Reason.
T.1934 Act shall mean the Securities Exchange Act of 1934, as amended.
U.Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.
V.Optionee shall mean any person to whom an option is granted under the Discretionary Grant Program.

W.Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
X.Participant shall mean any person who is issued an Award under either the Stock Issuance Program or the Incentive Bonus Program.
Y.Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of Awards made to the non-employee Board members, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
Z.Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) pre-tax or after-tax earnings, profit or net income, (ii) revenue or revenue growth, (iii) earnings per share, (iv) return on assets, capital, shareholder equity or rate base, (v) total shareholder return, (vi) gross or net profit margin, (vii) cash flow, operating cash flow or free cash flow, (viii) approved rate increases, (ix) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation, (x) increases in customer base, (xi) operating income, net operating income or net operating income after recorded tax expense, (xii) operating profit, net operating profit or net operating profit after recorded tax expense, (xiii) operating margin, (xiv) cost reductions or other expense control objectives, (xv) market price of the Common Stock, whether measured in absolute terms or in relationship to earnings or operating income, (xvi) compliance with applicable environmental requirements or applicable regulatory requirements, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) attainment of water industry objectives measured in terms of water quality, service, reliability and efficiency, (xxi) measures of customer satisfaction, (xxii) property purchases or sales, (xxiii) construction goals, (xxiv) plant utilization or capacity, (xxv) litigation or regulatory resolution goals, (xxvi) rate base objectives, (xxvii) credit rating, (xxviii) application approvals, (xxix) economic value added, (xxx) productivity goals, (xxxi) capital budget or capital expenditures and (xxxii) objectives tied to capital growth. Each performance criteria may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above either in terms of the Corporation’s performance or in relation to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustments or exclusions for one or more of the following items: (a) asset impairments or write-downs; (b) litigation and governmental investigation expenses, and amounts paid with respect to judgments, verdicts and settlements in connection therewith; (c) the effect of changes in tax law, accounting principles, California Public Utility Commission rules and regulations or any other such laws, regulations or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) costs and expenses incurred in connection with mergers and acquisitions; (f) any extraordinary or nonrecurring items; (g) bonus or incentive compensation costs and expenses associated with cash-based awards made under the Plan, the Corporation’s Executive Officer Short-Term Incentive Plan, or other cash-paid bonus or incentive compensation plans or arrangements of the Corporation or any Parent or Subsidiary, (h) items of income, gain, loss or expense attributable to the operations of any business acquired by the Corporation or any Parent or Subsidiary or of any joint venture in which the Corporation or any Parent or Subsidiary participates; (i) items of income, gain, loss or expense attributable to one or more business operations divested by the Corporation or any Parent or Subsidiary or the gain or loss realized upon the sale of any such business or the assets thereof; and (j) the effects of any corporate transaction, such as a merger, consolidation, separation or reorganization.

AA.    Plan shall mean the Corporation’s Long-Term Incentive Plan, as amended and restated as set forth in this document.
BB.    Plan Administrator shall mean the particular entity, whether the Executive Compensation Committee, the Board or the Secondary Board Committee, which is authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.
CC.    Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.
DD.    Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.
EE.    Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.
FF.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Market or the New York Stock Exchange.
GG.    Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.
HH.    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
II.    10% Shareholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).
JJ.    Withholding Taxes shall mean the applicable federal and state income and employment withholding taxes to which the holder of an Award under the Plan may become subject in connection with the exercise, vesting or settlement of that Award.

SJW CORP.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held on April 24, 2013, and the accompanying proxy statement, and appoints W. Richard Roth and James P. Lynch, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Corp. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of SJW Corp. to be held on April 24, 2013, at 9:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
Continued and to be signed on the reverse side.

NAME:	CONTROL #:	SHARES:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS  ☒.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Form of Proxy and the Annual Report for the year ended on December 31, 2012 are available at
http://www.rrdezproxy.com/2013/SJWCorp/

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SJW CORP.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors

		NOMINEES:
☐	For All	01	K. Armstrong

☐	Withhold All	02	W. J. Bishop

☐	For All Except	03	M. L. Cali

		04	D. R. King

		05	R. B. Moskovitz

		06	G. E. Moss

		07	W. R. Roth

		08	R. A. Van Valer

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:

	FOR	AGAINST	ABSTAIN

2. To approve the Amended and Restated Executive Officer Short-Term Incentive Plan.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

3. To approve the Amended and Restated Long-Term Incentive Plan.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

4. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2013.	☐	☐	☐

NOTE: Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date